    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 2000


                                                      REGISTRATION NO. 333-45086

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                               DOUBLETWIST, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                              7372                             94-3175560
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                               DOUBLETWIST, INC.
                        1999 HARRISON STREET, SUITE 1100
                               OAKLAND, CA 94612
                                 (510) 628-0100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                                 JOHN D. COUCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               DOUBLETWIST, INC.
                        1999 HARRISON STREET, SUITE 1100
                               OAKLAND, CA 94612
                                 (510) 628-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        STEPHEN C. FERRUOLO, ESQ.                            BRUCE CZACHOR, ESQ.
   HELLER EHRMAN WHITE & MCAULIFFE LLP                       SHEARMAN & STERLING
     4250 EXECUTIVE SQUARE, 7TH FLOOR                   1550 EL CAMINO REAL, SUITE 100
            LA JOLLA, CA 92037                               MENLO PARK, CA 94025
              (858) 450-8400                                    (650) 330-2200

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)            PER SHARE(2)         OFFERING PRICE(2)      REGISTRATION FEE(3)
Common stock, $0.01 par
  value.....................        5,750,000                 $15.00               $86,250,000               $22,770



(1) Includes 750,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.



(3) Amount previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 2000


PROSPECTUS


                                5,000,000 SHARES


                                 [COMPANY LOGO]

                                  COMMON STOCK

          ------------------------------------------------------------


This is our initial public offering of shares of common stock. We are offering 5,000,000 shares. No public market currently exists for our shares. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "DBLT."



    INVESTING IN OUR SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 7.


                                                                 Per
                                                                Share       Total
                                                              ---------   ---------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds, before expenses, to DoubleTwist...................  $           $


We have granted the underwriters a 30-day option to purchase up to an aggregate of 750,000 additional shares of common stock to cover over-allotments, if any.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on
or about             , 2000.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

         DAIN RAUSCHER WESSELS

                   THOMAS WEISEL PARTNERS LLC


                            FIDELITY CAPITAL MARKETS
                                            a division of National Financial
                                                      Services LLC

                               TABLE OF CONTENTS


                                            PAGE
                                          --------
Prospectus Summary......................      3
Risk Factors............................      7
Special Note Regarding Forward-Looking
  Statements............................     18
Use of Proceeds.........................     19
Dividend Policy.........................     19
Capitalization..........................     20
Dilution................................     21
Selected Consolidated Financial Data....     23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     24



Business................................     32
Management..............................     47
                                            PAGE
                                          --------
Related Party Transactions..............     57
Principal Stockholders..................     59
Description of Capital Stock............     62
Shares Eligible for Future Sale.........     65
Underwriting............................     67
Legal Matters...........................     70
Experts.................................     70
Where You Can Find Additional
  Information...........................     70
Index to Consolidated Financial
  Statements............................    F-1


                            ------------------------

                             ABOUT THIS PROSPECTUS


    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THE OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                               DOUBLETWIST, INC.


    We are a leading provider of genomic information and bioinformatics tools to the life sciences industry. Our mission is to empower life scientists by simplifying and accelerating genomic research. Our customers include pharmaceutical and biotechnology companies and research institutions, such as Bristol-Myers Squibb Company, Merck & Co., Inc., Chiron Corporation, Genaissance Pharmaceuticals, Inc., Affymetrix, Inc., Hitachi, Ltd., E.I. du Pont de Nemours and Company, Monsanto Company, Grupo Estudios Multicentricos en Argentina (GEMA) and R.W. Johnson Pharmaceutical Research Institute.


INDUSTRY BACKGROUND


    Advances in understanding the role of genes in human health and new technologies for interpreting genomic information are expected to improve medical treatment by facilitating the development of drugs that target the biological roots of disease. As a first step in determining the role of genes in health and disease, several public and private organizations are engaged in generating large amounts of genomic information by decoding the sequence of nucleotides, chemical subunits of genetic material, in the genomes of a number of organisms, including the human genome. One of the most prominent endeavors in genomic research is the Human Genome Project, an international research effort designed to determine the complete sequence of the human genome and discover all human genes. The sequencing process and associated research have generated an enormous amount of raw data. Identifying and predicting the function of genes within this raw sequence data is critical to discovering potential new drugs and developing technologies for identifying diseases and other conditions.



    Bioinformatics, the application of information technology to the life sciences industry, has become a crucial technology for managing and analyzing genomic information and for accelerating the drug discovery process.


INDUSTRY CHALLENGES

    The life sciences industry faces significant challenges before it can capitalize on the enormous amounts of data generated by the Human Genome Project and similar efforts. These challenges include:


    - a rapidly growing amount of genomic information, which often contains errors, is often unorganized, incomplete and poorly annotated, and has no single point of access;



    - difficulty integrating the growing amount of public data with proprietary or licensed data in a secure environment; and



    - scarce bioinformatics specialists and the lack of easy-to-use analysis tools for the life scientist.



    We believe there is a significant market need for an advanced, cost-effective bioinformatics research environment that integrates multiple sources of data, and which life scientists can securely access and easily use.


OUR SOLUTION


    We provide a powerful, secure and comprehensive online research environment, which includes genomic information and bioinformatics tools. We enable the life scientist to perform sophisticated genomic analysis without requiring bioinformatics expertise. Our research environment is accessible by subscription through our secure Web site, and we also license components of our research environment for use on a customer's internal computer network.

OUR PRODUCTS

    We currently offer the following products:


    - DOUBLETWIST.COM. Launched in January 2000, DoubleTwist.com is our powerful, secure and comprehensive online research environment that integrates more than 25 disparate genomic databases and enables users to analyze genomic information and store analysis results using Web-based tools. Subscribers to DoubleTwist.com receive access to intelligent and automated analysis tools, recommended products, resources and advanced, interactive software for the visualization of their research results.



    - PROPHECY. Launched in June 2000, Prophecy is our proprietary Annotated Human Genome Database and associated software for data interpretation and visualization, designed to be used on a customer's internal computer network. Prophecy provides customers with an extensively annotated database of human genomic DNA sequences that enables users to identify genes, examine gene structure and predict gene function.



    - GENEFOREST. Launched in August 2000, GeneForest is our proprietary Annotated Human Gene Index and associated software for data interpretation and visualization, designed to be used on a customer's internal computer network. GeneForest contains a concise, annotated database of expressed sequences that can be used to identify potential full-length genes and their variants.



    - CLUSTERING AND ALIGNMENT TOOLS (CAT). Launched in October 1998, CAT is our proprietary software product for processing and analyzing large genetic sequence databases. CAT is designed to enable customers to more rapidly assemble gene fragments into full-length sequences and to identify gene variants. CAT is used in the development of our gene index databases, which are available through DoubleTwist.com and GeneForest.



    Each of our products is designed to cost-effectively improve life science research productivity and capability within pharmaceutical and biotechnology companies and academic institutions.


OUR STRATEGY


    Our goal is to provide the leading research environment for genomic information and bioinformatics analysis. Key elements of our strategy include:



    - creating a comprehensive research environment that empowers life scientists by simplifying and accelerating genomic research;



    - enhancing the functionality of our products by adding more tools and resources;



    - enhancing the value of our products by aggregating third-party data and allowing for the integration of customer data;



    - remaining a neutral source for genomic information and analysis by not developing drugs or securing rights to drug targets;



    - continuing to computationally generate proprietary genomic data; and



    - rapidly building our customer base and expanding our product line into new markets by expanding our sales and marketing efforts.



    We have incurred substantial operating losses and used substantial cash to support our operations in each year since our inception. As of June 30, 2000, we had an accumulated deficit of $45.6 million. In the nine months ending
September 30, 2000, 72% of our revenues was derived from licensing fees. Our business model is new and unproven, and we cannot be sure that it will be successful or that we will ever be able to generate any profits.

                                  THE OFFERING


    Unless otherwise indicated, the information in this prospectus assumes the sale of our Series E convertible preferred stock in July 2000, a four-to-one reverse stock split of our capital stock to be effected prior to the closing of this offering, the conversion of each outstanding share of our preferred stock into one share of our common stock upon the closing of this offering and no exercise of the underwriters' over-allotment option.



Common stock offered by us...................  5,000,000 shares

Common stock to be outstanding after the
  offering...................................  24,211,625 shares

Proposed Nasdaq National Market symbol.......  DBLT

Use of proceeds..............................  To enhance our existing products and develop new products, expand our sales and marketing
                                               activities and for general corporate
                                               purposes, including working capital,
                                               technology enhancements and possible
                                               acquisitions of, or investments in,
                                               companies, technologies or assets that
                                               complement our business.


                            ------------------------


    The outstanding share information is based on 19,211,625 shares outstanding as of September 30, 2000 and excludes the following:



    - 3,172,163 shares of common stock issuable upon exercise of stock options at a weighted average exercise price of $2.16 per share;


    - 569,577 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $1.95 per share;


    - 214,906 shares of common stock available for issuance under our 1996 Equity Incentive Plan;



    - 1,000,000 shares of common stock available for issuance under our 2000 Stock Plan, subject to the effectiveness of the registration statement of which this prospectus is a part; and



    - 400,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan, subject to the effectiveness of the registration statement of which this prospectus is a part.

                            ------------------------


    We were incorporated in California in January 1993 as Pangea Systems, Inc. In December 1999, we changed our name to DoubleTwist, Inc. In June 2000, we reincorporated in Delaware. Our principal executive offices are located at 1999 Harrison Street, Suite 1100, Oakland, California 94612, and our telephone number at that location is (510) 628-0100. Our Web site is located at WWW.DOUBLETWIST.COM. The information contained on our Web site is not part of this prospectus.



    DoubleTwist and DoubleTwist.com are our trademarks, and we have filed trademark applications for Prophecy and GeneForest. Other trademarks, servicemarks, and trade names appearing in this prospectus are the property of their respective holders.

                         SUMMARY FINANCIAL INFORMATION


                                                                                SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,            JUNE 30,
                                             ------------------------------   ---------------------
                                               1997       1998       1999       1999        2000
                                             --------   --------   --------   ---------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues.............................  $ 1,276    $ 4,252    $  3,584   $   1,870   $   2,806

Total expenses.............................    9,515     12,505      15,156       6,020      17,177
Loss from operations.......................   (8,239)    (8,253)    (11,572)     (4,150)    (14,371)
Net loss available to common
  stockholders.............................   (8,115)    (8,781)    (13,230)     (4,897)    (36,082)

Net loss per share available to common
  stockholders, basic and diluted..........  $(37.40)   $(13.61)   $ (19.12)  $   (7.16)  $  (21.83)
Shares used in computing net loss per share
  available to common stockholders, basic
  and diluted..............................      217        645         692         684       1,653
Pro forma net loss per share available to
  common stockholders, basic and diluted
  (unaudited)..............................                        $  (1.11)              $   (1.03)
Shares used in computing pro forma net loss
  per share available to common
  stockholders, basic and diluted
  (unaudited)..............................                          10,332                  15,967



    The pro forma balance sheet reflects the sale of 856,441 shares of our Series E convertible preferred stock in July 2000 raising net proceeds of $7,677,148 and the conversion of all of our preferred stock, including our Series E convertible preferred stock, upon the closing of this offering. The pro forma as adjusted balance sheet reflects the sale of 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.



                                                                        JUNE 30, 2000
                                                             ------------------------------------
                                                                                       PRO FORMA
                                                              ACTUAL     PRO FORMA    AS ADJUSTED
                                                             --------   -----------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and marketable securities........  $21,813      $29,490       $ 93,090
Working capital............................................   18,293       25,970         89,570
Total assets...............................................   38,402       46,079        109,679
Long-term obligations, net of current portion..............    4,346        4,346          4,346
Redeemable convertible preferred stock.....................   66,371           --             --
Stockholders' equity (deficit).............................  (39,115)      34,933         98,533



    See Note 2 of Notes to Consolidated Financial Statements for a description of the method that we used to compute our basic and diluted net loss per share available to common stockholders and for a description of the method we used to compute pro forma basic and diluted net loss per share available to common stockholders.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK IS RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES TO DATE AND EXPECT TO INCUR LOSSES IN THE FORESEEABLE FUTURE.


    We have incurred substantial operating losses and used substantial cash to support our operations in each year since our inception. We expect to incur substantial additional operating losses for at least the next several years. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Our net losses available to common stockholders were $8.1 million in 1997, $8.8 million in 1998 and $13.2 million in 1999. As of June 30, 2000, we had an accumulated deficit of $45.6 million. We expect to increase our operating expenses as we increase our sales and marketing efforts, further develop our products and services, build infrastructure and hire additional staff to support the continued expansion of our business and commercialization of our products. As a result, we will continue to operate at a loss unless we significantly increase our revenues. We cannot predict when, if ever, we will operate profitably.


WE ONLY RECENTLY INTRODUCED DOUBLETWIST.COM, PROPHECY AND GENEFOREST, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.


    Although we started selling our bioinformatics software applications in 1997, we have only recently started to commercialize DoubleTwist.com, Prophecy and GeneForest. We have generated revenues of only approximately $800,000 from sales of these products through September 30, 2000. Because we changed our business strategy in the second quarter of 1999 and have redirected substantially all of our development and marketing resources to the implementation of DoubleTwist.com, our historical financial information is of limited value in projecting our future results. Therefore, it is difficult to evaluate our business and prospects. Before investing, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of product commercialization and are entering new and rapidly changing markets.


OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE OR GENERATE MEANINGFUL REVENUES.

    Market acceptance of our products will depend upon many factors, many of which are not in our control. These factors include the following:

    - continued growth in the bioinformatics industry;

    - continued access to new data and databases;

    - availability and price of competing products and technologies; and

    - success of our sales efforts.

If we are not able to successfully commercialize our products, we will not achieve meaningful revenues.


THE SALE OF OUR PRODUCTS AND SERVICES INVOLVES A LENGTHY SALES CYCLE, WHICH COULD CAUSE DELAYS IN RECOGNIZING REVENUE OR THE FAILURE TO OBTAIN REVENUE.


    In order to successfully sell our products and services we must first convince customers that our products can improve their drug discovery and development efforts. This sales cycle is typically lengthy due to the complexity of our products and services and the effort that is required to educate a prospective customer. The need to gain approval from a variety of constituencies within a prospective customer, including research and development and key management personnel, also lengthens the sales cycle. The sales cycle can be lengthened when the prospective customer has already invested resources in implementing a bioinformatics solution in-house. The timing of our revenues is difficult to forecast because of this lengthy sales cycle. We may expend substantial funds and effort to negotiate these sales agreements with prospective customers, but may be unable to conclude sales of our products and services.


    Our sales cycle has typically ranged from three to 12 months. The delay or failure to complete sales in a particular quarter would reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders from major pharmaceutical or biotechnology companies, it would adversely affect the timing of our revenues and our revenue growth. If we were to experience a delay on a large order, it could harm our ability to meet our forecasts for a given quarter.



WE ARE DEPENDENT UPON ONE CUSTOMER FOR A LARGE PORTION OF OUR NET REVENUES, AND THE LOSS OF THIS CUSTOMER COULD HARM OUR RESULTS OF OPERATIONS.



    One of our customers, Hitachi, Ltd., is responsible for a significant portion of our net revenues. Hitachi accounted for 36% of our net revenues for the nine months ended September 30, 2000. Our agreements with Hitachi expire on September 30, 2001, but are automatically renewed for successive one-year terms unless terminated by either party upon at least 60 days' prior notice. If Hitachi terminates either of the agreements or otherwise discontinues its relationship with us, our business and results of operations could be materially harmed and the price of our common stock could decline as a result.


IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CUSTOMERS' DATA, OUR REVENUE COULD DECLINE, OUR BUSINESS COULD BE DISRUPTED, AND WE MAY BE SUED.

    We need to preserve and protect our data as well as our customers' data that reside in our databases against loss, corruption and misappropriation caused by system failures or unauthorized access. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We could be subject to liability claims by customers for misuse of their data. These claims could result in costly litigation. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce customer satisfaction, expose us to liability and, if significant, could cause our revenue to decline.


OUR FINANCIAL RESULTS ARE SUBJECT TO FLUCTUATIONS THAT MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE.



    Our revenues and operating results may vary significantly from period to period, making it difficult to formulate meaningful comparisons of our results between periods. The limited history of DoubleTwist.com and the new and emerging nature of the genomics Internet market may further contribute to the difficulty of making meaningful period-to-period comparisons. Factors that may affect our financial results in any period include the risks discussed under the following captions:


    - "We have incurred substantial operating losses to date and expect to incur losses in the foreseeable future;"

    - "We only recently introduced DoubleTwist.com, Prophecy and GeneForest, which makes it difficult to evaluate our business;"


    - "The sale of our products and services involves a lengthy sales cycle, which could cause delays in recognizing revenue or the failure to obtain revenue;"


    - "Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock;"

    - "We may engage in future acquisitions or investments, which may harm our operating results and disrupt our business;" and

    - "Our revenues are derived primarily from, and are subject to, risks faced by the pharmaceutical and biotechnology industries."

SEASONAL TRENDS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


    Our experience indicates that pharmaceutical and biotechnology companies traditionally make large software purchases in the second and fourth quarters of the year. We believe our quarterly operating results may be affected by this purchasing pattern, particularly with respect to revenue recognition from the licensing of our enterprise software products. If we do experience these trends, investors may not be able to accurately predict our quarterly or annual operating results. If we fail to meet expectations of investors, our stock price could decline.


UNLESS INTERNET-BASED RESEARCH TOOLS ACHIEVE WIDESPREAD ACCEPTANCE, WE WILL HAVE DIFFICULTY ACHIEVING REVENUE GROWTH.

    In order for us to be successful, the Internet must continue to be adopted as an important medium for conducting life science research. Because Internet usage is continuing to evolve, it is difficult to estimate with any assurance the rate of Internet acceptance by our customers, or the size and growth rate, if any, of an Internet market for our products and services. If the use of Internet-based research tools fails to expand, our Web site traffic and resulting revenues could be materially reduced. Factors that could deter existing or potential customers from using our Internet-based services may include:


    - implementation of competing products or services by our competitors, particularly if offered for free or at a lower price than our products and services, which could decrease demand for our products and services;



    - lack of availability to customers of cost-effective, high-speed Internet-access, which could prevent customers from being able to access our products and services;



    - inconsistent quality of service, which could deter customers from relying on our products and services;



    - inability of life sciences organizations to adequately develop the technology and data processing infrastructure necessary for Internet-based communications of genomic data and research, which could prevent customers from being able to access our products and services;



    - lack of access and ease of use, which could make it more difficult for customers to use our products and services; and



    - actual or perceived lack of security or confidentiality of information, which could limit the use customers might make of our products and services.


OUR INTERNET BUSINESS MODEL IS NOT PROVEN AND MAY NOT BE SUCCESSFUL.


    Our Internet business model is based on the development of our DoubleTwist.com service for the online purchase and sale of genomic and other research analysis, information and products. Our model is new and unproven, and we cannot be sure that it will be successful or that we can achieve or sustain revenue growth or generate any profits. The success of this business model will depend upon many factors, many of which are beyond our control, such as the emergence of the Internet as a tool to facilitate research and commerce in our industry. We cannot be sure that availability of our analysis and information services over the Internet or our Web-enhanced products will achieve broad acceptance within our target markets. Consequently, if our Internet business model is not successful, our business will be harmed.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND THEREFORE, WE MAY LOSE SALES TO COMPETITORS.



    We anticipate competition from genomic data providers as well as from both traditional and online bioinformatics software companies. A number of companies, including Incyte Genomics, Inc. and Celera Genomics Group, focus on generating biological intellectual property either to license such intellectual property or for internal development efforts. Both of these companies also have recently begun to provide online solutions for genomic research. The traditional bioinformatics companies, which produce bioinformatics software either as an enterprise solution or on a client/server basis, include LION Bioscience AG and InforMax, Inc. Other bioinformatics companies, such as Compugen Ltd. and eBioinformatics, offer online solutions. We also face competition from development groups within companies that may offer customized bioinformatics solutions.


    Our success in competing with these companies will depend on our ability to:


    - aggregate and integrate an increasingly large amount of genomic data and other resources;



    - continue to provide a comprehensive solution for genomic research;


    - develop superior software research applications and tools; and

    - maintain competitive pricing.

    Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. As a result, any of the following could occur:

    - our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements;

    - our competitors could seriously impede our ability to sell additional products and services on terms favorable to us;

    - our competitors may be able to provide Internet-based services at a lower cost than we can;

    - our competitors may develop and market new technologies that render our existing or future products and services obsolete, unmarketable or less competitive; and

    - our competitors may obtain patent protection or other intellectual property rights that would limit our rights or our customers' ability to use our products and services to commercialize their discoveries.

We may not be able to compete successfully against our current and future competitors, and competitive pressures that we encounter may harm our business.

OUR COMPETITORS MAY ACQUIRE OR FORM EXCLUSIVE RELATIONSHIPS WITH OTHER GENOMICS OR BIOINFORMATICS COMPANIES, WHICH COULD INCREASE THEIR PRODUCT OFFERINGS AND DECREASE THE NUMBER OF OUR POTENTIAL COLLABORATORS.


    Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other genomics or bioinformatics companies. By acquiring complementary technologies or companies, our competitors may increase the ability of their products and services to address the needs of our current and prospective customers. In addition, if competitors form exclusive relationships with our current or potential collaborators, we may not be able to continue our existing, or establish new, collaborations or licensing arrangements necessary to commercialize our products.


WE OBTAIN BIOINFORMATICS SOFTWARE AND CONTENT FOR DOUBLETWIST.COM FROM THIRD PARTIES, THE LOSS OF WHICH COULD SERIOUSLY IMPAIR OUR BUSINESS.


    We depend on third parties to provide us with genomic sequence databases and bioinformatics software, both of which are important components of DoubleTwist.com. We depend on public sources and third parties for genomic data, and if these public sources or third parties discontinue providing access to their data, or if their data contains errors or defects that corrupt our databases, the quality of our products could deteriorate. In addition, our products incorporate software programs developed by academic institutions, government-sponsored research organizations and commercial entities. If these third parties cease providing support for their software programs or if we are unable to acquire or develop replacement technologies from these third parties or develop replacement technologies, either alone or with others, our business could be harmed.



    Many of our current license agreements may be terminated by the other party under certain circumstances, including our breach of the agreement or upon 30 to 90 days' prior written notice, and we may not be able to maintain the exclusivity of our exclusive licenses. In the event we are unable to obtain or maintain licenses to technology necessary and advantageous to our business, we may be required to expend significant time and resources to develop, license or acquire alternate technologies. If we cannot acquire or develop necessary technology on commercially reasonable terms, or at all, we may be prevented from commercializing some of our products or may need to limit our operations.


WE MAY ENGAGE IN FUTURE ACQUISITIONS OR INVESTMENTS, WHICH MAY HARM OUR OPERATING RESULTS AND DISRUPT OUR BUSINESS.


    We may in the future make acquisitions or investments to acquire genomic sequence databases or to otherwise broaden our product offerings and expand our technology. We have not made any significant acquisitions or investments in the past, and therefore our ability to complete acquisitions and investments is unproven. If we fail to properly evaluate and successfully execute acquisitions or investments, they may seriously harm our business.


    To complete an acquisition, we must:


    - properly evaluate the technology;



    - analyze and error-correct acquired databases before integrating them into our products;


    - accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses;

    - integrate and retain personnel;

    - combine potentially different corporate cultures; and

    - effectively integrate services and products and technology, sales, marketing and support operations.


Failure of any of these efforts could significantly diminish the value of our products and distract our management from our day-to-day operations and disrupt our business. Because we have recently changed our business model and launched new products, any such distractions or disruptions could impede the implementation of our new business strategy and jeopardize our long-term viability. In addition, if we conduct acquisitions using convertible debt or equity securities, existing stockholders may be diluted, which could adversely affect the market price of our common stock.


WE ARE GROWING RAPIDLY, AND IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, WE COULD LIMIT OUR ABILITY TO INCREASE REVENUE AND ACHIEVE PROFITABILITY.


    Our rapid growth over the past two years has placed, and will continue to place, a considerable strain on our financial and managerial resources. We have grown from 70 employees on January 1, 1999 to 172 employees on September 30, 2000. We plan to continue to expand our sales and marketing, administration and technology organizations. In order to manage this growth effectively we will need to improve our financial and managerial controls, as well as our reporting systems and procedures. In addition, we will need to train and manage our expanding work force. If we fail to manage our growth effectively, our ability to increase revenue and achieve profitability could be harmed. We will also need to allocate resources to support our expanding customer base. If we are unable to support adequately our customers, our reputation and competitiveness could be seriously damaged.

ANY FAILURE OF OUR NETWORK COULD ADVERSELY IMPACT OUR ABILITY TO DELIVER PRODUCTS AND SERVICES AND COULD LEAD TO SIGNIFICANT LOSSES, REDUCED CUSTOMER SATISFACTION AND DAMAGE TO OUR REPUTATION.


    The continuing and uninterrupted performance of our computer network and Web servers is critical to our success. Any system failure that causes interruptions or delays in our ability to provide our products and services to our customers could reduce customer satisfaction and the attractiveness of our products and services and could damage our reputation. We are particularly vulnerable to network failures during periods of rapid growth, when the growing number of users of our services can outpace our network capacity. In the past, we have experienced minor system errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. The continued viability of our business requires us to support multiple users concurrently and deliver fast response times with minimal network delays. We are continuing to add system capacity, but we may not be able to adequately address network capacity, especially if our customers have expanded rapidly. Any failure to meet these capacity requirements could require additional capital expenditures, result in lost business opportunities and damage our reputation and competitiveness.


ANY FAILURES OF, OR CAPACITY CONSTRAINTS IN, OUR INTERNET APPLICATIONS OR RELATED SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS.

    Because our DoubleTwist.com customers access our services on the Internet, we depend upon the continuous, reliable and secure operation of Internet servers and related hardware and software. To the extent that our customers' access to our products on the Internet is interrupted, by system failures or otherwise, our business could suffer. Our communications hardware and other computer hardware operations are located at the facilities of a hosting company in the San Francisco Bay Area. Unexpected events such as earthquakes or other natural disasters, power losses and vandalism could disrupt or damage these systems. In addition, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of these systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in these systems. We could be required to make significant capital expenditures in the event of damage. We also depend upon third parties to provide our customers with Web browsers and Internet services necessary for access to our Web site. Any sustained disruption in Internet access provided by third parties could adversely impact our business.


IF ANY OF THE THIRD-PARTY TECHNOLOGIES WE LICENSE BECOME UNAVAILABLE TO US, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS UNTIL EQUIVALENT TECHNOLOGY CAN BE OBTAINED.


    We are highly dependent on technologies we license from third parties, such as Oracle Corp., BEA Systems, Inc., Art Technology Group and Sun
Microsystems, Inc. which comprise the infrastructure of DoubleTwist.com. Our market is evolving, and we may need to license additional technologies to remain competitive. However, we may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed or developed and integrated into our products.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES COULD USE OUR INTELLECTUAL PROPERTY WITHOUT OUR CONSENT, WHICH COULD HARM OUR COMPETITIVE POSITION.

    Our competitive position is in part dependent on our ability to develop and maintain the proprietary aspects of our software technology. We seek to protect the source code for our software, documentation and other written materials under patent, trademark, trade secret and copyright laws.


    Our policy is to file patent applications when we discover new software inventions. We currently have four patent applications pending relating to our proprietary technology, including patent applications on core technology for some of our early software applications and on important aspects of the technology and structure underlying DoubleTwist.com. We are also preparing to file patent applications on various other aspects of our business, including tools that can be used to view research data, processing systems, and other important attributes of DoubleTwist.com. We cannot assure you that any patents will result from our patent applications, that any patents that may issue will protect our intellectual property or that any issued patents will not be challenged by third parties.


    We enter into confidentiality agreements with our employees and consultants to avoid disclosure of our confidential information and restrict access to our source code. In addition, we enter into contractual arrangements with third parties, such as non-disclosure and non-compete agreements, and invention assignment agreements with our employees to further protect our proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. Furthermore, we cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any patents or other intellectual property we hold.

OUR OPERATING RESULTS COULD SUFFER IF WE ARE FORCED TO DEFEND AGAINST A PROTRACTED INFRINGEMENT CLAIM OR PAY AN AWARD OF SIGNIFICANT DAMAGES TO A THIRD PARTY.


    There is a substantial risk of litigation regarding intellectual property rights in our industry. We expect that our technologies may experience an increase in third-party infringement claims as the number of our competitors grows. We cannot be certain that third parties will not make a claim of infringement against us relating to our technology. Any claims, whether with or without merit, could:


    - be time consuming and costly to defend;

    - divert management's attention and resources;

    - cause delays in delivering services;

    - require the payment of monetary damages, which may be tripled if the infringement is found to be willful;

    - result in an injunction, which would prohibit us from offering a particular service; or

    - require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all.

A successful claim of technology infringement against us and our failure or inability to license the infringed or similar technology could harm our business.

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE.


    We have had significant operating losses and negative cash flow from operations since inception and expect this to continue for the foreseeable future. We currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements to maintain our existing level of operations for at least the next 12 months. We believe that our available cash resources plus the net proceeds of this offering will be sufficient to fund our anticipated growth for at least the next 12 months. However, we may need to raise additional funds in order to expand rapidly, develop new products and services, enhance existing services, respond to competitive pressures or acquire complementary products, businesses or technologies. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we have sufficient funds for our operating plan. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our current stockholders will be reduced, and such securities may have rights, preferences or privileges senior to those of our current stockholders. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance our products and services or otherwise respond to competitive pressures could be significantly limited.

WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM COULD IMPAIR OUR ABILITY TO COMPETE.

    We are highly dependent on John D. Couch, our President and Chief Executive Officer, as well as the other principal members of our management and scientific staff. The loss of services of any of these persons could seriously harm our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as chemistry, biology, bioinformatics and software engineering. Our business is located in the San Francisco Bay Area, where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for these people is high. If we are unable to attract, hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business.

WE DEPEND UPON HOLDERS OF NON-IMMIGRANT VISAS TO STAFF OUR PRODUCT DEVELOPMENT TEAM, AND OUR ABILITY TO HIRE AND RETAIN THESE EMPLOYEES MAY BE IMPAIRED AS A RESULT OF CHANGES IN U.S. IMMIGRATION LAW.

    We recruit professionals for our product development group on an international basis and, therefore, must comply with the immigration laws in the relevant countries, particularly the United States. If we are unable to obtain visas for our employees in sufficient quantities or in a timely manner, our product development efforts could be hampered and our business could suffer. Any changes in such laws making it more difficult to hire foreign nationals or limiting our ability to retain existing foreign employees, could require us to incur additional unexpected labor costs and expenses and could hamper product enhancement and expansion efforts.

RISKS RELATED TO OUR INDUSTRY

OUR PRODUCTS AND SERVICES MAY BECOME SUBJECT TO GOVERNMENTAL REGULATION.

    We are subject to regulations applicable to businesses generally. In addition, we may be subject to regulation indirectly via regulation of our Web site content providers, by governmental agencies that promulgate and enforce laws and regulations generally applicable to chemicals, pharmaceuticals, controlled substances, human and biological reagents, environmental impacts, as well as U.S. and foreign export and import controls. Regulatory agencies potentially involved include the Food and Drug Administration, the Environmental Protection Agency, the Drug Enforcement Agency, the Department of Agriculture, the Occupational Safety and Health Administration, the Department of Commerce, the Department of the Interior, and various other federal, state and local agencies and regulatory bodies.


    We rely on our customers and collaborators to meet the various regulatory and other legal requirements applicable to their role in our business. However, we are unable to verify whether they do so, or whether they are in violation of governmental requirements. We are not aware of any violations, investigations, inquiries or allegations with regard to any such regulations by our customers or collaborators. If our customers or collaborators are found to violate any of the applicable regulations, we could be fined or exposed to civil or criminal liability, and we could receive negative publicity. Any of these results could have a negative impact on our business.



    In addition, regulation of the activities of our customers by government agencies in the United States and in foreign countries may have a significant impact on our ability to sell our products and services because this regulation may prevent or limit our customers' ability to produce and market their products. We presently do not have any plans to develop pharmaceutical products ourselves. However, we expect that our customers over the next few years will come primarily from the pharmaceutical and biotechnology industries. A significant factor in the production and marketing of pharmaceutical products by those customers will be the impact of regulation by the FDA and other agencies and institutions which regulate medicinal and food products.

    Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to us in areas such as content, publishing, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, publishing, taxation, defamation, personal privacy, product liability and environmental protection, as well as the necessity for governmental permits, labeling, certifications and the need to supply information to relevant parties, is uncertain. Most of these laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative affect on our business.

IF WE OR OUR CUSTOMERS ARE UNABLE TO DEVELOP OR COMMERCIALIZE NEW DRUGS, THERAPIES OR OTHER PRODUCTS BASED ON OUR TECHNOLOGIES, OUR BUSINESS COULD SUFFER EVEN IF OUR TECHNOLOGIES ARE EFFECTIVE AS RESEARCH TOOLS.


    Even if our technologies perform their intended functions as research tools, we or our customers may be unable to use the discoveries resulting from them to produce new drugs, therapies, diagnostics or other life science products. There is still a limited understanding of the roles of genes and proteins and their involvement in diseases and other life processes. Few therapeutic products based on genomic or proteomic discoveries have been developed and commercialized. To date, no one has developed or commercialized any drug, therapeutic, diagnostic or other life science products based on our technologies. To the extent we or our customers are unable to capitalize on the products and services we provide, our business could suffer or fail to develop.


OUR REVENUES ARE DERIVED PRIMARILY FROM, AND ARE SUBJECT TO, RISKS FACED BY THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES.

    We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to the pharmaceutical and biotechnology industries. Accordingly, our success will depend directly upon their demand for our products and services and the success of drugs derived from genomics research. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by companies in these industries. These reductions and delays may result from factors not within our control, such as:

    - changes in the regulatory environment affecting health care and health care providers;

    - pricing pressures and reimbursement policies;


    - market-driven pressures on companies to consolidate and reduce costs; and


    - changes in general economic conditions.

    Consolidation within the pharmaceutical and biotechnology industries has heightened the competition for the type of services we provide. If this consolidation trend continues, it may result in fewer customers for our services, price erosion and greater competition among us and our competitors. Consolidation could also increase our dependence on obtaining larger subscriptions from fewer customers.


RISKS RELATED TO OUR OFFERING

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY.

    Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The initial public offering price of the shares of our common stock will be determined by negotiation between us and representatives of the underwriters. The initial public offering price will not necessarily reflect the market price of our common stock following this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    The market price for our common stock following this offering will be affected by a number of factors, including:

    - announcements of new products and services or product and service enhancements by us or our competitors;

    - announcements by governments with respect to policies regarding biomedical research;

    - actual or anticipated variations in our quarterly results of operations or those of our competitors;

    - changes in earnings estimates or recommendations by securities analysts that may follow our stock;

    - developments in our industry; and

    - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

    Stock prices for many companies in the biotechnology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.


    Following this offering our directors, entities affiliated with our directors, and our executive officers will beneficially own, in the aggregate approximately 40.1% of our outstanding common stock. These stockholders as a group will be able to substantially influence our management and affairs and, if acting together, will be able to influence most matters requiring the approval of our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change of control of our company at a premium price if these stockholders oppose it. See "Principal Stockholders" for details on the ownership of our capital stock.

MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE AND IN WAYS THAT MAY NOT YIELD A RETURN.


    Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem these uses desirable, and our use of the proceeds may not yield a significant return or any return at all. Management intends to use a majority of the proceeds from this offering to enhance our existing products and develop new products, to expand our sales and marketing activities and for general corporate purposes, including working capital, technology enhancements and possible acquisitions of, or investments in, companies, technologies or assets that complement our business. Because of the number and variability of factors that determine our use of the net proceeds from this offering, these uses may vary substantially from our currently planned uses. We may not be able to invest these funds effectively, which would adversely affect our financial returns.


THERE IS A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.


    Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that our stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict our stockholders from selling, pledging our otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Lehman
Brothers Inc. The following table indicates approximately when the 19,211,625 shares of our common stock that are not being sold in the offering but which were outstanding as of September 30, 2000 will be eligible for sale into the public market:



                               SHARES ELIGIBLE
DAYS AFTER THE EFFECTIVE DATE     FOR SALE
-----------------------------  ---------------
                                   18,355,184
180 days....................
                                      856,441
Various dates thereafter....



    Additionally, of the 3,172,163 shares that may be issued upon the exercise of options outstanding as of September 30, 2000, approximately 1,051,697 shares will be vested and eligible for sale 180 days after the date of this prospectus.


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.


    The initial public offering price is substantially higher than the book value per share of our common stock. You will, therefore, incur immediate dilution of $9.88, based on an assumed initial public offering price of $14.00 per share, in the book value per share of our common stock from the price you pay for our common stock. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. You will incur additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution you will incur in this offering.


PROVISIONS OF OUR CHARTER AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS THAT MIGHT BE BENEFICIAL TO OUR STOCKHOLDERS.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We are subject to the provisions of Delaware law which restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combinations. See "Description of Capital Stock."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "forecasts," "predicts," "intends," "potential" or "continues" or the negative of such terms or other comparable terminology.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $63.6 million, assuming an initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option, we estimate our net proceeds will be approximately $73.4 million.


    The principal purposes of this offering are to generate funds to enable us to conduct our business, to create a public market for our common stock and to facilitate our future access to the public capital markets. We plan to use the net proceeds for the following purposes:

    - enhancing our existing products and developing new products;

    - expanding our sales and marketing activities; and

    - general corporate purposes, including working capital, technology enhancements and possible acquisitions of, or investments in, companies, technologies or assets that complement our business.

We have no current agreements to make any acquisitions or investments.


    We have not yet determined the amount of net proceeds to be used specifically for any of the purposes described above. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, competition and sales and marketing activities. Accordingly, our management will have broad discretion in allocating the net proceeds of this offering. We intend to invest the net proceeds in short-term investment-grade, interest-bearing instruments until the proceeds are used for the purposes described above.


                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, certain of our equipment loan agreements generally prohibit us from paying dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth our capitalization at June 30, 2000:

    - on an actual basis;


    - on a pro forma basis to reflect the sale of 856,441 shares of our Series E convertible preferred stock in July 2000 raising net proceeds of $7,677,148 and the conversion of each outstanding share of our preferred stock, including the Series E convertible preferred stock, into one share of our common stock upon the closing of this offering; and



    - on a pro forma as adjusted basis to reflect the sale of 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.


    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed financial statements and related notes appearing elsewhere in this prospectus.


                                                                       AS OF JUNE 30, 2000
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Long-term obligations, net of current portion...............  $  4,346     $  4,346       $  4,346
                                                              --------     --------       --------
Convertible preferred stock, $0.01 par value; 66,197,329
  shares authorized, actual; none authorized, pro forma and
  pro forma as adjusted; 15,969,651 shares issued and
  outstanding, actual; none issued and outstanding, pro
  forma and pro forma as adjusted...........................    66,371           --             --
                                                              --------     --------       --------
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, none authorized, issued
    or outstanding, actual and pro forma; 5,000,000 shares
    authorized and none issued or outstanding, pro forma as
    adjusted................................................        --           --             --
  Common stock, $0.01 par value; 100,000,000 shares
    authorized; 2,096,267 shares issued and outstanding,
    actual; 18,922,359 shares issued and outstanding, pro
    forma; 23,922,359 shares issued and oustanding, pro
    forma as adjusted                                               21          189            239
  Additional paid-in capital................................    28,341      102,221        165,771
  Deferred stock-based compensation.........................   (19,366)     (19,366)       (19,366)
  Notes receivable from stockholders........................    (2,515)      (2,515)        (2,515)
  Accumulated deficit.......................................   (45,596)     (45,596)       (45,596)
                                                              --------     --------       --------
  Total stockholders' equity (deficit)......................   (39,115)      34,933         98,533
                                                              --------     --------       --------
  Total capitalization......................................  $ 31,602     $ 39,279       $102,879
                                                              ========     ========       ========


    The above information excludes:


    - 3,172,163 shares of common stock issuable upon exercise of options outstanding at a weighted exercise price of $2.16 per share as of September 30, 2000;



    - 569,577 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $1.95 per share as of September 30, 2000;



    - 214,906 shares of common stock available for issuance under our 1996 Equity Incentive Plan as of September 30, 2000;



    - 1,000,000 shares of common stock available for issuance under our 2000 Stock Plan, subject to the effectiveness of the registration statement of which this prospectus is a part; and



    - 400,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan, subject to the effectiveness of the registration statement of which this prospectus is a part.

                                    DILUTION


    Our net tangible book value as of June 30, 2000, was $27.3 million or $1.51 per share of common stock after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock in connection with this offering. Our net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of June 30, 2000, assuming the conversion of all outstanding shares of preferred stock.



    After giving effect to the sale of 5,000,000 shares of common stock we are offering hereby at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, our net tangible book value as of June 30, 2000, would have been approximately $90.9 million or $3.94 per share. This represents an immediate increase in net tangible book value of $2.43 per share to existing stockholders and an immediate dilution of $10.06 per share to the investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution.



    Pro forma net tangible book value dilution per share represents the incremental dilutive effect of the July 2000 issuance of 856,441 shares of Series E convertible preferred stock at a price of $8.96 per share.



Assumed initial public offering price per share.............              $14.00
  Net tangible book value per share as of June 30, 2000.....   $ 1.51
  Increase attributable to new investors....................     2.43
                                                               ------
Net tangible book value per share after the offering........                3.94
                                                                          ------
Dilution per share to new investors.........................               10.06
Incremental dilution occurring upon issuance of Series E
  convertible preferred stock...............................               (0.18)
                                                                          ------
Pro forma dilution per share to new investors...............              $ 9.88
                                                                          ======



    The following table shows, on a pro forma basis at June 30, 2000, after giving effect to the issuance of 856,441 shares of Series E convertible preferred stock in July 2000, the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, before estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the conversion of all outstanding shares of preferred stock into shares of common stock, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:



                           SHARES PURCHASED          TOTAL CONSIDERATION       AVERAGE
                        -----------------------   -------------------------     PRICE
                          NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE   PER SHARE
                        ----------   ----------   ------------   ----------   ---------
  Existing
    stockholders......  18,922,359        79%     $ 75,299,331        52%      $ 3.98
  New investors.......   5,000,000        21        70,000,000        48        14.00
                        ----------      ----      ------------      ----
  Total...............  23,922,359       100%     $145,299,331       100%
                        ==========      ====      ============      ====


    The tables and calculations above exclude the following shares:


    - 3,172,163 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000 at a weighted exercise price of $2.16 per share;



    - 569,577 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $1.95 per share;

    - 214,906 shares of common stock available for issuance under our 1996 Equity Incentive Plan as of September 30, 2000;



    - 1,000,000 shares of common stock available for issuance under our 2000 Stock Plan, subject to the effectiveness of the registration statement of which this prospectus is a part; and



    - 400,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan, subject to the effectiveness of the registration statement of which this prospectus is a part.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements not included in this prospectus. The statements of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting principally of normal recurring adjustments necessary for a fair presentation of our results of operations and financial position for these periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods and the results of interim periods are not necessarily indicative of the results for a full year. See Note 2 of Notes to Consolidated Financial Statements for a description of the method that we used to compute our basic and diluted net loss per share available to common stockholders and for a description of the method we used to compute pro forma basic and diluted net loss per share available to common stockholders and
Note 5 of Notes to Consolidated Financial Statements for an allocation of stock-based compensation expense by functional area.



                                                                                                              SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                                 -------------------------------------------------------   ----------------------
                                                   1995       1996       1997       1998        1999         1999        2000
                                                 --------   --------   --------   --------   -----------   --------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  License fees.................................   $   --    $    --    $   506    $ 2,779    $     2,289   $ 1,103    $     2,315
  Subscriptions................................       --         --         --         --             --        --            151
  Services and other...........................      755      1,474        770      1,473          1,295       767            340
                                                  ------    -------    -------    -------    -----------   -------    -----------
    Total revenues.............................      755      1,474      1,276      4,252          3,584     1,870          2,806
                                                  ------    -------    -------    -------    -----------   -------    -----------
Cost of revenues:
  License fees.................................       --         --          2        209            110        28             37
  Subscriptions................................       --         --         --         --             --        --          1,024
  Services and others..........................      208        687        368      1,254            943       584            239
                                                  ------    -------    -------    -------    -----------   -------    -----------
    Total cost of revenues.....................      208        687        370      1,463          1,053       612          1,300
                                                  ------    -------    -------    -------    -----------   -------    -----------
Gross profit...................................      547        787        906      2,789          2,531     1,258          1,506
                                                  ------    -------    -------    -------    -----------   -------    -----------
Operating expenses:
  Product development..........................      282        555      4,999      5,282          6,932     2,597          7,061
  Sales and marketing..........................       68        314      2,153      4,037          4,862     1,775          6,699
  General and administrative...................      184        514      1,993      1,723          2,309     1,036          2,117
                                                  ------    -------    -------    -------    -----------   -------    -----------
    Total operating expenses...................      534      1,383      9,145     11,042         14,103     5,408         15,877
                                                  ------    -------    -------    -------    -----------   -------    -----------
Income (loss) from operations..................       13       (596)    (8,239)    (8,253)       (11,572)   (4,150)       (14,371)
Interest income................................       --         --        157         39            458       303            709
Interest expense...............................       (6)       (44)       (33)      (488)          (367)     (210)        (2,759)
                                                  ------    -------    -------    -------    -----------   -------    -----------
Net income (loss)..............................        7       (640)    (8,115)    (8,702)       (11,481)   (4,057)       (16,421)
Accretion on Series C redeemable convertible
  preferred stock..............................       --         --         --        (79)        (1,749)     (840)         1,488
Deemed dividend on preferred stock.............       --         --         --         --             --        --        (21,149)
                                                  ------    -------    -------    -------    -----------   -------    -----------
Net income (loss) available to common
  stockholders.................................   $    7    $  (640)   $(8,115)   $(8,781)   $   (13,230)  $(4,897)   $   (36,082)
                                                  ======    =======    =======    =======    ===========   =======    ===========
Net (loss) per share available to common
  stockholders, basic and diluted..............   $ 0.01    $ (0.53)   $(37.40)   $(13.61)   $    (19.12)  $ (7.16)   $    (21.83)
Shares used in computing net (loss) per share
  available to common stockholders, basic and
  diluted......................................    1,188      1,201        217        645            692       684          1,653
Pro forma net loss per share available to
  common stockholders, basic and diluted
  (unaudited)..................................                                              $     (1.11)             $     (1.03)
Shares used in computing pro forma net loss per
  share available to common stockholders, basic
  and diluted (unaudited)......................                                                   10,332                   15,967



                                                                          AS OF DECEMBER 31,
                                                         ----------------------------------------------------           JUNE 30,
                                                           1995       1996       1997       1998       1999               2000
                                                         --------   --------   --------   --------   --------           ---------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and marketable securities...    $  54      $ 206     $ 1,986    $ 10,087   $  1,089           $ 21,813
Working capital (deficit).............................       54       (539)      1,288       7,449     (2,620)            18,293
Total assets..........................................      261        453       4,203      13,786      7,261             38,402
Long-term obligations, net of current portion.........      264          1       1,102       1,255      1,324              4,346
Redeemable convertible preferred stock................       --        355      10,471      25,022     30,746             66,371
Stockholders' deficit.................................     (112)      (732)     (8,483)    (16,837)   (29,735)           (39,115)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We are a leading provider of genomic information and bioinformatics tools to the life sciences industry. Our primary product is DoubleTwist.com, a secure and comprehensive online research environment that enables the life scientist to perform sophisticated genomic analysis without requiring bioinformatics expertise. Subscribers to DoubleTwist.com receive access to intelligent and automated analysis tools and advanced, interactive software for the visualization of their research results. We also license components of DoubleTwist.com's underlying technology for use on a customer's internal computer network. These products include Prophecy and GeneForest, each of which includes one of our proprietary databases and associated data interpretation and visualization tools, and our Clustering and Alignment Tools (CAT) software for analyzing large sequence databases.



    From our incorporation in January 1993 through December 1996, we developed customized databases for biotechnology and pharmaceutical companies. In
January 1997, we released the first versions of our bioinformatics enterprise applications. In 1997 and 1998, we released enhanced versions of these products, as well as the first versions of additional products, including CAT. Since our inception we have incurred substantial losses, and as of June 30, 2000 we had an accumulated deficit of $45.6 million.



    In the second quarter of 1999, we changed our business strategy and directed substantially all of our development and marketing resources to the implementation of DoubleTwist.com, which became publicly available in January 2000. In the summer of 2000, we launched Prophecy and GeneForest. While we are continuing to market and sell CAT, we discontinued marketing and sales efforts for some of our other bioinformatics enterprise applications in the third quarter of 1999. Because we have only recently launched DoubleTwist.com, Prophecy and GeneForest, we have generated revenues of only approximately $800,000 from sales of these products through September 30, 2000. As we focus our sales and marketing efforts on DoubleTwist.com Prophecy and GeneForest, we expect sales of subscriptions for these products to contribute an increasing portion of our revenues in the future.



    Our revenues are classified into three categories: license fees, subscriptions and services and other revenues. Revenues from product licenses such as CAT are generally recognized as license fees upon shipment to the customer site. Subscriptions to DoubleTwist.com, Prophecy and GeneForest are generally annual and are billed in advance. Revenues from DoubleTwist.com, Prophecy and GeneForest are recognized monthly over the term of the subscription. Services and other revenues include maintenance fees from support contracts for our products, which are recognized ratably over the service period (generally one year), professional services for installation and training of our products, grant revenue, and revenues from the resale of third-party hardware and software.



    Cost of subscriptions is comprised of fees charged by the third-party data center that hosts DoubleTwist.com, depreciation of equipment and costs related to technical and support personnel necessary to run the DoubleTwist.com Web site. Cost of license fees includes costs associated with product packaging, documentation and bundled third-party software necessary to run our products. Cost of services and other revenues consists primarily of the personnel costs related to providing maintenance and other services, as well as costs from the resale of third-party hardware and software.

    Operating expenses consist of all expenses related to the development, marketing and sale of our products, including salaries and other payroll-related expenses, equipment depreciation and administrative overhead. Interest income (expense), net reflects income received on cash and cash equivalents and interest expense on leases to secure equipment and software.



    We account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees" and Financial Accounting Standards Board Interpretation No. 28 (FIN No. 28), "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation."


    Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 5 of the notes to our financial statements.

    We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." During 1999, we recorded deferred stock-based compensation of approximately $5.5 million. For the six months ended June 30, 1999 and 2000, we recorded deferred stock-based compensation of approximately $0.9 million and $16.3 million. These amounts are being amortized as charges to operations over the respective vesting periods of the individual stock options, generally four years. We recorded amortization of deferred stock-based compensation of approximately $0.3 million during the fiscal year ended December 31, 1999. For the six months ended June 30, 1999 and 2000, we recorded amortization of deferred stock-based compensation of approximately $10,000 and $2.1 million.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 AND 1999


    REVENUES. Total revenues increased $0.9 million, or 50%, to $2.8 million for the six months ended June 30, 2000 from $1.9 million for the same period in 1999. License fees increased $1.2 million, or 110%, to $2.3 million for the six months ended June 30, 2000 from $1.1 million for the same period in 1999. The increase in license fees was due to an increase in sales of Clustering and Alignment Tools (CAT) and included a large sale to our distributor, Hitachi, Ltd., pursuant to an exclusive distribution agreement for CAT in the Asia-Pacific region originally entered into in April 2000. Subscription revenues increased to $0.2 million for the six months ended June 30, 2000 from zero for the same period in 1999, due to the launch of the DoubleTwist.com Web site. Services and other revenues decreased $0.5 million, or 56%, to $0.3 million for the six months ended June 30, 2000 from $0.8 million for the same period in 1999. The decrease was due primarily to the completion in 1999 of a grant funded by the National Institutes of Health. We expect subscription revenues to increase as a percentage of our total revenue as we focus our sales and marketing efforts on and continue to commercialize DoubleTwist.com, Prophecy and GeneForest. For the six months ended June 30, 2000, Hitachi accounted for 53% of our net revenues.



    COST OF REVENUES. Cost of license fees increased 33%, to $37,000 for the six months ended June 30, 2000 from $28,000 for the same period in 1999. Cost of subscriptions increased to $1.0 million for the six months ended June 30, 2000 from zero for the same period in 1999, due to the launch of the DoubleTwist.com Web site. Cost of services and other revenues decreased $0.4 million, or 59%, to $0.2 million for the six months ended June 30, 2000 from $0.6 million for the same period in 1999, due to the completion in 1999 of a grant funded by the National Institutes of Health. Amortization of deferred stock-based compensation allocated to cost of revenues was $51,000 for the six months ended June 30, 2000 as compared to zero in the corresponding period in 1999. Gross profit increased $0.2 million, or 20%, to $1.5 million for the six months ended June 30, 2000 from $1.3 million for the same period in 1999, due to the increase in license fees. Gross margin decreased to 54% for the six months ended June 30, 2000 from 67% in the six months ended June 30, 1999 due to the cost of launching and maintaining DoubleTwist.com.


    PRODUCT DEVELOPMENT EXPENSES.  Product development expenses increased
$4.5 million, or 172%, to $7.1 million for the six months ended June 30, 2000 from $2.6 million for the same period in 1999. The increase was due primarily to an increase in headcount, equipment depreciation and third-party consulting expenses related to the development of the DoubleTwist.com Web site. In addition, amortization of deferred stock-based compensation allocated to product development expenses increased to $433,000 for the six months ended June 30, 2000 from $9,000 for the six months ended June 30, 1999.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses increased
$4.9 million, or 277%, to $6.7 million for the six months ended June 30, 2000 from $1.8 million for the same period in 1999, due primarily to additional headcount in sales, marketing and customer support, as well as an increase in marketing expenses related to the launch of the Web site. For the six months ended June 30, 2000, we recorded amortization of deferred stock-based compensation allocated to sales and marketing expenses of $1,046,000 as compared to $1,500 in the six months ended June 30, 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $1.1 million, or 104%, to $2.1 million for the six months ended
June 30, 2000 from $1.0 million for the same period in 1999. The increase was due primarily to an increase in headcount, as well as amortization of deferred stock-based compensation allocated to general and administrative expenses of $618,000 for the six months ended June 30, 2000.

    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased $2.1 million to net interest expense of $2.1 million for the six months ended June 30, 2000 from net interest income of $93,000 for the same period in 1999. The increase was due primarily to noncash interest expense of $2.6 million related to the beneficial conversion feature and the fair value of warrants issued in connection with our bridge loan financing.

YEARS ENDED DECEMBER 31, 1999 AND 1998


    REVENUES. Total revenues in 1999 decreased $0.7 million, or 16%, to $3.6 million from $4.3 million in 1998. License fees in 1999 decreased
$0.5 million, or 18%, to $2.3 million from $2.8 million in 1998. The decrease in license fees was due to the discontinuation of sales efforts for some of our bioinformatics software applications. Services and other revenues decreased
$0.2 million in 1999, or 12%, to $1.3 million from $1.5 million in 1998. The decrease in services and other revenues was due to a management decision to discontinue the resale of third-party hardware and software in May 1999. No customer accounted for more than 10% of revenues in 1999.



    COST OF REVENUES. Cost of license fees decreased $0.1 million in 1999, or 47%, to $0.1 million from $0.2 million in 1998. Cost of services and other revenues decreased $0.3 million in 1999, or 25%, to $0.9 million from $1.3 million in 1998. The decrease in cost of services and other revenues was due to the discontinuance of the resale of third-party hardware and software. Amortization of deferred stock-based compensation allocated to cost of revenues was $7,000 in 1999. Gross profit decreased $0.3 million in 1999, or 9%, to $2.5 million from $2.8 million in 1998. The decrease was due to the decrease in license fees. Gross margin increased to 71% in 1999 from 66% in 1998 due to the decrease in revenues from the resale of third-party hardware and software, which have a lower gross margin than revenues from license fees or services.


    PRODUCT DEVELOPMENT EXPENSES.  Product development expenses increased
$1.6 million in 1999, or 31%, to $6.9 million from $5.3 million in 1998. The increase was due to third-party consulting expenses related to the development of DoubleTwist.com, as well as increased equipment depreciation expenses. In addition, amortization of deferred stock-based compensation allocated to product development expenses was $106,000 in 1999.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased $0.9 million in 1999, or 20%, to $4.9 million from $4.0 million in 1998. The increase was due to additional marketing expenses related to the launch of DoubleTwist.com as well as amortization of deferred stock-based compensation allocated to sales and marketing expenses of $153,000 in 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.6 million in 1999, or 34%, to $2.3 million from $1.7 million in 1998. The increase was due primarily to strategic and other consulting expenses, and expenses related to the Scientific Advisory Board. Amortization of deferred stock-based compensation allocated to general and administrative expenses was $23,000 in 1999.

    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net increased $0.5 million in 1999, or 120%, to net interest income of $91,000 from net interest expense of $0.4 million in 1998. The increase was primarily due to interest income on increased cash balances from equity financings in February 1999.

YEARS ENDED DECEMBER 31, 1998 AND 1997


    REVENUES. Total revenues in 1998 increased $3.0 million, or 233%, to $4.3 million from $1.3 million in 1997. License fees in 1998 increased
$2.3 million, or 449%, to $2.8 million from $0.5 million in 1997. The increase in license fees was due to an increase in sales of our bioinformatics software applications. Services and other revenues increased $0.7 million in 1998, or 91%, to $1.5 million from $0.8 million in 1997. The increase was due to an increase in maintenance and service revenues from the installation and support of our products, an increase in the resale of third-party hardware and software and a grant from the National Institutes of Health. For the year ended
December 31, 1998, three customers accounted for 13%, 12% and 11% of our net revenues. For the year ended December 31, 1997, five customers accounted for 30%, 30%, 13%, 12% and 11% of our net revenues.



    COST OF REVENUES. Cost of license fees increased $0.2 million in 1998, to $0.2 million from $2,000 in 1997. The increase was due to the increase in license fee and to an increase in third-party software bundled with our products. Cost of services and other revenues increased $0.9 million in 1998, or 241%, to $1.3 million from $0.4 million in 1997, due to the increase in services and other revenues. Gross profit increased $1.9 million in 1998, or 208%, to $2.8 million from $0.9 million in 1997. Gross margin decreased to 66% in 1998 from 71% in 1997 due to the increase in revenues from the resale of third-party hardware and software, which have a lower gross margin than revenues from license fees or services.


    PRODUCT DEVELOPMENT EXPENSES. Product development expenses increased $0.3 million in 1998, or 6%, to $5.3 million from $5.0 million in 1997 due primarily to increased compensation expenses.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses increased
$1.8 million in 1998, or 88%, to $4.0 million from $2.2 million in 1997, due primarily to additional headcount in sales, marketing, professional services and customer support, as well as an increase in commission expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased $0.3 million in 1998, or 14%, to $1.7 million from $2.0 million in 1997 due primarily to a reallocation of personnel.


    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased $0.5 million in 1998, or 461%, to net interest expense of $0.4 million from net interest income of $0.1 million in 1997. The decrease was primarily due to a lower average in cash balances during 1998 due to losses from operations and to interest expense related to the issuance of warrants to investors and to a financial institution.


INCOME TAXES

    We incurred net losses during the past three years and consequently are not subject to corporate income taxes. At December 31, 1999, we had federal net operating loss carryforwards of approximately $27.9 million, state net operating loss carryforwards of approximately $6.8 million, federal research and development credits of approximately $0.6 million and state research and development carryforwards of approximately $0.4 million. The net operating loss and credit carryforwards will expire at various dates beginning in the year 2002. The utilization of net operating loss carryforwards to reduce future income taxes will depend on our ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. In addition, the maximum annual use of the net operating loss carryforwards is limited in certain situations where changes occur in our stock ownership.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception we have primarily funded our operations through private placements of our preferred stock and convertible notes, through which we raised aggregate net proceeds of $65.7 million through June 30, 2000. We have also financed our operations through equipment loans and lease financings. As of June 30, 2000, we had outstanding bank and other borrowings of $6.0 million and additional availability under our bank facilities of $0.8 million. As of June 30, 2000, we had cash and cash equivalents and short term investments of $21.8 million. In July 2000, we received net proceeds of $7.7 million from the private placement of our Series E preferred stock.


    In April 1997, we obtained $2.0 million in equipment lease financing from Comdisco Ventures. Amounts borrowed to purchase computer hardware and software bear interest at 6.5% per year and are payable in 48 monthly installments. In connection with this facility, we issued Comdisco a warrant to purchase 10,090 shares of our Series B convertible preferred stock at $6.442 per share. In
May 1998, we obtained $1.0 million in equipment lease financing from Comdisco Ventures. This financing bears interest at 8.25% per year and is payable in 48 monthly installments. In connection with this facility, we issued Comdisco a warrant to purchase 12,500 shares of our Series C convertible preferred stock at $2.80 per share. These facilities are secured by the computer equipment purchased with the loans and have no remaining available balance.


    In August 1998, we entered into a $1.0 million equipment loan agreement with Silicon Valley Bank, which became available to us in December 1998. This financing bears interest at the bank's prime rate plus 0.5% per year and is payable in 36 monthly installments. In connection with this facility, we issued Silicon Valley Bank a warrant to purchase 12,500 shares of our common stock at $6.442 per share. In November 1998, we issued Silicon Valley Bank a warrant to purchase 3,703 shares of Series C preferred stock at a price of $2.80 per share in connection with a bridge loan which was made by Silicon Valley Bank. In February 2000, we obtained an additional $1.5 million equipment loan from Silicon Valley Bank. Borrowings bear interest at the bank's prime rate plus 0.5% per year and are payable in 36 monthly installments. In June 2000, we obtained an additional $3.0 million equipment loan from Silicon Valley Bank. Borrowings bear interest at the bank's prime rate plus 1.0% per year and are payable in 36 monthly installments. There is no remaining available balance under any of these agreements. The agreements governing the terms of these loans contain restrictions on the payment of dividends and financial covenants, including, but not limited to, tangible net worth requirements and current and debt service ratios. We were not in compliance with the financial covenants at December 31, 1999. We received the necessary waivers from the financial institutions and are currently in compliance with the covenants.


    In April 2000, we entered into an agreement to loan $4.5 million to an unrelated third party for the purchase of a building. The note bears interest at 10.5% per year with interest only payments due monthly and principal due in 2010. We will lease the building from the third party for a term of ten years with two five-year options to extend the term. Future minimum lease payments under the building lease are $293,140, $1,768,580, $1,827,360, $1,888,200,
$1,951,200 and $12,751,680 for the years ending December 31, 2000, 2001, 2002,
2003, 2004 and thereafter.


    Net cash used in operating activities was $7.8 million, $7.8 million, $7.9 million and $10.6 million in 1997, 1998, 1999 and for the six months ended June 30, 2000. The decreases in cash were primarily attributable to operating losses.

    Net cash used in investing activities was $0.5 million, $0.2 million, $3.4 million and $16.9 million in 1997, 1998, 1999 and for the six months ended June 30, 2000. The increase in cash used in investing activities for the year ended December 31, 1999, over the prior period was due to the acquisition of equipment for DoubleTwist.com, the purchase of marketable securities and an investment in restricted cash and notes receivable for the lease of a building. We acquired an additional $1.5 million, $0.9 million and $0.3 million of equipment in 1997, 1998 and 1999 under an equipment lease and presented these funds as a noncash transaction in our financial statements. In April 2000, we made a loan in the principal amount of $4.5 million for the purchase of a building which we will be leasing from the purchaser commencing in October 2000. The loan bears interest at 10.5% per year, payable monthly, and the principal is payable in full in April 2010.

    Net cash provided by financing activities was $10.1 million, $16.1 million, $2.2 million and $41.1 million in 1997, 1998, 1999 and for the six months ended June 30, 2000 and resulted primarily from $9.9 million in net proceeds from the issuance of Series B convertible preferred stock in 1997, from $18.4 million in net proceeds from the issuance of Series C convertible preferred stock and convertible notes in 1998 and 1999, and from $37.0 million in net proceeds from the issuance of Series D convertible preferred stock and convertible notes in 2000.


    We believe that our available cash resources will be sufficient to meet our liquidity needs to maintain our existing level of operations for at least the next 12 months. We believe that our available cash resources plus the net proceeds of this offering will be sufficient to fund our anticipated growth for at least the next 12 months. Our future long-term capital needs will depend significantly on the rate of growth of our business, the timing of expanded service offerings and the success of these services once they are launched. Any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If the net proceeds of this offering, together with our available funds and cash generated from operations, are insufficient to satisfy our long-term liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail expansion of our services. If we issue additional securities to raise funds, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In July of 1999, the FASB issued Statement of Financial Standards No. 137, or SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet evaluated the effects of this change in our operations. We do not currently hold derivative instruments or engage in hedging activities.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. In June 2000, the SEC issued SAB 101B which delays the implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We believe that our current revenue recognition policy is in compliance with SAB 101.


    In March 2000, the Emerging Issues Task Force reached a consensus on
Issue 00-2, ACCOUNTING FOR THE COSTS OF DEVELOPING A WEB SITE (EITF 00-2). In general, EITF 00-2 states that the costs of developing a Web site should be accounted for under provisions of Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. We are currently evaluating EITF 00-2 and do not believe that the pronouncement will have a significant impact on our financial position, results of operations or cash flows. EITF 00-2 is effective for costs incurred after June 30, 2000.


    In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion
No. 25 (FIN 44). This Interpretation clarified the definition of an employee for purposes of applying Accounting Practice Board Opinion 25, Accounting for Stock Issued to Employees, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occurred after either December 15, 1998, or January 12, 2000. Management does not expect that FIN 44 will have a material effect on the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio and notes payable. We do not use derivative financial instruments in our investment portfolio, and our investment portfolio consists of short-term investment-grade corporate securities. These securities are highly liquid and generally mature within 12 months from our purchase date. We primarily enter into notes payable agreements to support general corporate purposes, including working capital requirements and capital expenditures.

    We are subject to fluctuating interest rates that may impact, adversely or otherwise, our results of operations or cash flows for our variable rate cash equivalents, marketable securities and notes payable. The estimated fair value of our cash equivalents and marketable securities approximates costs due to their short maturities. The estimated fair value of our notes payable approximates carrying value based on rates currently available for debt with similar terms and remaining maturities.

    This table below presents principal amounts and related weighted average interest rates by year for our cash and cash equivalents and notes payable:

                                                      2000        2001       2002       TOTAL
                                                   ----------   --------   --------   ----------
ASSETS
Cash and cash equivalents........................  $1,089,315   $     --   $     --   $1,089,315
Weighted average interest rate...................       5.82%                              5.82%
LIABILITIES
Variable rate debt (prime plus 0.5%)
  Notes payable to bank..........................  $  333,333   $333,333   $250,001   $  916,667

                                    BUSINESS

OVERVIEW


    We are a leading provider of genomic information and bioinformatics tools to the life sciences industry. Our mission is to empower life scientists by simplifying and accelerating genomic research. Each of our products is designed to cost-effectively improve life science research productivity and capability within pharmaceutical and biotechnology companies and research institutions.



    Our current products are:



    DOUBLETWIST.COM. Our primary product is DoubleTwist.com, a powerful, secure and comprehensive online research environment that enables the life scientist to perform sophisticated genomic analysis without requiring bioinformatics expertise. Subscribers to DoubleTwist.com receive access to intelligent and automated analysis tools, recommended products, resources and advanced, interactive software for the visualization of their research results. The technology underlying DoubleTwist.com integrates more than 25 disparate genomic databases. These databases include public databases, databases licensed from third parties and our collaborators, and our proprietary databases, such as our Annotated Human Genome Database and our Annotated Human Gene Index, which are created by processing and annotating the public genomic data with our proprietary software.



    PROPHECY. Our proprietary Annotated Human Genome Database, a regularly updated source of extensively annotated human genomic DNA sequences, is available for use on a customer's internal computer network through a product called Prophecy. Prophecy also includes software for data interpretation and visualization.



    GENEFOREST. Our proprietary Annotated Human Gene Index, a concise and regularly updated database containing expressed sequences that can be used to identify potential full-length genes and their variants, is available for use on a customer's internal computer network through a product called GeneForest. GeneForest also includes software for data interpretation and visualization.



    CLUSTERING AND ALIGNMENT TOOLS (CAT). Our proprietary software product, CAT, is used to process and analyze large sequence databases. CAT enables customers to more rapidly assemble gene fragments into full-length gene sequences and to identify gene variants. This product is available for use on a customer's internal computer network.



    Our customers include pharmaceutical and biotechnology companies and research institutions, such as Bristol-Myers Squibb Company, Merck & Co., Inc., Chiron Corporation, Genaissance Pharmaceuticals, Inc., Affymetrix, Inc., Hitachi, Ltd., E.I. du Pont de Nemours and Company, Monsanto Company, Grupo Estudios Multicentricos en Argentina (GEMA) and R.W. Johnson Pharmaceutical Research Institute.


INDUSTRY BACKGROUND

THE ROLE OF GENES IN HUMAN HEALTH


    All of the basic information required to build a living organism is encoded in deoxyribonucleic acid, or DNA. DNA molecules are structured as two parallel strands of nucleotides, specifically adenine, cytosine, guanine and thymine, in the shape of a double helix. The specific sequence of these nucleotides determines genetic identity, and the sum of the information is referred to as the genome.



    The human genome is made up of approximately 3.2 billion pairs of nucleotides, which define approximately 100,000 genes. Genes are hereditary segments of genomic DNA, each capable of specifying the synthesis of one or more specific proteins. These proteins work together to define and regulate vital cellular functions.


    Proteins are created from DNA through processes called transcription and translation. First, the parallel strands of the DNA molecule unwind forming a template for the synthesis of ribonucleic acid,

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
or RNA, in a process called transcription. The non-protein coding portions of this RNA transcript are then removed, creating a messenger RNA molecule, or mRNA, which includes only the information required to build a protein. The mRNA molecule then becomes a template for protein synthesis in a process called translation. Protein-coding DNA sequences only account for approximately five percent of the total genomic DNA. The other 95 percent of non-coding genomic DNA is sometimes referred to as junk DNA.

    Variation in genes dictates differences in one's development, physiology and disease susceptibility and progression. In fact, nearly every disease has a genetic component. Individual genetic profiles also determine individual responses to certain medications. Some diseases, such as cystic fibrosis, are caused by a single gene mutation. Others, such as cancer, can be the result of multiple mutated and interacting genes. The consequences of genetic variation also can be external to the human genome. For example, different strains of the HIV virus elicit different responses in different individuals.


    Using the understanding of the role of genes to create drugs is a relatively new phenomenon within the drug discovery industry. Historically, drugs were derived either from natural products or by serendipity and were designed to treat symptoms, generally without an understanding of the underlying genetic components of the disease. Only in the last 20 years has genetic engineering been used to create drugs. Examples of the first genetically engineered drugs include erythropoietin, used to treat anemia, and insulin. Advances in understanding the role of genes in human health and disease and new technologies for interpreting genomic data are expected to improve medical treatment by facilitating the development of drugs that target the biological roots of disease.


SEQUENCING THE GENOME AND IDENTIFYING NEW DRUG TARGETS


    Several public and private organizations are engaged in decoding the sequence of nucleotides in the genomes of a number of organisms, including the human genome. In a recent milestone, the Human Genome Project, an international research effort designed to determine the complete sequence of the human genome and discover all human genes, announced the completion of a "rough draft" of the human genome sequence.



    The sequencing process and associated research have generated an enormous amount of raw data, which often contain errors, such as inaccuracies and redundancies, and are often unorganized, incomplete and poorly annotated. Further, much of these data are located in disparate databases with no single point of access. It is expected that the amount of data will continue to grow exponentially as technology improves and scientists build upon their existing knowledge of the human genome.



    The sequencing process is only a first step in applying genomic data to the biomedical research process. A necessary next step is annotation, which involves performing a range of analyses designed to locate genes and to predict the function of their protein products in cellular processes and disease. Identifying and predicting the function of genes within the raw sequence data and performing experiments to confirm these hypotheses allows researchers to identify biological targets. New drugs and diagnostic technologies are designed to interact with these target molecules.



    Identifying targets for drugs or diagnostics involves the following types of data analysis:



    - DNA SEQUENCE ANALYSIS involves identifying gene location, searching for similarities across organisms, predicting the protein products of genes and their structure, and identifying gene families.



    - GENE EXPRESSION ANALYSIS involves analyzing whether a gene is active or repressed in a particular disease state or tissue type. Common technologies include the study of Expressed Sequence Tags, or ESTs, which are fragments of expressed genes.


    - GENETIC VARIATION STUDIES involve the study of gene variants such as single nucleotide polymorphisms (SNPs)--single nucleotide variations in a particular gene that can affect a person's susceptibility to disease or response to various treatments.

    - PATHWAY STUDIES involve mapping how proteins and small molecules interact in order to identify specific biological processes which may be associated with disease.

    - PROTEOMICS involves the study of proteins, including their structure, function, expression and interactions with other proteins in order to determine disease-related proteins or identify potential therapies.


    Pharmaceutical and biotechnology companies are aggressively analyzing the available genomic and proteomic data for new targets in order to build their drug pipelines. According to the Pharmaceutical Research and Manufacturers of America, the human genome contains approximately 3,000 to 10,000 biological molecules of potential value as targets for drugs or diagnostics, whereas only about 500 such molecules have been identified so far.


THE ROLE OF BIOINFORMATICS IN THE LIFE SCIENCES INDUSTRY


    Bioinformatics is the application of information technology to the life sciences industry, specifically the storage, management and analysis of genomic and other biological data. Over the past few years, bioinformatics has become increasingly crucial to the management and analysis of the sequence data generated by the Human Genome Project and similar efforts. Advances in computational processing and computer-aided data visualization have increased the ability of bioinformatics tools to facilitate rapid interpretation and analysis of genomic data.



    Access to comprehensive data and the tools to manipulate and analyze these data is critical to the process of converting genomic information into promising biological targets and then successful drug candidates and diagnostic devices. However, the life sciences industry faces significant analytical and data management challenges before it can capitalize on the promise of genomics.


BIOINFORMATICS CHALLENGES FACING THE LIFE SCIENCES INDUSTRY


    There is currently no comprehensive research environment that addresses the full spectrum of an organization's needs for drug discovery research. As a result, some pharmaceutical and large biotechnology companies have attempted to implement bioinformatics software systems in-house, requiring significant internal investments in computer hardware, software, personnel and maintenance. These companies often establish dedicated, centralized departments, staffed by bioinformaticists. However, these individuals, trained in computer science and biology, are scarce and often do not have the resources both to update and maintain the databases and to adequately serve the analysis needs of the life scientist. As a result we believe that, as seen in other industries, there will be a greater trend toward outsourcing bioinformatics.



    Smaller biotechnology companies and academic institutions typically do not have the resources to implement an adequate in-house bioinformatics software system. As a result, they rely on less comprehensive publicly available tools, such as those provided by the National Center for Biotechnology Information, for their analyses.


    In summary, the following are examples of current bioinformatics challenges facing the life sciences industry:


    - The amount of available genomic information is increasing exponentially, and there is no single point of access to multiple sources of disparate public and private data. Further, data provided through public sources often contain errors and are often unorganized, incomplete and poorly annotated.



    - As the amount of publicly available data grows, organizations are faced with the challenge of integrating public data with their proprietary or licensed data in a secure environment.



    - Individual life scientists typically do not have direct access to sophisticated bioinformatics tools or the training to use many of the currently available tools. In addition, even within large organizations, bioinformaticists are scarce and often are unavailable to serve the needs of all of the organization's life scientists.



    The explosion in available genomic data has brought about the need for an advanced, cost-effective, bioinformatics research environment that integrates multiple sources of data and that life scientists can securely access and easily use.


THE DOUBLETWIST SOLUTION


    We are a leading provider of genomic information and bioinformatics tools to the life sciences industry. We provide a powerful, secure and comprehensive online research environment that enables the life scientist to perform sophisticated genomic analysis without requiring bioinformatics expertise. DoubleTwist.com is available by subscription through our secure Web site, and we also license components of the site's underlying technology, including Prophecy, GeneForest and our Clustering and Alignment Tools (CAT), for use on a customer's internal computer network.


    Our mission is to empower life scientists by simplifying and accelerating genomic research. To support this mission, we:


    - AGGREGATE AND INTEGRATE PROPRIETARY, PUBLIC AND THIRD-PARTY DATA. Using our internal bioinformatics expertise and computational capabilities, we process and error-correct the public data in order to provide value-added, target-enriched databases, which are offered as part of DoubleTwist.com, Prophecy and GeneForest. By integrating our proprietary data with the numerous public databases, as well as with other licensed third-party databases, DoubleTwist.com provides life scientists with a single point of access to more than 25 sources of genomic information. In addition, CAT enables customers to integrate and analyze proprietary, public and third-party data in a single application.



    - PROVIDE A SECURE, ROBUST TECHNOLOGY INFRASTRUCTURE. Underlying DoubleTwist.com is a highly secure and reliable infrastructure that can scale as customers' demands increase. Our research environment has been designed in such a way that components of the technology can be licensed separately for use on a customer's internal computer network. The data associated with these component products is provided in a format that can be integrated with our customers' own data and software systems. Each of these component products can be used with the others and with DoubleTwist.com. The DoubleTwist.com software architecture ensures that our product is reliable and able to scale to handle increasing computational demands, and that our customers' data as well as their online interactions are confidential.



    - SIMPLIFY AND ACCELERATE GENOMIC ANALYSIS. By automating processes that typically require bioinformatics expertise, our products simplify genomic analysis and accelerate the drug discovery process. Through DoubleTwist.com, we provide intelligent, automated programs, called Research Agents, which conduct genomic analysis and continual database monitoring on behalf of the user. These Research Agents have been designed to save time and reduce the complexity of genomic analysis by automating the activities that would otherwise be conducted by trained bioinformaticists. In addition, our advanced software for data interpretation and visualization facilitates the rapid interpretation of analysis results by aggregating a large amount of data into one easily comprehensible and interactive graphical view.


OUR STRATEGY


    Our goal is to provide the leading research environment for genomic information and bioinformatics analysis. Our mission is to empower life scientists by simplifying and accelerating genomic research. Our strategy is to:



    CREATE A COMPREHENSIVE WORK ENVIRONMENT THAT EMPOWERS LIFE SCIENTISTS. We intend to create a comprehensive work environment for genomic research. As part of this strategy, we will continue to:

    - simplify access to multiple sources of genomic data through a common user interface;


    - facilitate and automate genomic database searches;


    - aid the rapid interpretation of results with interactive, graphical data viewers;


    - centralize project management with online data storage;

    - provide continual updates using our automated data monitoring tools;

    - link research results to scientific journal articles and other literature; and

    - streamline laboratory product ordering with a seamless link from research to relevant goods and data.


    ENHANCE THE FUNCTIONALITY OF OUR PRODUCTS BY ADDING MORE TOOLS AND RESOURCES. We intend to continue to enhance our products by adding tools and resources. We intend to continue to improve our computational methods, software tools and user interface to further enhance our technology. In addition, we plan to integrate new resources into DoubleTwist.com by expanding our relationships with database and other technology providers.



    ENHANCE THE VALUE OF OUR PRODUCTS BY AGGREGATING THIRD-PARTY DATA AND ALLOWING FOR THE INTEGRATION OF CUSTOMER DATA. Our technology infrastructure has been designed to allow for the integration of databases from third parties. This provides a cost-effective way for us to regularly enhance the value of our products. Using our bioinformatics expertise and computational processing capabilities, we plan to continue to aggregate and annotate public and proprietary genomic data as such data becomes available. In addition, we intend to expand the capability of our products to integrate our customers' data.



    REMAIN A NEUTRAL SOURCE FOR GENOMIC INFORMATION AND ANALYSIS. We believe our neutrality provides us with a strategic advantage in attracting both collaborators and customers from the pharmaceutical and biotechnology industries since we do not compete with them in either the laboratory generation of intellectual property or the development of drugs. We do not intend to develop drugs or to secure rights to drug targets identified using our products. We are, and intend to continue to be, a neutral showcase and channel for our collaborators' data.



    CONTINUE TO COMPUTATIONALLY GENERATE PROPRIETARY GENOMIC DATA. We intend to use our bioinformatics expertise and computational processing capabilities to continue to generate proprietary genomic information from publicly available data. For example, we may use these capabilities to annotate data for additional species important for biomedical research, such as the mouse, in order to provide additional value-added annotated databases. Furthermore, since we are not patenting this data, we intend to continue to provide a royalty-free source of high-quality genomic information.



    RAPIDLY BUILD OUR CUSTOMER BASE AND EXPAND OUR PRODUCT LINE INTO NEW MARKETS. We intend to rapidly build our customer base by aggressively marketing to the life sciences industry, through our direct sales force and traditional marketing channels, and by leveraging our existing customer relationships, by introducing customers to our other products and the benefits of upgraded subscriptions. In addition, we intend to expand the use of free trial subscriptions to DoubleTwist.com. In the future, we also intend to leverage our software capabilities to address the needs of other large markets that require genomic information, such as physicians and genetic counselors. We may pursue these opportunities either on our own or through acquisitions or collaborations that complement or extend our current product line.

OUR PRODUCTS


    Our products include DoubleTwist.com, Prophecy, GeneForest and our Clustering and Alignment Tools (CAT).



                 PRODUCT                                  KEY FEATURES
DOUBLETWIST.COM                             Online research environment that provides
LAUNCHED JANUARY 2000                       access to multiple sources of genomic
                                            data, automated analysis and advanced
                                            data visualization tools.

PROPHECY                                    Extensively annotated database of human
LAUNCHED JUNE 2000                          genomic DNA sequences and software for
                                            data interpretation and visualization.

GENEFOREST                                  Concise, annotated database of novel
LAUNCHED AUGUST 2000                        expressed gene transcripts (mRNAs and
                                            ESTs) and their variants and software for
                                            data interpretation and visualization.

CLUSTERING AND ALIGNMENT TOOLS (CAT)        Software for processing and analyzing
LAUNCHED OCTOBER 1998                       large genetic sequence databases.



    License fees for CAT and our other enterprise software products accounted for 40%, 65%, 64% and 72% of our total revenues in 1997, 1998, 1999 and the nine months ending September 30, 2000. DoubleTwist.com, Prophecy and GeneForest, launched in 2000, generated aggregate revenues of approximately $800,000 through September 30, 2000. In addition, in 1997, a one-time contract accounted for 39% of our total revenues and, in 1999, maintenance fees accounted for 16% of our total revenues.


DOUBLETWIST.COM


    Our primary product is DoubleTwist.com, a powerful, secure and comprehensive online research environment that enables the life scientist to perform sophisticated genomic analysis without requiring bioinformatics expertise. By providing a powerful, automated and easy-to-use Web-based computer application, DoubleTwist.com simplifies and accelerates the drug discovery process. The key benefits of DoubleTwist.com include:


    - IMPROVED RESEARCHER PRODUCTIVITY. By creating a single source for genomic data through the integration of disparate public and proprietary databases, DoubleTwist.com allows life scientists to quickly and efficiently access many databases simultaneously. In addition, our Research Agents monitor changes or additions to databases, avoiding the need for scientists to conduct repetitive searches across multiple databases and cross-reference data and literature in order to stay up-to-date.

    - EXPANDED ANALYSIS CAPABILITIES FOR LIFE SCIENTISTS. Our Research Agents automate processes traditionally performed by a bioinformaticist using complex computer programs. DoubleTwist.com enables individual life scientists to perform advanced genomic analyses without specialized training in bioinformatics.

    - REDUCED COST OF GENOMIC RESEARCH. We host advanced genomics research applications supported by powerful bioinformatics hardware and software, eliminating the need for our customers to make large investments in internal bioinformatics systems and specialized personnel. Our Web-based business model allows smaller biotechnology companies and academic institutions, which traditionally have not had access to advanced bioinformatics capabilities, to more rapidly and cost-effectively gain access to sophisticated genomic analysis resources.



    DoubleTwist.com is sold as an annual per user subscription at one of three pricing levels: Bronze, Silver or Gold. Subscriptions are based on the number of sequence analyses and the degree of access to Research Agents, research resources and data. Additional sequence analyses and research resources can be purchased on an a-la-carte basis. The Bronze subscription provides complimentary access to a limited number of DNA and protein sequence analysis Research Agents, and allows users to analyze and store up to 10 sequences on our secure server. The Silver subscription allows additional sequence analysis and storage, and offers users access to additional functionality and data, including Expressed Sequence Tag, or EST analysis for constructing full-length gene sequences from expressed gene fragments (ESTs). The Gold subscription provides users with our highest level of sequence analysis and storage, and offers users access to our Annotated Human Genome Database and other databases and analysis tools. All subscriptions allow users to access resources including laboratory protocols and protein pathway databases, our desktop sequence analysis applications and educational courses.



    DOUBLETWIST.COM DATABASES. The databases underlying DoubleTwist.com include continually updated public and licensed databases, literature databases, DoubleTwist-generated proprietary databases (computationally derived from public data) and collaborator databases. These databases contain data on protein interactions, novel genes, patents and other relevant information.



                   SELECTED DATABASES UNDERLYING DOUBLETWIST.COM
PUBLIC AND LICENSED DATABASES              DOUBLETWIST'S PROPRIETARY DATABASES
Blocks+                                    Annotated Human Gene Index
DbEST                                      Annotated Human Genome Database
GenBank                                    Arabidopsis Gene Index
GenPept                                    Drosophila Gene Index
Medline                                    Mouse Gene Index
PDB
PFAM                                       COLLABORATOR DATABASES
PRINTS                                     AlphaGene proprietary gene inventory
PRODOM                                     Derwent GENSEQ patent database
Swiss-Prot                                 HighWire Press literature database
TrEMBL                                     ProNet Online (Myriad Genetics, Inc.)
Unigene



    DOUBLETWIST.COM RESEARCH TOOLS. Research tools are at the core of the DoubleTwist.com product. These tools include our automated Research Agents (Profile and Monitor Agents), as well as software applications for sequence analysis, data interpretation and visualization. Profile Agents perform a comprehensive, one-time search based on a query or request from the user, and Monitor Agents continually search the databases underlying DoubleTwist.com and notify the user of any additions or changes.


    To conduct an analysis, the user submits a sequence or set of sequences and selects one or more Research Agents. When a Research Agent has completed its analysis, it sends an email notifying the user that a new report has been placed in the user's online password-protected project folder.

    These DoubleTwist.com research tools enable life scientists to:

    - discover new genes and gene function;

    - identify new members of a gene family;

    - analyze the gene structure of human genomic DNA;

    - compare DNA and protein sequences; and

    - identify protein function.


   RESEARCH TOOL                             DESCRIPTION
Profile Agents       Automated programs for comprehensive DNA and protein
                     sequence analysis

Monitor Agents       Automated programs for on-going database monitoring and
                     notification of relevant updates

Genomic Viewer       Interactive data interpretation and visualization tool that integrates the results of multiple scientific analyses
                     enabling users to examine gene structure

Cluster Viewer       Interactive data interpretation and visualization tool that enables users to examine computationally generated
                     full-length sequences and their variants

TwistTools           Desktop sequence analysis tools


    DOUBLETWIST.COM RESOURCES. In addition to research tools, we provide a number of resources on DoubleTwist.com that help support life science research. These include educational services, and searchable sources of additional information on biological protocols, protein interactions and pathways.

     RESOURCE                                DESCRIPTION
TwistEd              Bioinformatics educational tutorials

ProNet Online        Database and visualization tools exclusively licensed from
                     Myriad Genetics, Inc. for analyzing protein-protein
                     interactions

Protocol Online      Searchable site for molecular and cell biology protocols and discussion groups

EcoCyc               Online encyclopedia of E. COLI metabolic pathways


    DOUBLETWIST.COM E-COMMERCE. DoubleTwist.com provides scientists with a way to identify relevant laboratory supplies and genomic data that are associated with the research they are conducting on our site. Through our collaborations with life science suppliers and e-commerce platform providers, including Chemdex, an operating company of Ventro Corporation, scientists will be able to click-through to purchase from these suppliers, making the purchasing process both easier and more efficient. Currently, scientists can purchase products from AlphaGene, Inc., CLONTECH Laboratories, Inc. and Invitrogen Corporation. We are in the process of integrating product databases from additional suppliers.



    DOUBLETWIST.COM CONTENT. Our Web-based product model also allows us to provide an up-to-date source of news and other information that is of interest to life scientists. As part of this ancillary service, we have established an in-house editorial team that provides original features, research methods reviews and commentary. In addition, we license content from such organizations as ScreamingMedia.com, Inc., an aggregator of news sources, Oncology.com, a source of news and information on cancer research, and Stockpoint, Inc., a provider of online investment analysis tools and financial information.


PROPHECY


    Prophecy consists of our regularly updated Annotated Human Genome Database and its associated data interpretation and visualization tools. Prophecy provides customers with an extensively annotated source of human genomic DNA sequences that facilitates target discovery by enabling users to identify novel genes, examine gene structure and predict gene function. This product is designed for customers who wish to analyze gene structure and function within the context of the whole genome, and who wish to access this data and functionality on a customer's internal computer network.


    The key benefits of Prophecy include:


    - INCREASED UNDERSTANDING OF THE HUMAN GENOME. The proprietary analytical methodology used to process the public genomic data produces annotation that allows life scientists to more quickly understand gene structure and function. Obtaining a comprehensive view of the human genome. allows users to identify other genes that may be functionally related to the gene of interest and to study the regions that regulate the expression of these genes.


    - RAPID INTERPRETATION OF RESEARCH RESULTS. Prophecy includes our Genomic Viewer, which integrates the result of various annotation methodologies into a single, interactive application. Thus, the tool facilitates rapid, interactive discovery and pattern recognition through graphical representation of genomic sequences and related information.

    - ABILITY TO PERFORM CONCEPT-BASED QUERIES. Prophecy provides a text-based search tool that allows for concept-based queries, enabling scientists to mine the database for genes associated with specific disease states, gene or protein families, sequence or chromosome positions or other types of annotation.

    Prophecy is currently sold as an annual per site subscription with regular data updates. If desired by the customer, subscriptions to Prophecy can be bundled with subscriptions to DoubleTwist.com, allowing users to access the most up-to-date information, automated analysis and database monitoring through the Web site's Research Agents.

GENEFOREST


    GeneForest consists of our regularly updated Annotated Human Gene Index database and its associated data interpretation and visualization tools. GeneForest provides customers with a compendium of genes computationally derived and annotated from public domain EST and mRNA sequences. This product is designed for customers wishing to analyze only expressed sequences that code for protein products, in contrast to Prophecy which provides comprehensive information on gene structure. These data can be used to identify potential full-length genes and their variants, to predict protein function and family associations, and to investigate gene expression patterns. The product is designed for customers wishing to access this data and functionality on their internal computer network.



    A key benefit of GeneForest is that its underlying Annotated Human Gene Index compresses the public domain EST and mRNA sequences into a more concise, accurate and annotated database. Further, we provide data interpretation and visualization tools to facilitate the graphical interpretation and validation of computationally derived, full-length consensus sequences.


    GeneForest is currently sold as an annual per site subscription with regular data updates. If desired by the customer, subscriptions to GeneForest can be bundled with subscriptions to DoubleTwist.com, allowing users to access the most up-to-date information, automated analysis and database monitoring through the Web site's Research Agents.

CLUSTERING AND ALIGNMENT TOOLS (CAT)


    Our proprietary Clustering and Alignment Tools (CAT) have been used by more than 25 organizations to more rapidly assemble gene fragments into full-length genes and to identify gene variants, enabling users to more effectively analyze public and in-house genomic data.



    A key benefit of these tools is their ability to integrate multiple data sources and data types into a single application, meeting a significant infrastructure challenge for companies generating their own data as well as subscribing to third-party sequence databases. Our Cluster Viewer allows users to examine sequence detail from clusters of similar sequences to the nucleotide level. As a result, users can visualize genetic sequence variations.



    The CAT product is sold as a software license. In addition, we use these tools to assist in creating our gene index databases, which are available through DoubleTwist.com and GeneForest.


SALES AND MARKETING

    We are marketing our products to the global life sciences industry. We expect to expand our sales and marketing organization and activities and to drive market awareness and sales in the following ways:

    - ESTABLISH BROAD-BASED USAGE OF DOUBLETWIST.COM. To raise awareness among life scientists of DoubleTwist.com and its benefits, we have launched a marketing campaign using traditional and online media, such as journal advertising, trade show exhibits, seminars, direct mail and email. As part of our marketing strategy we have made certain features of the site available to potential subscribers free of charge. In this way, we expect to generate demand for DoubleTwist.com among life scientists who may encourage their employers to purchase upgraded subscriptions to the product.


    - LICENSE COMPONENTS OF DOUBLETWIST.COM. We license Prophecy, GeneForest and Clustering and Alignment Tools (CAT) for use on customer's internal computer network. These products include links to DoubleTwist.com, introducing customers to the benefits of our comprehensive online research environment. In this way, we expect to generate demand for DoubleTwist.com among pharmaceutical and biotechnology customers using Prophecy, GeneForest and CAT.


    - LEVERAGE RELATIONSHIPS WITH EXISTING CUSTOMERS. We intend to leverage our relationships with pharmaceutical and large biotechnology companies that have previously purchased our enterprise software products, such as CAT, to further drive subscriptions for DoubleTwist.com and its component products.


    In October 2000, we entered into an exclusive agreement with Hitachi, Ltd. for distribution and marketing of our DoubleTwist.com, Prophecy and GeneForest products to the Asia-Pacific market. The agreement expires on September 30, 2001 but is automatically renewed for successive one-year terms unless terminated by either party upon at least 60 days prior notice. In October 2000, we also entered into an exclusive agreement with Hitachi, Ltd. for marketing and distribution of CAT to the Asia-Pacific region. The agreement, which superseded a similar agreement entered into in April 2000, expires on September 30, 2001 but is automatically renewed for successive one-year terms unless terminated by either party upon at least 60 days prior notice.



    Our sales team is divided into academic and commercial sales units, including direct and telephone sales associates across North America and Europe. These sales teams rely on our marketing communications efforts as well as our internal usage tracking systems to identify, develop and close leads. As of September 30, 2000, our worldwide sales and marketing group had 54 employees located in the United States and Europe. We expect to expand our sales and marketing group as we continue to commercialize our products.



    Of total revenues in 1997, 70% and 30% were derived from customers located in the United States and Europe. Of total revenues in 1998, 96% and 4% were derived from customers located in the United States and China. Of total revenues in 1999, 100% were derived from customers located in the United States. Of total revenues in the nine months ended September 30, 2000, 60% and 40% were derived from the United States and Japan.

COLLABORATIVE RELATIONSHIPS



    We have established collaborative relationships as a means of integrating additional features and content into DoubleTwist.com. Our emphasis on software technology and neutrality gives us an advantage in attracting content collaborators, since we do not compete with them in either the laboratory generation of intellectual property or in the development of drugs. Rather, we act as a showcase and a channel for our collaborators by integrating their products into our software system. Our collaborative relationships include the following scientific database and content, research tools and e-commerce collaborators:



    OUR SCIENTIFIC DATABASE AND CONTENT COLLABORATORS:


    - AlphaGene, Inc., for its proprietary gene inventory;

    - Derwent Information Ltd., for its GENSEQ patent database;

    - EraGen Biosciences, Inc., for its Master Catalog database of gene family trees;

    - Highwire Press, for its full-text journal articles;


    - Myriad Genetics, Inc., for its ProNet Online database of protein-protein interactions;


    - Oncology.com, for news and information on cancer research;

    - Popular Proteins, LLP, for its protein network data; and

    - Proteome, Inc., for its model organism databases.


    OUR RESEARCH TOOLS COLLABORATORS:


    - BioTools Incorporated, for its GeneTool and PepTool desktop sequence analysis software;

    - Molecular Simulations Inc., for its tools for analyzing protein structure; and

    - University of Pennsylvania, for its BioWidgets toolkit.


    OUR E-COMMERCE COLLABORATORS:


    - Chemdex, an operating company of Ventro Corporation, for its e-commerce infrastructure and fulfillment system;

    - CLONTECH Laboratories, Inc., for its clones and arrays;

    - Incyte Genomics, Inc., for its cDNA clones, DNA arrays, and purification and screening kits; and

    - Invitrogen Corporation, for its GeneStorm clones and DNA sequences.


    We have several models for generating revenue from our collaborators, which include:



    - INTELLECTUAL PROPERTY MARKET MAKER. We identify potential sales of our collaborators' intellectual property for a customer.



    - DATA "PAY PER VIEW." Customer pays for one-time view of a segment of our collaborators' content, as related to a specific research report arising from a DoubleTwist.com Research Agent.


    - PHYSICAL PRODUCT PURCHASE. Customer buys products, which have been identified by DoubleTwist.com Research Agents as relevant to the customer's research.

    In each of these relationships we receive a percentage of the resulting revenue from our collaborators. The agreements with our collaborators generally have a term of one year and generally are non-exclusive.


CUSTOMERS


    The following is a list of customers that have purchased at least $100,000 worth of our products since January 1, 1998:



- Affymetrix, Inc.
- ARIAD Pharmaceuticals, Inc.
- Berlex Laboratories, Inc.,
    a subsidiary of Schering AG, Germany
- Biogen, Inc.
- Bristol-Myers Squibb Company
- Chiron Corporation
- Chinese Human Genome Center
- Dow Agro Sciences
- E. I. du Pont de Nemours and Company
- Eli Lilly and Company
- EOS Biotechnology, Inc.
- Exonhit
- Genaissance Pharmaceuticals, Inc.
- Genetics Institute, a subsidiary of
    American Home Products Corporation
- Genome Therapeutics Corp.
- Grupo Estudios Multicentricos en Argentina
- Hitachi, Ltd.
- Isis Pharmaceuticals, Inc.
- Lexicon Genetics Incorporated
- Merck & Co., Inc.
- Metabolex, Inc.
- Millenium Pharmaceuticals, Inc.
- Monsanto Company, a subsidiary of
    Pharmacia Corporation
- Ontogeny, Inc.
- Rigel Pharmaceuticals, Inc.
- RW Johnson Pharmaceutical Research
    Institute, a division of Johnson & Johnson
- SUGEN, Inc., a subsidiary of
    Pharmacia Corporation



- Vertex Pharmaceuticals Incorporated
- Yamanouchi Pharmaceutical Co., Ltd.



    Our customers also include individual life scientists from several leading academic and research institutions, including Harvard Medical School, University of California at San Francisco and Cedars-Sinai Medical Center.



    In addition, researchers at many of the leading research and academic institutions have Bronze subscriptions to DoubleTwist.com. We introduce scientists to DoubleTwist.com by offering a complimentary Bronze account with limited access to features of the site. Our goal is to upgrade Bronze accounts to paid Silver or Gold subscriptions that offer higher levels of functionality.


CUSTOMER SERVICE AND SUPPORT

    We believe a high level of customer support is a distinguishing element in selling both subscription services and software products to the life sciences industry. Our key customer support functions include:

    - CUSTOMER EDUCATION AND TRAINING. Developing and delivering both internal and external education, training programs and materials. Training is provided either onsite or online.


    - TECHNICAL SUPPORT. Providing technical knowledge and solutions for customers via phone, email and online services. Online support is provided 24 hours a day, seven days a week using sophisticated online support tools. Email and phone support is provided 12 hours a day, five days a week.



    As of September 30, 2000, our customer support team consisted of 17 persons, 14 of whom hold Ph.D.s or Masters degrees. We expect to expand our customer service staff as we continue to commercialize our products.

TECHNOLOGY AND SECURITY


    Underlying DoubleTwist.com is a highly secure, reliable, and scalable technology infrastructure, which has been designed to leverage our substantial investment in hardware and software. We have built a scalable genomic data processing center based on our bioinformatics expertise and computational capabilities. This includes a distributed processing center that allows for high-speed, parallel processing of large amounts of genomic data.



    DoubleTwist.com provides a secure Web site to ensure that our customers' data as well as their online interactions are confidential. We provide our users and strategic collaborators with multiple safeguards, such as a multi-tiered architecture that isolates and protects information behind public facing servers, while multiple security firewalls protect servers hosting our customers' and collaborators' data. All user research data transmissions are secured by a 128-bit Secure Socket Layer. Access to our site is monitored using intrusion and audit tracking software, and we have in place internal company restrictions on the ability to access customer and collaborator data. The site is hosted and monitored at a facility that provides physical security, electronic security services and back-up power generation. We have not had any material breaches in the security of our Web site.


    We seek to provide a reliable system with minimal downtime. To provide this level of service, we have designed DoubleTwist.com with redundant storage and processing systems to ensure the availability of all key components. We have designed DoubleTwist.com's infrastructure to be scalable as the number of our subscribers grows. We use distributed processing technology that can load balance demand across multiple processors. Our component-based architecture will support future enhancements and the addition of new features such as new research areas, third-party services or integration of new data.


    We spent $5.0 million, $5.7 million and $7.4 million on research and development in 1997, 1998 and 1999.


COMPETITION


    We face competition from genomic data providers as well as from both traditional and online bioinformatics software companies. A number of companies focus on generating biological intellectual property, including Incyte
Genomics, Inc. and Celera Genomics Group, either to license or for internal development efforts. Both of these companies also have recently begun to provide online solutions for genomic research. The traditional bioinformatics companies, which produce bioinformatics software either as enterprise software or on a client/server basis, include LION Bioscience AG and InforMax, Inc. Other bioinformatics companies, such as Compugen Ltd. and eBioinformatics, Inc., offer online solutions. We also face competition from development groups within companies that may offer customized bioinformatic solutions.


    Our success in competing with these companies will depend on our ability to:


    - aggregate and integrate an increasingly large amount of genomic data and other resources;



    - continue to provide a comprehensive solution for genomic research;


    - develop superior software research applications and tools; and

    - maintain competitive pricing.

    Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. As a result, any of the following could occur:

    - our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements;

    - competition could seriously impede our ability to sell additional products and services on terms favorable to us;

    - our competitors may be able to provide Internet-based services at a lower cost than we can;

    - our current and potential competitors may develop and market new technologies that render our existing or future products and services obsolete, unmarketable or less competitive; and

    - our competitors may obtain patent protection or other intellectual property rights that would limit our rights or our customer's ability to use our products and services to commercialize their discoveries.

We may not be able to compete successfully against our current and future competitors, and competitive pressures that we encounter may harm our business.

INTELLECTUAL PROPERTY

    Our competitive position is in part dependent on our ability to develop and maintain the proprietary aspects of our software technology. We seek to protect the source code for our software, documentation and other written materials under patent, trademark, trade secret and copyright laws.


    Our policy is to file patent applications when we discover new software inventions. We currently have four patent applications pending relating to our proprietary technology, including patent applications on core technology for some of our early software applications and on important aspects of the technology and structure underlying DoubleTwist.com. We are also preparing to file patent applications on various other aspects of our business, including tools that can be used to view research data, processing systems, and other important attributes of DoubleTwist.com.


    We do not file patents on the sequence information in our proprietary databases, including potential novel genes. Our strategy is to remain a neutral service provider, which includes providing customers with a royalty-free source of genomic data. We believe this neutrality significantly enhances our ability to attract both customers and database partners because we do not compete with them on either the generation of intellectual property or in drug discovery.


    We have registered the trademark, DoubleTwist, and we own the domain name DoubleTwist.com. We have filed trademark applications for Prophecy and GeneForest.


    We enter into confidentiality agreements with our employees and consultants to avoid disclosure of our confidential information and restrict access to our source code. In addition, we enter into contractual arrangements with third parties, such as non-disclosure and non-compete agreements, and invention assignment agreements with our employees to further protect our proprietary information.


    We have entered into license agreements to acquire technology and data which are included in our current products. These licenses have terms of varying lengths and include both exclusive and non-exclusive rights. We cannot assure you that the other parties to these license agreements will honor the terms of the agreements or that we will be able to renew these licenses at the ends of their respective terms. If the licenses are terminated or not renewed, we might have to remove or replace the technology or data currently included in our products.


GOVERNMENTAL REGULATION

    We are subject to regulations applicable to businesses generally. In addition, we may be subject to regulation indirectly via regulation of our Web site content providers, by governmental agencies that promulgate and enforce laws and regulations generally applicable to chemicals, pharmaceuticals, controlled substances, human and biological reagents, environmental impacts, as well as U.S. and foreign export and import controls. Regulatory agencies potentially involved include the Food and Drug

Administration, the Environmental Protection Agency, the Drug Enforcement Agency, the Department of Agriculture, the Occupational Safety and Health Administration, the Department of Commerce, the Department of the Interior, and various other federal, state and local agencies and regulatory bodies.


    We rely on our customers and collaborators to meet the various regulatory and other legal requirements applicable to their role in our business. However, we are unable to verify whether they do so, or whether they are in violation of governmental requirements. We are not aware of any violations, investigations, inquiries or allegations with regard to any such regulations by our customers or collaborators. If our customers or collaborators are found to violate any of the applicable regulations, we could be fined or exposed to civil or criminal liability, and we could receive negative publicity. Any of these results could have a negative impact on our business.



    In addition, regulation of the activities of our customers by government agencies in the United States and in foreign countries may have a significant impact on our ability to sell our products and services because this regulation may prevent or limit our customers' ability to produce and market their products. We presently do not have any plans to develop pharmaceutical products ourselves. However, we expect that our customers over the next few years will come primarily from the pharmaceutical and biotechnology industries. A significant factor in the production and marketing of pharmaceutical products by those customers will be the impact of regulation by the FDA and other agencies and institutions which regulate medicinal and food products.


    Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to us in areas such as content, publishing, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, publishing, taxation, defamation, personal privacy, product liability and environmental protection, as well as the necessity for governmental permits, labeling, certifications and the need to supply information to relevant parties, is uncertain. Most of these laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative affect on our business.

EMPLOYEES


    As of September 30, 2000, we employed 172 persons, of whom 38 hold Ph.D. or M.D. degrees and 54 hold other advanced degrees. Seventy-six employees were engaged in research and development, five in business development, 54 in sales and marketing, 17 in customer support, and 20 in finance, legal and other administrative functions. Our success will depend in large part upon our ability to attract and retain skilled employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. None of our employees is represented by a labor union, and we believe our employee relations are good.


FACILITIES


    We currently lease approximately 20,000 square feet of office space for our corporate offices and development facilities in a building located in Oakland, California. The lease expires in November 2000. In April 2000, we entered into an agreement to lease a 63,000 square foot building for our corporate offices and development facilities in Oakland, California. The lease commences in October 2000 and has a term of ten years with two five-year options to renew. We currently lease approximately 5,000 square feet of office space in Philadelphia, Pennsylvania, which is used for development and sales.


    We also lease a sales office in Munich, Germany, and we expect to lease other sales offices in Europe as required.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth, as of September 30, 2000, certain information concerning our executive officers and directors:



NAME                                          AGE      POSITION
----                                        --------   --------
John D. Couch.............................     53      President, Chief Executive Officer and
                                                       Chairman of the Board
Robert F. Williamson......................     34      Chief Operating Officer
H. Ward Wolff.............................     52      Chief Financial Officer
Stephen H. Sanders........................     36      Vice President of Worldwide Sales
Gregory C. Thayer.........................     49      General Counsel, Vice President of
                                                       Corporate Development and Secretary
Fred E. Cohen(1)..........................     44      Director
Samuel D. Colella(2)......................     60      Director
Ansbert Gadicke(1)(2).....................     42      Director
A. Grant Heidrich, III....................     47      Director
Thomas A. Penn(1)(2)......................     54      Director
Dexster L. Smith..........................     33      Director


------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

    JOHN D. COUCH has served as chairman of our board of directors since February 2000, as our president since May 1998, as a member of our board of directors since October 1997 and as our chief executive officer since
September 1997. From May to September 1997, Mr. Couch was a consultant to DoubleTwist. Prior to consulting for DoubleTwist, Mr. Couch served from January 1997 to May 1997 as an executive-in-residence for the Mayfield Fund. From January 1995 to January 1997, Mr. Couch was an independent management consultant, providing strategic planning, management and technology advice to various companies. Prior to that, Mr. Couch held several positions at Apple Computer, Inc., including vice president and general manager of personal office systems and vice president of software. Prior to Apple, Mr. Couch served as section manager in the General Systems Division of Hewlett-Packard Company.
Mr. Couch received both his B.A. in Computer Science and his M.S. in Electrical Engineering and Computer Science from the University of California at Berkeley.

    ROBERT F. WILLIAMSON has served as our chief operating officer since December 1999, having joined us as senior vice president of marketing, business development and e-commerce in July 1999. From 1991 to July 1999, Mr. Williamson worked with Boston Consulting Group, Inc., a leading global management consulting firm, where he was elected partner in May 1998. During his tenure with Boston Consulting Group, Mr. Williamson led the firm's west coast health care practice, co-led the west coast e-commerce practice, and was a senior member of the firm's global high tech practice. Prior to that, Mr. Williamson founded and ran several small businesses and worked as a research assistant for the Federal Reserve Board of Governors. He received a B.A. in Economics from Pomona College and an M.B.A. from Stanford Graduate School of Business.

    H. WARD WOLFF has served as our chief financial officer since April 1998. Prior to joining DoubleTwist, he served from July 1996 to March 1998 as senior vice president of finance and administration and chief financial officer of Premenos Technology Corp., a provider of electronic commerce software and services, and from 1992 to June 1996 as vice president of finance and administration and chief financial officer of Premenos. Prior to that, he served as an executive director of Russell Reynolds Associates, Inc., an international management recruiting firm, and held a number of positions with Price Waterhouse as a certified public accountant, including senior audit manager. Mr. Wolff received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard University.

    STEPHEN H. SANDERS has served as our vice president of worldwide sales since February 2000, having joined us as vice president of sales in August 1999. Prior to joining DoubleTwist, he served as executive vice president with the Mega Systems division of Safeguard Scientifics, Inc. from August 1998 to June 1999. From May 1996 to July 1998, Mr. Sanders served as vice president of sales with Azron, Inc., a provider of health care information solutions. From 1993 to May 1996, Mr. Sanders was a regional sales manager for Biosym Technologies, Inc. and Molecular Simulations, Inc., two providers of molecular modeling and simulations software which merged in August 1995. He has also held senior sales and marketing positions with Enviro Track, Inc. and Chevron Chemical Company LLC. Mr. Sanders holds a B.A. in Political Economics from the University of Washington.


    GREGORY C. THAYER has served as our secretary since March 2000 and as our general counsel and vice president of corporate development since
December 1998. Prior to serving as general counsel, Mr. Thayer served as our director of science and technology from August 1998 and joined us as chief patent counsel in March 1997. From December 1993 to March 1997, Mr. Thayer was the director of intellectual property and licensing at Somatix Therapy Corporation, a biotechnology company. Mr. Thayer received a B.A. in Biology from Reed College, an M.Phil. from Columbia University and a J.D. from University of California, Hastings College of the Law.


    FRED E. COHEN, M.D., D. PHIL. has served as a director of DoubleTwist since February 1997. Dr. Cohen has been a professor of pharmacology and medicine at the University of California, San Francisco since 1988. Dr. Cohen is an advisory editor of the Journal of Molecular Biology, and he serves on the editorial boards of several other scientific journals, including Molecular Medicine and the Journal of Computational Biology. Dr. Cohen serves as a consultant to Chiron Corporation and Iconix Pharmaceuticals, Inc. Dr. Cohen received a B.S. in Molecular Biophysics and Biochemistry from Yale University, a Ph.D. in Molecular Biophysics from Oxford University as a Rhodes Scholar and an M.D. from Stanford University. Dr. Cohen is also a member of our scientific advisory board.

    SAMUEL D. COLELLA has served as a director of DoubleTwist since
February 1997. From 1984 to the present, Mr. Colella has been a general partner of Institutional Venture Partners, a venture capital firm. Prior to joining Institutional Venture Partners, Mr. Colella served as president of Spectra-Physics, Inc. Mr. Colella serves as a director of Onyx Pharmaceuticals, Inc., Symyx Technologies, Inc. and various private companies. Mr. Colella received a B.S. in Business and Engineering from the University of Pittsburgh and an M.B.A. from Stanford University.


    ANSBERT S. GADICKE, M.D. has served as a director of DoubleTwist since February 2000. In 1992, Dr. Gadicke founded MPM Capital, a venture capital firm, where he is currently a managing partner. He serves as a director of BioMarin Pharmaceutical Inc. and various private companies. He is also a member of the Harvard Medical School Advisory Council. He received a B.A. and an M.D. from the J.W. Goethe University in Frankfurt, Germany.


    A. GRANT HEIDRICH, III has served as a director of DoubleTwist since February 1997. From 1982 to the present, Mr. Heidrich has been a general partner or managing member of several venture capital funds associated with the Mayfield Fund. He serves as a director of Millennium Pharmaceuticals, Inc. and is chairman of the board of directors of Tularik Inc. Mr. Heidrich received a B.A. in Human Biology from Stanford University and an M.B.A. from Columbia University.

    THOMAS A. PENN has served as a director of DoubleTwist since December 1998. Mr. Penn is a partner at Boston Millennia Partners, a Boston based venture capital firm that he joined in June 1998. From March 1994 to March 1998, Mr. Penn served as the president and chief executive officer of

Tektagen, Inc., a contract services organization that provides product development services and support to the biotechnology and pharmaceutical industries. Mr. Penn is a member of the board of directors of Deltagen, Inc. and various private companies. Mr. Penn holds B.S. degrees from the Massachusetts Institute of Technology in Metallurgy and Materials Science and in Industrial Management, an M.B.A. from Stanford University and a J.D. from the University of Pennsylvania.


    DEXSTER L. SMITH co-founded DoubleTwist and has served as one of our directors since January 1993. From January 1993 to November 1998, Mr. Smith served in various management positions with DoubleTwist. Mr. Smith currently provides consulting services to us. In February 1999, Mr. Smith co-founded DigiScents, Inc., a developer of digital scent technology, where he currently serves as president. Mr. Smith is also a member of the board of directors or the advisory board of several private companies. Mr. Smith received a B.S. in Industrial Engineering from Stanford University. Mr. Smith is also a member of our scientific advisory board.


SCIENTIFIC ADVISORY BOARD

    We have established a select group of scientists and physicians to advise us on scientific matters in the areas of research and development relevant to our business. Our scientific advisors are:

    BARRY H. HONIG, PH.D. serves as chairman of our scientific advisory board. Dr. Honig is a professor of biochemistry and molecular biophysics at Columbia University. Dr. Honig is an associate editor of the Journal of Molecular Biology and serves on the editorial board of several other scientific journals. In June 2000, Dr. Honig was appointed by the Howard Hughes Medical Institute as a Howard Hughes Medical Institute Investigator. He received a B.S. in Chemistry from the Polytechnic Institute of Brooklyn and a Ph.D. from the Weizmann Institute of Science.


    FRED E. COHEN, M.D., D. PHIL.--see "Executive Officers and Directors."


    DOUGLAS L. BRUTLAG, PH.D. has served as our acting chief scientific officer since May 1999. Dr. Brutlag is presently director of the Bioinformatics Resource at Stanford University and has been a professor of biochemistry at Stanford since 1974. He received a B.S. in Biology from the California Institute of Technology and a Ph.D. in Biochemistry from Stanford University.

    THERESA GAASTERLAND, PH.D. is an assistant professor and head of laboratory at the Laboratory of Computational Genomics at Rockefeller University.
Dr. Gaasterland received a B.S. in Computer Science from Duke University, and a Ph.D. in Computer Science from the University of Maryland.

    JOEL L. BELLENSON is a co-founder of DoubleTwist and DigiScents, Inc. Mr. Bellenson received a B.S. in Biology from Stanford University.


    DEXSTER L. SMITH--see "Executive Officers and Directors."


BOARD COMPOSITION

    Our bylaws currently authorize a board consisting of eight directors. Our amended and restated bylaws that become effective upon the completion of this offering provide that our board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, Messrs. Penn and Smith, will stand for reelection at the 2001 annual meeting of stockholders. The Class II directors, Messrs. Gadicke and Heidrich will stand for reelection at the 2002 annual meeting of stockholders. The Class III directors, Messrs. Couch, Cohen and Colella will stand for reelection at the 2003 annual meeting of stockholders. Any additional directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our compensation committee consists of Messrs. Colella, Gadicke and Penn. Mr. Colella serves as the chairman of the compensation committee. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

    Our audit committee consists of Messrs. Cohen, Gadicke and Penn. Mr. Penn serves as the chairman of the audit committee. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of our compensation committee is or was, at any time since our formation, one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION


    With the exception of Dr. Cohen, who receives $10,000 per year for his service as a director, we do not currently provide cash compensation to our directors, although we do reimburse our directors for out-of-pocket expenses incurred in connection with their activities as directors, including attendance at meetings of our board of directors or its committees. Our directors are generally eligible to participate in our 2000 Stock Plan and, if a director is an employee of DoubleTwist, to participate in our 2000 Employee Stock Purchase Plan. Directors who are not employees will also receive periodic stock option grants under our 2000 Stock Plan. See "Director Option Program." Our 2000 Stock Plan and 2000 Employee Stock Purchase Plan go into effect upon the effectiveness of the registration statement, of which this prospectus is a part. See "2000 Stock Plan" and "2000 Employee Stock Purchase Plan."


    In February 1999, we granted Dr. Cohen a stock option to purchase 15,000 shares of common stock under our 1996 Equity Incentive Plan. This option has an exercise price of $0.80 per share and vests in equal monthly installments over four years.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us during the year ended December 31, 1999 to our chief executive officer and to our other executive officers who earned more than $100,000 during our last fiscal year. Mr. Williamson joined us in July 1999, and salary information for him is for a partial year. This prospectus refers to these executives as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                                                     SECURITIES
                                                                                     UNDERLYING
NAME AND PRINCIPAL POSITION                                    SALARY     BONUS       OPTIONS
---------------------------                                   --------   --------   ------------
John D. Couch...............................................  $200,000   $    --       225,000
  President and Chief Executive Officer

Robert F. Williamson........................................  $ 88,636   $36,250       250,000
  Chief Operating Officer

H. Ward Wolff...............................................  $167,500   $    --       125,000
  Chief Financial Officer

Gregory C. Thayer...........................................  $140,000   $ 7,500        42,500
  General Counsel, Vice President of Corporate Development

OPTION GRANTS IN LAST FISCAL YEAR


    The following table provides information relating to stock options awarded to each of the Named Executive Officers during the year ended December 31, 1999. All of these options were awarded under our 1996 Equity Incentive Plan. Unless stated otherwise, options granted under that plan generally vest over four years from the date of grant. Percent of total options granted in 1999 is based on an aggregate of 1,865,403 options granted in the year ended December 31, 1999 to our employees, directors and consultants, including the Named Executive Officers. Options were granted at an exercise price equal to the fair market value per share of common stock on the grant date as determined by our board, based upon the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with such stock.



    The potential realizable value amounts in the last two columns of the following table are calculated based on an assumed initial public offering price of $14.00 per share and represent hypothetical gains that could be achieved for the respective options if exercised and sold at the end of the option term. The assumed 5% and 10% annual rates of stock price appreciation from the date of grant to the end of the option term are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the common stock from the date of grant to the present.

                                                INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                              -----------------------------------------------------               AT
                               NUMBER OF                                               ASSUMED ANNUAL RATES OF
                               SECURITIES     PERCENT OF                               STOCK PRICE APPRECIATION
                               UNDERLYING    TOTAL OPTIONS   EXERCISE                      FOR OPTION TERM
                                OPTIONS       GRANTED IN       PRICE     EXPIRATION   --------------------------
NAME                            GRANTED          1999        ($/SHARE)      DATE         5%($)         10%($)
----                          ------------   -------------   ---------   ----------   ------------   -----------
John D. Couch...............     75,000(1)         4.0%        $0.80     12/15/2009     1,650,339     2,663,430
                                150,000(1)         8.0          0.80      2/11/2009     3,300,679     5,326,859

Robert F. Williamson........     62,500(1)         3.4          0.80     12/15/2009     1,375,283     2,219,525
                                187,500(2)        10.1          0.80      6/23/2009     4,125,848     6,658,574

H. Ward Wolff...............     25,000(1)         1.3          0.80     12/15/2009       550,113       887,810
                                100,000(1)         5.4          0.80      2/11/2009     2,200,452     3,551,239

Gregory C. Thayer...........     25,000(1)         1.3          0.80      6/23/2009       550,113       887,810
                                 17,500(1)         0.9          0.80      2/11/2009       385,079       621,467


------------------------

(1) Options vest as to 1/48 of the shares monthly for 48 months.

(2) Options vest as to 1/8 of the shares six months after the effective date of the grant and 1/48 of the shares monthly thereafter for the next 42 months.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


    None of the Named Executive Officers exercised options during the year ended December 31, 1999. The following table sets forth the number and value of securities underlying unexercised options held at December 31, 1999. There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $14.00 per share, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Equity Incentive Plan.



                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1999             DECEMBER 31,1999
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
John D. Couch.................................    177,082        297,918      $2,317,483     $3,892,517
Robert F. Williamson..........................         --        250,000              --      3,300,000
H. Ward Wolff.................................     52,083        147,917         687,496      1,952,504
Gregory C. Thayer.............................     13,227         46,566         172,597        610,619


1996 EQUITY INCENTIVE PLAN

    Our 1996 Equity Incentive Plan was adopted by our board of directors and initially approved by our stockholders on August 19, 1996. Our 1996 Equity Incentive Plan provides for the grant of incentive stock options at fair market value, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options, stock purchase rights, stock appreciation rights and stock bonuses to our employees, directors and consultants.


    We have reserved an aggregate of 5,197,500 shares of our common stock for issuance under this plan. As of September 30, 2000, 1,810,431 shares had been issued pursuant to the exercise of options and stock purchase rights and options to purchase 3,172,163 shares of common stock were outstanding. In addition, 214,906 shares were available for future grant. We will not grant any additional stock options under our 1996 Equity Incentive Plan after the effective date of our registration statement. Any shares remaining for issuance under our 1996 Equity Incentive Plan as of the effective date of our registration statement and any shares returned to our 1996 Equity Incentive Plan shall be reserved for issuance under our 2000 Stock Plan. See "2000 Stock Plan."



    The 1996 Equity Incentive Plan provides that in the event that we merge or consolidate, dissolve or liquidate or sell all our assets, any or all outstanding awards may be assumed, converted or replaced by the successor corporation or equivalent awards or other consideration may be substituted by the successor corporation. If the successor corporation refuses to assume or substitute any options, such options will terminate at the time and on the conditions as determined by our board of directors.


2000 STOCK PLAN


    Our 2000 Stock Plan was adopted by our board of directors on April 20, 2000 and approved by our stockholders on October 11, 2000, subject to the effectiveness of the registration statement of which this prospectus is a part. This plan provides for the grant of incentive stock options at fair market value to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants.



    A total of 1,000,000 shares of our common stock are reserved for issuance pursuant to our 2000 Stock Plan, plus any shares remaining under the 1996 Equity Incentive Plan as of the effective date of the registration statement and any shares returned to the 1996 Equity Incentive Plan. The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of 5% of the outstanding shares of our common stock on the first day of the year, 1,500,000 shares or such lesser amount as our board of directors may determine. No options have yet been issued pursuant to the 2000 Stock Plan.



    Our board of directors or a committee of our board administers the 2000 Stock Plan. The committee may consist of two or more outside directors to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the number of shares subject to each option or stock purchase right, the exercisability of the options or stock purchase rights and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our 2000 Stock Plan, but with respect to incentive stock options, the exercise price must generally be no less than the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years.



    No optionee may be granted options to purchase more than 1,500,000 shares in any fiscal year, except that in connection with his or her initial service, an optionee may be granted additional options to purchase up to 3,000,000 shares of our common stock. After termination as one of our employees, directors or consultants, the optionee may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months after termination. However, an option may never be exercised later than the expiration of its term.



    Unless the administrator determines otherwise, stock purchased pursuant to stock purchase rights under our 2000 Stock Plan will be subject to a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse.



    Our 2000 Stock Plan generally does not allow for the transfer of options or stock purchase rights, and only the optionee may exercise an option or stock purchase right during his or her lifetime.



    Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, they become fully vested and exercisable.


    Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Stock Plan provided it does not adversely affect any option previously granted under our 2000 Stock Plan.

DIRECTOR OPTION PROGRAM

    The director option program is part of our 2000 Stock Plan and provides for the periodic grant of nonstatutory stock options to our non-employee directors.


    All grants of options to our non-employee directors under the director option program are automatic. We will grant to each individual who is a non-employee director on the effective date of the registration statement, or who later becomes a non-employee director, an option to purchase 15,000 shares. These options will be fully exercisable on the date of grant.



    Each non-employee director shall automatically be granted an option to purchase 5,000 shares on each annual meeting of our stockholders occurring after the end of our fiscal year 2000, if immediately after such meeting, he or she shall continue to serve on the board and has been a director for at least six months prior to the meeting. The shares subject to the annual options become fully vested on the first anniversary of the date of grant, provided the individual remains an outside director on such dates.



    All options granted under our director option program have a term of ten years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director, an optionee may exercise an option during the period set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term.


    A non-employee director may not transfer options granted under our director option program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

    In the event of a change of control, all of the outstanding options granted pursuant to the director option program become fully vested and exercisable.

2000 EMPLOYEE STOCK PURCHASE PLAN


    Our 2000 Employee Stock Purchase Plan was adopted by our board of directors on April 20, 2000 and approved by our stockholders on October 11, 2000, subject to the effectiveness of the registration statment of which this prospectus is a part. A total of 400,000 shares of our common stock will be made available for sale under our 2000 Employee Stock Purchase Plan. In addition, our 2000 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the 2000 Employee Stock Purchase Plan on the first day of our fiscal year beginning in 2001 in an amount equal to the lesser of 3% of the outstanding shares of our common stock on the first day of the calendar year, 300,000 shares, or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board administers the 2000 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the 2000 Employee Stock Purchase Plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least

20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if:


    - immediately after the grant the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

    - the employee's right to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

    Our 2000 Employee Stock Purchase Plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of the registration statement of which this prospectus is a part and will end on the last trading day on or before June 30, 2002.

    The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any six-month purchase period.


    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock on the first trading day of an offering period or on the last trading date of a purchase period, whichever is lower, unless otherwise adjusted by our board of directors. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in the next offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Eligibility under the 2000 Employee Stock Purchase Plan generally ends automatically when a participant no longer qualifies as an employee under the plan.


    A participant may not transfer rights granted under our 2000 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under this plan.


    In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation will assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the purchase periods then in progress will be shortened by setting a new exercise date and any offering periods then in progress will end on the new exercise date.


    Our 2000 Employee Stock Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our 2000 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our 2000 Employee Stock Purchase Plan.

CHANGE OF CONTROL AND RETENTION PLAN AND EMPLOYMENT ARRANGEMENTS

    Our 2000 Stock Plan provides that, upon a change of control, each outstanding option and award will generally become fully vested unless the surviving corporation assumes the option or replaces it with a comparable option.

    Our 1997 Change of Control and Retention Plan provides that, upon a change of control, each outstanding option and award granted under the 1996 Equity Incentive Plan will generally become fully vested unless the surviving corporation assumes the option or replaces it with a comparable option. In addition, our 1997 Change of Control and Retention Plan provides that, upon a change of control, the vesting and exercisability of each option granted under our 1996 Equity Incentive Plan to an officer at the vice-president level or higher or any non-employee director will be automatically accelerated as to 50% of the unvested shares subject to these options. Our 1997 Change of Control and Retention Plan also provides that upon any involuntary or constructive termination of such officer or non-employee director within 12 months after a change of control, the vesting and exercisability of each option granted under our 1996 Equity Incentive Plan to such person will be automatically accelerated as to 50% of the unvested shares subject to these options as of the termination date.


    We have also entered into letter agreements with Messrs. Couch, Williamson and Wolff that contain provisions substantially similar to those in our 1997 Change and Control and Retention Plan. In addition, our agreement with Mr. Williamson provides for a severance payment equal to six months' annual base salary, and our agreement with Mr. Wolff provides for a severance payment equal to four months' base salary in the event of their involuntary or constructive termination without cause within 12 months after a change in control.


INDEMNIFICATION

    Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (1) breach of their duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our other employees and agents, to the fullest extent permitted by law. We believe that indemnification under our certificate of incorporation and bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

    We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DoubleTwist arising out of services as one of our directors or officers or such person's services to any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

    There is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS

PURCHASES OF STOCK

    Since January 1, 1999, we have issued shares of our preferred stock and warrants to purchase our preferred stock to investors in private placements. We sold 6,994,897 shares of our Series C preferred stock, at a per share price of $2.80, over the period from December 1998 through February 1999. We sold 6,146,600 shares of our Series D preferred stock at a per share price of $6.02, and warrants to purchase 41,526 shares of our Series D preferred stock, at a per share exercise price of $6.02 in February 2000. We sold 856,441 shares of our Series E preferred stock at a per share price of $8.964 in July 2000. The following entities affiliated with directors or which are holders of more than five percent of our voting securities purchased preferred stock and warrants to purchase preferred stock in these financings in the amounts set forth below. We believe that we sold these shares and warrants at their fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated parties.

                                                                       PREFERRED STOCK
                                                              ---------------------------------
PREFERRED STOCKHOLDER                                         SERIES C    SERIES D    SERIES E
---------------------                                         ---------   ---------   ---------
ENTITIES AFFILIATED WITH DIRECTORS
  Institutional Venture Partners(1)(8)......................    678,214     521,986          --
  Mayfield Fund(2)(8).......................................    678,213     499,085          --
  Boston Millennia Partners(3)(8)...........................  1,464,285     421,649          --
  MPM Capital LP(4).........................................         --   1,661,129          --
  A. Grant Heidrich, III, Trustee of Property Trust UDT 5 31
    84(5)...................................................         --      22,899          --

OTHER 5% STOCKHOLDERS
  Kleiner Perkins Caufield & Byers(6)(8)....................    452,141     212,831          --
  MDS Capital Corp.(7)(8)...................................  1,785,713     340,423          --
  T. Rowe Price Associates, Inc.(9).........................         --     996,677          --

------------------------

(1) Includes shares held by Institutional Venture Partners VII, L.P., Institutional Venture Management VII, L.P., and IVP Founders Fund I. Samuel
    D. Colella, a member of our board of directors, is a general partner of Institutional Venture Partners.

(2) Includes shares held by Mayfield VIII, A California Limited Partnership, Mayfield Associates Fund III, A California Limited Partnership and The Gene Trust. A. Grant Heidrich, III, a member of our board of directors, is a general partner or managing member of several venture funds associated with the Mayfield Fund.

(3) Includes shares held by Boston Millennia Partners Limited Partnership and Boston Millennia Associates I Partnership. Thomas A. Penn, a member of our board of directors, is a partner at Boston Millennia Partners.

(4) Includes shares held by BB BioVentures, L.P., MPM BioVentures Parallel Fund, L.P. and MPM Asset Management Investors 2000A, LLC. Ansbert S. Gadicke, M.D., a member of our board of directors, is the founder and managing partner of MPM Capital LP.

(5) A. Grant Heidrich, III, a member of our board of directors, is the trustee of this trust.

(6) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P., KPCB Life Sciences Zaibatsu Fund II and KPCB Java Fund, L.P.


(7) Includes shares held by MDS Life Sciences Technology Fund, L.P., MDS Life Sciences Technology Fund USA, L.P., MDS Life Sciences Technology Barbados Investment Trust and The Health Care and Biotechnology Venture Fund.

(8) Includes warrants issued in conjunction with a bridge loan to the Series D preferred stock financing.

(9) Includes shares held by T. Rowe Price New Horizons Fund, Inc., T. Rowe Price Health Sciences Fund, Inc. and Green Line Health Sciences Fund, Inc.

INVESTORS' RIGHTS AGREEMENT

    The preferred stockholders described above have entered into an agreement with us, pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock--Registration Rights." This agreement also provides that some of our Series C preferred stockholders may have the right to purchase shares in this offering. See "Description of Capital Stock--Right of First Offer." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

INDEMNIFICATION AGREEMENTS

    We intend to enter into indemnification agreements with our directors and executive officers. See "Management--Indemnification."

ACCELERATION OF VESTING


    In March 2000, we granted acceleration of vesting to a former officer in connection with his separation. In addition, certain of our officers and non-employee directors will be entitled to accelerated vesting in connection with a change of control. See "Management--Change of Control and Retention Plan."


INDEBTEDNESS OF MANAGEMENT


    In April 2000, we received promissory notes due and payable on April 11, 2005 from our executive officers in connection with their exercise of stock options in the aggregate amount of $2,381,250 with an interest rate of 6.71%. These promissory notes represent $900,000 in principal amount from Mr. Couch, $750,000 in principal amount from Mr. Williamson, $375,000 in principal amount from Mr. Wolff, and $356,250 in principal amount from Mr. Sanders. In
February 2000, we received a promissory note in the principal amount of $112,500 with an interest rate of 6.497% from Fred E. Cohen, a member of our board of directors, in connection with his purchase of common stock. No other executive officer or director or immediate family members of any executive officer or director has been indebted to us in an amount greater than $60,000 since the beginning of our last fiscal year.


CONSULTING AGREEMENT


    In February 2000, we entered into a consulting agreement with Dexster Smith, a member of our board of directors, under which we agreed to pay Mr. Smith $10,000 per month for consulting services for a term of one year.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2000 by the following individuals or groups:


    - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

    - each of our Named Executive Officers;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Unless otherwise indicated, the address for each stockholder on this table is c/o DoubleTwist, Inc., 1999 Harrison Street, Suite 1100, Oakland, California 94612. Except as otherwise noted, and subject to applicable community property laws, the persons named in this table have sole voting or investing power with respect to all of the shares of common stock held by them.


    This table lists applicable percentage ownership based on 19,211,625 shares of common stock outstanding as of September 30, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock which will be effected upon the closing of this offering and also lists applicable percentage ownership based on 24,211,625 shares of common stock outstanding after completion of this offering. Options and warrants to purchase shares of our common stock that are exercisable presently or within 60 days of September 30, 2000 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.



                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY
                                                 NUMBER OF     OWNED SUBJECT TO
                                                   SHARES      REPURCHASE AS OF      PERCENT BENEFICIALLY OWNED
                                                BENEFICIALLY    SEPTEMBER 30,     --------------------------------
BENEFICIAL OWNER                                   OWNED           2000(1)        BEFORE OFFERING   AFTER OFFERING
----------------                                ------------   ----------------   ---------------   --------------
Institutional Venture Partners(2).............    2,154,703               --            11.2%             8.9%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025

Mayfield Fund(3)..............................    2,117,053               --            11.0              8.7
  2800 Sand Hill Road
  Menlo Park, CA 94025

MDS Capital Corp.(4)..........................    2,126,136               --            11.2              8.8
  100 International Blvd.
  Toronto, Ontario
  Canada, M9W 6J6

Boston Millennia Partners(5)..................    1,885,934               --             9.8              7.8
  30 Rowes Wharf, Suite 330
  Boston, MA 02110

MPM Capital LP(6).............................    1,661,129               --             8.6              6.9
  One Cambridge Center, 9th Floor
  Cambridge, MA 02142

Kleiner Perkins Caufield & Byers(7)...........    1,307,885               --             6.8              5.4
  2750 Sand Hill Road
  Menlo Park, CA 94025

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY
                                                 NUMBER OF     OWNED SUBJECT TO
                                                   SHARES      REPURCHASE AS OF      PERCENT BENEFICIALLY OWNED
                                                BENEFICIALLY    SEPTEMBER 30,     --------------------------------
BENEFICIAL OWNER                                   OWNED           2000(1)        BEFORE OFFERING   AFTER OFFERING
----------------                                ------------   ----------------   ---------------   --------------
T. Rowe Price Associates, Inc.(8).............      996,677               --             5.2              4.1
  100 East Pratt Street
  Baltimore, MD 21202

John D. Couch(9)..............................      584,374          300,000             3.0              2.4

Robert F. Williamson(10)......................      325,520          250,000             1.7              1.3

H. Ward Wolff(11).............................      222,395          125,000             1.2                *

Gregory C. Thayer(12).........................       67,758           37,500               *                *

Fred E. Cohen(13).............................       66,562           40,312               *                *

Samuel D. Colella(2)..........................    2,154,703               --            11.2              8.9

A. Grant Heidrich(14).........................    2,139,952               --            11.1              8.8

Thomas A. Penn(5).............................    1,885,934               --             9.8              7.8

Dexster L. Smith(15)..........................      461,134            7,500             2.4              1.9

Ansbert Gadicke, M.D.(6)......................    1,661,129               --             8.6              6.9

Directors and Executive Officers as a group
  (11 persons)(16)............................    9,713,601          879,062            50.6%            40.1%


--------------------------

   * Indicates beneficial ownership of less than one percent.

 (1) Represents shares received upon exercise of stock options which were exercisable as of the grant date but which are subject to our right of repurchase. Our right of repurchase expires as to 1/4 of the shares one year after the effective date of the grant and 1/48 of the shares monthly thereafter for the next 36 months.

 (2) Includes shares held of record by Institutional Venture Partners VII, L.P., Institutional Venture Management VII, L.P. and Institutional Venture Partners Founders Fund I. Also includes warrants to purchase an aggregate of 94,089 shares of common stock. Mr. Colella, a member of our board of directors, is a general partner of Institutional Venture Partners and disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest.

 (3) Includes shares held of record by Mayfield VIII, A California Limited Partnership, Mayfield Associates Fund III, A California Limited Partnership and The Gene Trust. Also includes warrants to purchase an aggregate of 94,089 shares of common stock.

 (4) Includes shares held of record by MDS Life Sciences Technology Fund Limited Partnership, MDS Life Sciences Technology Fund USA, L.P., MDS Life Sciences Technology Barbados Investment Trust and The Health Care and Biotechnology Venture Fund. Also includes a warrant to purchase 7,765 shares of common stock.

 (5) Includes shares held of record by Boston Millennia Partners Limited Partnership and Boston Millennia Associates I Partnership. Also includes a warrant to purchase 6,367 shares of common stock. Mr. Penn, a member of our board of directors, is a partner of Boston Millennia Partners and disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest.

 (6) Includes shares held of record by BB BioVentures, L.P., MPM BioVentures Parallel Fund, L.P. and MPM Asset Management Investors 2000A, LLC.
     Dr. Gadicke, a member of our board of directors, is the founder and managing partner of MPM Capital and disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest.

 (7) Includes shares held of record by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P., KPCB Life Sciences Zaibatsu Fund II and KPCB Java Fund, L.P. Also includes warrants to purchase an aggregate of 63,226 shares of common stock.

 (8) Includes shares held of record by T. Rowe Price New Horizons Fund, Inc., T. Rowe Price Health Sciences Fund, Inc. and Green Line Health Sciences
     Fund, Inc.


 (9) Includes 107,812 shares of common stock issuable upon exercise of stock options.



 (10) Includes 43,875 shares of common stock issuable upon exercise of stock options.



 (11) Includes 34,375 shares of common stock issuable upon exercise of stock options.



 (12) Includes 47,917 shares of common stock issuable upon exercise of stock options.



 (13) Includes 2,500 shares of common stock issuable upon exercise of stock options.


 (14) Includes shares held of record by Mayfield VIII, A California Limited Partnership, Mayfield Associates Fund III, A California Limited Partnership, The Gene Trust and A. Grant Heidrich, III, Trustee of Property Trust UDT 5 31 84. Also includes warrants to purchase an aggregate of 94,089 shares of common stock. Mr. Heidrich, a member of our board of directors, is a general partner or managing member of several venture funds associated with the Mayfield Fund and disclaims beneficial ownership of the shares held by Mayfield VIII, A California Limited Partnership, Mayfield Associates Fund III, A California Limited Partnership and The Gene Trust, except to the extent of his proportionate pecuniary interest.

 (15) Includes 7,500 shares of common stock issuable upon exercise of stock options.


 (16) Includes an aggregate of 463,915 shares of common stock issuable upon the exercise of stock options and warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Upon the completion of this offering, we will amend our certificate of incorporation to change our authorized capital stock to 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following description of our capital stock discloses the material terms of our capital stock but does not purport to be complete. We encourage you to refer to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more detailed description.


COMMON STOCK


    As of September 30, 2000, there were 19,211,625 shares of common stock outstanding held of record by approximately 194 stockholders. There will be 24,211,625 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options, after giving effect to the sale of common stock in the offering and the conversion of our outstanding preferred stock.


    Each holder of our common stock is entitled to one vote for each share held of record on all matters to be voted upon by the stockholders.

    Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

    Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which our board of directors may designate in the future.

PREFERRED STOCK


    Until the completion of this offering, our certificate of incorporation provides for five series of preferred stock. Upon the closing of this offering, each share of our outstanding preferred stock will automatically convert into one quarter of a share of common stock. After the closing, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. Our board of directors has no present plans to issue any shares of preferred stock.

WARRANTS


    As of September 30, 2000, warrants were outstanding to purchase an aggregate of 501,758 shares of common stock: (i) warrants to purchase 232,141 shares of common stock have an exercise price of $2.00 per share and expire in December 2002; (ii) warrants to purchase 32,117 and 225,000 shares of common stock have an exercise price of $0.80 per share and expire in October 2007 and December 2003; and (iii) warrants to purchase 12,500 shares of common stock have an exercise price of $6.442 per share and expire in August 2003. In addition, as of September 30, 2000, warrants were outstanding to purchase an aggregate of 67,819 shares of convertible preferred stock. Warrants to purchase an aggregate of 10,090 shares of Series B preferred stock were issued in April 1997 to an equipment lessor. These warrants have an exercise price of $6.442 per share and expire in April 2004 or three years after the effective date of our initial public offering, whichever is later. Warrants to purchase an aggregate of 16,203 shares of Series C preferred stock were issued in November 1998 and December 1998 to an equipment lessor and commercial lender. These warrants have an exercise price of $2.80 per share and expire in November 2003 and December 2005, or three years after the effective date of our initial public offering, whichever is later. Warrants to purchase an aggregate of 41,526 shares of Series D preferred stock were issued to various investors in a February 2000 private placement. These warrants have an exercise price of $6.02 per share and expire in January 2003. The exercise prices of all of the warrants listed are subject to adjustment for stock splits, combinations and dividends. This description of the warrants reflects our four-to-one reverse stock split to be effected prior to the completion of this offering.


REGISTRATION RIGHTS

    After this offering, holders of 15,695,206 shares of common stock and 10,090 shares of common stock issuable upon exercise of outstanding warrants or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between us and the holders of these securities. Beginning
180 days following the date of this prospectus, holders of at least 20% of these securities may require, on no more than two occasions, that we use our best efforts to register these securities for public resale. Additionally, upon the request of any holders of a lesser number of shares, we are obligated to register these holders' shares if the outstanding registrable securities they hold have an anticipated public offering price of at least $15,000,000. Also, holders of these securities may require, no more than twice during any twelve-month period, that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $1,000,000. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in that registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These piggy-back registration rights are not applicable to this offering. We will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering.

RIGHT OF FIRST OFFER

    We are party to an agreement with our preferred stockholders which provides that the holders of our Series C preferred stock may have a right to purchase up to an aggregate of $10.0 million of our shares in this offering.

EFFECT OF CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND THE DELAWARE ANTI-TAKEOVER STATUTE


    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS. Certain provisions of our amended and restated certificate of incorporation and bylaws that become effective upon completion of this offering may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, eliminate the ability of our stockholders to act by written consent and do not provide for cumulative voting in the election of directors. Our amended and restated bylaws provide for the division of the board of directors into three classes, with each class serving three-year terms. In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the board of directors and that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of us.


    DELAWARE ANTI-TAKEOVER STATUTE. We are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder," unless any of the following conditions are met. The law will not apply if:

    - prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by our directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving us and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

    - subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; and

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for our common stock is Computer Share Investor Resources.


LISTING


    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "DBLT."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, we will have 24,211,625 shares of common stock outstanding assuming no exercise of the over-allotment option and no exercise of outstanding options and warrants. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 19,211,625 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities. All of these remaining shares will be subject to 180-day lock-up agreements and may not be sold in the public market prior to the expiration of the lock-up agreements without the prior written consent of Lehman Brothers Inc. Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at anytime with or without notice. When determining whether or not to release shares from the lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Upon expiration of the lock-up agreements, 5,511,570 shares will become eligible for sale pursuant to Rule 144(k), 11,126,349 shares will become eligible for sale under Rule 144 and 1,717,265 shares will become eligible for sale under Rule 701.


    Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:


                                         SHARES
DAYS AFTER DATE OF THIS PROSPECTUS  ELIGIBLE FOR SALE
----------------------------------  -----------------
180 days........................       18,355,184

Various dates thereafter........          856,441


    We intend to file a registration statement on Form S-8 under the Securities Act after the effective date of this offering to register the shares of our common stock that are subject to outstanding options or reserved for issuance under our 1996 Equity Incentive Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan. Shares registered under the registration statement on Form S-8 will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire.

RULE 144

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - one percent (1%) of the then outstanding shares of our common stock (approximately 242,116 shares immediately after this offering); or


    - the average weekly trading volume during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

    Affiliates of DoubleTwist must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares without regard to the volume limitation, manner of sale, notice and public information requirements of Rule 144.

RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares 90 days after the effective date of this offering without complying with the holding period and notice requirements of Rule 144 and that non-affiliates may sell their Rule 701 shares 90 days after the effective date of this offering without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. However, holders of shares that are otherwise saleable under Rule 701 are subject to the 180-day lock-up agreements described above.

                                  UNDERWRITING


    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters for whom Lehman Brothers Inc., Dain Rauscher Incorporated, Thomas Weisel Partners LLC and Fidelity Capital Markets, a division of National Financial Services LLC, are acting as representatives, has agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:



UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Lehman Brothers Inc.........................................
Dain Rauscher Incorporated..................................
Thomas Weisel Partners LLC..................................
Fidelity Capital Markets, a division of National Financial
  Services LLC..............................................
                                                                   ------
  Total.....................................................
                                                                   ======


    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that:

    - the representations and warranties made by us to the underwriters are true;

    - that there is no material change in the financial markets; and

    - we deliver to the underwriters customary closing documents.

    The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a selling
concession of $    per share. The underwriters may also allow to dealers, and
such dealers may reallow, a selling concession not in excess of $    per share
to certain other dealers. After completion of this offering, the representatives may change the offering price and other selling terms at various times.


    We have granted the underwriters an over-allotment option. This option, which is exercisable for up to thirty days after the date of this prospectus, permits the underwriters to purchase a maximum of 750,000 additional shares of our common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the underwriters
will purchase shares from us, the total price to the public will be $      , and
the total proceeds to us will be $         . The underwriters have severally
agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.



    The following table summarizes the compensation we will pay. The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions will be determined based on our negotiations with the underwriters at the time the initial public offering price of our common stock is determined. We do not expect the underwriting discounts and commissions per share of our common stock to exceed 7% of the initial public offering price per share of our common stock.



                                                               PAID BY US
                                                   ----------------------------------
                                                   NO EXERCISE OF   FULL EXERCISE OF
                                                   OVER-ALLOTMENT    OVER-ALLOTMENT
                                                       OPTION            OPTION
                                                   --------------   -----------------
Per Share........................................        $                  $
Total............................................        $                  $


    We estimate that the total expenses of this offering, excluding the
underwriters discount, will be approximately $         .

    We and each of our directors and executive officers, and substantially all of the other holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering, have agreed, pursuant to certain "lock-up" agreements with the underwriters, that we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. Lehman Brothers Inc., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Lehman Brothers Inc. has no current plan to do so.


    At our request, the underwriters have reserved for sale at the initial public offering price up to 250,000 shares of our common stock for our officers, directors, employees, customers, collaborative partners, friends and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any shares not so purchased by these persons to the general public on the same basis as the other shares in this initial public offering.


    Prior to this offering, there has been no public market for our common stock. Consequently, the offering price for our common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, will include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as are deemed relevant.

    The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase to the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


    We have applied to have our stock approved for quotation on the Nasdaq National Market under the symbol "DBLT."


    Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker/dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.


    Fidelity Capital Markets, a division of National Financial Services LLC, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

                                 LEGAL MATTERS

    The validity of the common stock being offered by DoubleTwist will be passed upon for DoubleTwist by Heller Ehrman White & McAuliffe LLP, La Jolla, California, which has acted as our counsel in connection with this offering. Patricia M. Thayer, a partner in the law firm of Heller Ehrman White & McAuliffe LLP, is the wife of Gregory C. Thayer, the general counsel, vice president of corporate development and secretary of DoubleTwist. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                                    EXPERTS


    The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For more information about us and the common stock we are offering, you should review the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference. Copies of the registration statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the Securities and Exchange Commission.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited financial information. Our telephone number is (510) 628-0100.

                               DOUBLETWIST, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................       F-2
Consolidated Balance Sheets.................................       F-3
Consolidated Statements of Operations.......................       F-4
Consolidated Statements of Changes in Stockholders'
  Deficit...................................................       F-5
Consolidated Statements of Cash Flows.......................       F-6
Notes to Consolidated Financial Statements..................       F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of DoubleTwist, Inc.

    The stock split described in Note 9 to the consolidated financial statements has not been consummated at the date of our opinion. When it has been consummated, we will be in a position to furnish the following report:

        "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of DoubleTwist, Inc. and its subsidiary at December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."


    San Jose, California
    March 24, 2000, except as to Note 9,
    which is as of October   , 2000

                               DOUBLETWIST, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                                            PRO FORMA
                                                                                                          STOCKHOLDERS'
                                                                  DECEMBER 31,                              EQUITY AT
                                                          -----------------------------     JUNE 30,        JUNE 30,
                                                              1998            1999            2000            2000
                                                          -------------   -------------   -------------   -------------
                                                                                           (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............................  $  10,087,007   $   1,089,315   $  14,689,612
  Marketable securities.................................             --              --       7,123,840
  Accounts receivable...................................      1,596,499         776,756       2,200,337
  Prepaid expenses and other current assets.............        111,262         440,226       1,080,739
                                                          -------------   -------------   -------------
      Total current assets..............................     11,794,768       2,306,297      25,094,528

Restricted cash.........................................             --              --         900,000
Property and equipment, net.............................      1,898,799       4,198,356       7,266,391
Other assets............................................         91,994         756,298         641,200
Long-term notes receivable..............................             --              --       4,500,000
                                                          -------------   -------------   -------------
      Total assets......................................  $  13,785,561   $   7,260,951   $  38,402,119
                                                          =============   =============   =============

LIABILITIES, REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes payable, current portion........................  $   1,922,453   $     333,333   $     859,469
  Capital lease obligations, current portion............        590,913         671,128         755,768
  Accounts payable......................................        300,034       2,070,332       1,534,716
  Accrued and other current liabilities.................      1,065,182       1,433,220       1,580,316
  Deferred revenue......................................        467,603         418,216       2,070,842
                                                          -------------   -------------   -------------
      Total current liabilities.........................      4,346,185       4,926,229       6,801,111

Notes payable, net of current portion...................             --         583,334       3,985,194
Capital lease obligations, net of current portion.......      1,254,699         741,032         360,398
                                                          -------------   -------------   -------------
      Total liabilities.................................      5,600,884       6,250,595      11,146,703
                                                          -------------   -------------   -------------

Commitments and contingency (Note 6)

Redeemable convertible preferred stock: $0.01 par value;
  37,352,886, 39,552,886 and 66,197,329 shares
  authorized at December 31, 1998 and 1999 and June 30,
  2000 (unaudited), respectively; 8,273,000, 9,823,000
  and 15,970,000 shares issued and outstanding at
  December 31, 1998 and 1999 and June 30, 2000
  (unaudited), respectively; none issued and outstanding
  pro forma (unaudited) (aggregate liquidation
  preference $58,963,024 at December 31, 1999 and
  $94,364,530 at June 30, 2000 (unaudited)).............     25,021,639      30,745,662      66,370,524   $          --
                                                          -------------   -------------   -------------   -------------

Stockholders' (deficit) equity:
  Common stock: $0.01 par value; Authorized: 100,000,000
    shares; Issued and outstanding: 695,000, 754,000 and
    2,096,000 shares issued and outstanding at December
    31, 1998 and 1999 and June 30, 2000 (unaudited),
    respectively; 18,066,000 shares outstanding pro
    forma (unaudited)...................................          6,952           7,535          20,963         180,660
  Additional paid-in capital............................        885,087       4,719,165      28,341,567      94,552,394
  Deferred stock-based compensation.....................             --      (5,247,466)    (19,366,286)    (19,366,286)
  Notes receivable from stockholders....................        (34,500)        (39,500)     (2,515,250)     (2,515,250)
  Accumulated deficit...................................    (17,694,501)    (29,175,040)    (45,596,102)    (45,596,102)
                                                          -------------   -------------   -------------   -------------

      Total stockholders' (deficit) equity..............    (16,836,962)    (29,735,306)    (39,115,108)  $  27,255,416
                                                          -------------   -------------   -------------   =============

        Total liabilities, redeemable convertible
          preferred stock and stockholders' deficit.....  $  13,785,561   $   7,260,951   $  38,402,119
                                                          =============   =============   =============


  The accompanying notes are an integral part of these consolidated financial statements.

                               DOUBLETWIST, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                ----------------------------------------   ----------------------------
                                                   1997          1998           1999           1999           2000
                                                -----------   -----------   ------------   ------------   -------------
                                                                                                   (UNAUDITED)
Revenues:
  License fees................................  $   506,240   $ 2,779,195   $  2,289,372   $  1,103,456   $   2,315,459
  Subscriptions...............................           --            --             --             --         151,210
  Services and other..........................      769,498     1,472,826      1,294,532        766,657         339,795
                                                -----------   -----------   ------------   ------------   -------------
      Total revenues..........................    1,275,738     4,252,021      3,583,904      1,870,113       2,806,464
                                                -----------   -----------   ------------   ------------   -------------

Cost of revenues (Note 5):
  License fees................................        1,886       208,585        109,653         28,060          37,428
  Subscriptions...............................           --            --             --             --       1,023,728
  Services and other..........................      367,732     1,253,995        943,312        583,875         238,569
                                                -----------   -----------   ------------   ------------   -------------
      Total cost of revenues..................      369,618     1,462,580      1,052,965        611,935       1,299,725
                                                -----------   -----------   ------------   ------------   -------------
Gross profit..................................      906,120     2,789,441      2,530,939      1,258,178       1,506,739
                                                -----------   -----------   ------------   ------------   -------------

Operating expenses (Note 5):
  Product development.........................    4,998,944     5,282,566      6,932,020      2,596,723       7,060,713
  Sales and marketing.........................    2,153,375     4,036,945      4,861,531      1,774,844       6,699,495
  General and administrative..................    1,993,381     1,723,221      2,309,085      1,036,006       2,117,358
                                                -----------   -----------   ------------   ------------   -------------
      Total operating expenses................    9,145,700    11,042,732     14,102,636      5,407,573      15,877,566
                                                -----------   -----------   ------------   ------------   -------------

Operating loss................................   (8,239,580)   (8,253,291)   (11,571,697)    (4,149,395)    (14,370,827)

Interest income...............................      157,484        39,572        457,919        302,837         709,440

Interest expense..............................      (33,364)     (488,033)      (366,761)      (210,177)     (2,759,675)
                                                -----------   -----------   ------------   ------------   -------------

Net loss......................................   (8,115,460)   (8,701,752)   (11,480,539)    (4,056,735)    (16,421,062)
                                                -----------   -----------   ------------   ------------   -------------
Accretion on Series C redeemable convertible
  preferred stock.............................           --       (79,270)    (1,749,556)      (840,664)      1,488,114

Deemed dividend on preferred stock............           --            --             --             --     (21,148,633)
                                                -----------   -----------   ------------   ------------   -------------

Net loss available to common stockholders.....  $(8,115,460)  $(8,781,022)  $(13,230,095)  $ (4,897,399)  $ (36,081,581)
                                                ===========   ===========   ============   ============   =============

Net loss per share available to common
  stockholders, basic and diluted.............  $    (37.40)  $    (13.61)  $     (19.12)  $      (7.16)  $      (21.83)
                                                ===========   ===========   ============   ============   =============

Shares used in computing net loss per
  share available to common stockholders,
  basic and diluted...........................      217,000       645,000        692,000        684,000       1,653,000

Pro forma net loss per share available to
  common stockholders, basic and diluted
  (unaudited).................................                              $      (1.11)                 $       (1.03)
                                                                            ============                  =============

Shares used in computing pro forma net loss
  per share available to common stockholders,
  basic and diluted (unaudited)...............                                10,332,000                     15,967,000


  The accompanying notes are an integral part of these consolidated financial statements.

                               DOUBLETWIST, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                                                         NOTES
                                    COMMON STOCK        ADDITIONAL      DEFERRED       RECEIVABLE                       TOTAL
                               ----------------------     PAID-IN      STOCK-BASED        FROM       ACCUMULATED    STOCKHOLDERS'
                                 SHARES       AMOUNT      CAPITAL     COMPENSATION    STOCKHOLDERS     DEFICIT         DEFICIT
                               -----------   --------   -----------   -------------   ------------   ------------   -------------
Balances at December 31,
  1996.......................    1,213,000   $ 12,125   $   132,875   $         --    $        --    $  (877,289)   $   (732,289)
Issuance of common stock.....        6,000         63        19,937             --             --             --          20,000
Conversion of common stock to
  Series A1 redeemable
  convertible
  preferred stock............   (1,219,000)   (12,188)     (152,812)            --             --             --        (165,000)
Issuance of warrants for
  licenses...................           --         --        22,870             --             --             --          22,870
Issuance of common stock
  pursuant
  to exercise of stock
  options....................       30,000        299        23,601             --             --             --          23,900
Issuance of common stock.....      578,000      5,783       456,831             --             --             --         462,614
Issuance of restricted common
  stock
  pursuant to exercise of
  stock
  options for notes
  receivable.................       43,000        431        34,069             --        (34,500)            --              --
Net loss.....................           --         --            --             --             --     (8,115,460)     (8,115,460)
                               -----------   --------   -----------   ------------    -----------    ------------   ------------
Balances at December 31,
  1997.......................      651,000      6,513       537,371             --        (34,500)    (8,992,749)     (8,483,365)
Issuance of common stock
  pursuant
  to exercise of stock
  options....................       44,000        439        34,727             --             --             --          35,166
Issuance of warrants in
  conjunction
  with issuance of Series C
  redeemable convertible
  preferred
  stock and various
  financings.................           --         --       392,259             --             --             --         392,259
Accretion on Series C
  redeemable convertible
  preferred stock............           --         --       (79,270)            --             --             --         (79,270)
Net loss.....................           --         --            --             --             --     (8,701,752)     (8,701,752)
                               -----------   --------   -----------   ------------    -----------    ------------   ------------
Balances at December 31,
  1998.......................      695,000      6,952       885,087             --        (34,500)   (17,694,501)    (16,836,962)
Issuance of common stock
  pursuant
  to exercise of stock
  options....................       52,000        520        41,593             --             --             --          42,113
Issuance of restricted common
  stock
  pursuant to exercise of
  stock
  options for note
  receivable.................        7,000         63         4,937             --         (5,000)            --              --
Deferred stock-based
  compensation...............           --         --     5,537,104     (5,537,104)            --             --              --
Amortization of deferred
  stock-based compensation...           --         --            --        289,638             --             --         289,638
Accretion on Series C
  redeemable convertible
  preferred stock............           --         --    (1,749,556)            --             --             --      (1,749,556)
Net loss.....................           --         --            --             --             --    (11,480,539)    (11,480,539)
                               -----------   --------   -----------   ------------    -----------    ------------   ------------
Balances at December 31,
  1999.......................      754,000      7,535     4,719,165     (5,247,466)       (39,500)   (29,175,040)    (29,735,306)
Issuance of common stock
  pursuant
  to exercise of stock
  options....................      511,000      5,115       517,509             --             --             --         522,624
Issuance of common stock
  pursuant
  to exercise of stock
  options for
  notes receivable...........      831,000      8,313     2,485,437             --     (2,493,750)            --              --
Repayment of notes receivable
  from
  stockholders...............           --         --            --             --         18,000             --          18,000
Deferred stock-based
  compensation...............           --         --    16,266,843    (16,266,843)            --             --              --
Amortization of deferred
  stock-based compensation...           --         --            --      2,148,023             --             --       2,148,023
Charge for accelerated
  vesting of
  employee stock options.....           --         --       382,500             --             --             --         382,500
Issuance of convertible
  subordinated promissory
  notes with beneficial
  conversion feature.........           --         --     2,481,999             --             --             --       2,481,999
Issuance of preferred stock
  with
  beneficial conversion
  feature....................           --         --    21,148,633             --             --             --      21,148,633
Deemed dividend on preferred
  stock......................           --         --   (21,148,633)            --             --             --     (21,148,633)
Accretion on Series C
  redeemable convertible
  preferred stock............           --         --     1,488,114             --             --             --       1,488,114
Net loss.....................           --         --            --             --             --    (16,421,062)    (16,421,062)
                               -----------   --------   -----------   ------------    -----------    ------------   ------------
Balances at June 30, 2000
  (unaudited)................    2,096,000   $ 20,963   $28,341,567   $(19,366,286)   $(2,515,250)   $(45,596,102)  $(39,115,108)
                               ===========   ========   ===========   ============    ===========    ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                               DOUBLETWIST, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------------------   -----------------------------
                                                            1997          1998           1999           1999            2000
                                                         -----------   -----------   ------------   -------------   -------------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $(8,115,460)  $(8,701,752)  $(11,480,539)  $  (4,056,735)  $ (16,421,062)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization....................      414,521       871,782      1,322,096         542,210       1,285,956
      Charges related to the issuance of warrants and
        redeemable convertible preferred
        stock..........................................       32,870        51,734             --              --              --
      Amortization of debt discount....................           --       256,508         77,547          38,773         145,824
      Conversion of accrued interest to
        redeemable convertible preferred stock.........           --        64,000             --              --          13,973
      Amortization of deferred stock-based compensation
        and accelerated vesting of stock options.......           --            --        289,638          10,397       2,530,523
      Noncash interest expense on convertible notes....           --            --             --              --       2,481,999
      Changes in current assets and liabilities:
        Accounts receivable............................     (262,285)   (1,251,998)       819,743       1,210,973      (1,423,581)
        Prepaid expenses and other current assets......      (69,206)      (40,556)      (328,964)       (173,773)       (640,513)
        Other assets...................................      (65,176)       11,443       (664,304)         50,000         115,098
        Accounts payable...............................      229,929      (117,528)     1,770,298         143,567        (535,616)
        Accrued and other current liabilities..........      (24,193)      771,232        368,038        (333,842)        147,096
        Deferred revenue...............................       66,022       321,399        (49,387)        (66,997)      1,652,626
        Other long-term liabilities....................        3,000        (3,000)            --              --              --
                                                         -----------   -----------   ------------   -------------   -------------
          Net cash used in operating activities........   (7,789,978)   (7,766,736)    (7,875,834)     (2,635,427)    (10,647,677)
                                                         -----------   -----------   ------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................     (530,122)     (206,334)    (3,355,835)       (524,320)     (4,353,991)
  Purchase of marketable securities....................           --            --             --              --      (7,123,840)
  Issuance of notes receivable.........................           --            --             --              --      (4,500,000)
  Increase in restricted cash..........................           --            --             --              --        (900,000)
                                                         -----------   -----------   ------------   -------------   -------------
          Net cash used in investing activities........     (530,122)     (206,334)    (3,355,835)       (524,320)    (16,877,831)
                                                         -----------   -----------   ------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of redeemable convertible
    preferred
    stock and warrants, net............................    9,940,721    10,413,868      3,974,467       3,974,467      31,953,179
  Proceeds from issuance of common stock, net..........      506,514        35,166         42,113          11,669         522,624
  Proceeds from issuance of notes payable..............           --     6,000,000      1,000,000         567,910       9,107,233
  Proceeds from repayment of notes receivable from
    stockholders.......................................           --            --             --              --          18,000
  Principal payments on notes payable..................     (229,935)           --     (2,083,333)     (1,000,000)       (179,237)
  Principal payments on capital leases.................     (116,940)     (375,030)      (699,270)       (294,402)       (295,994)
                                                         -----------   -----------   ------------   -------------   -------------
          Net cash provided by financing activities....   10,100,360    16,074,004      2,233,977       3,259,644      41,125,805
                                                         -----------   -----------   ------------   -------------   -------------
Net increase (decrease) in cash and cash equivalents...    1,780,260     8,100,934     (8,997,692)         99,897      13,600,297
Cash and cash equivalents, beginning of period.........      205,813     1,986,073     10,087,007      10,087,007       1,089,315
                                                         -----------   -----------   ------------   -------------   -------------
Cash and cash equivalents, end of period...............  $ 1,986,073   $10,087,007   $  1,089,315   $  10,186,904   $  14,689,612
                                                         ===========   ===========   ============   =============   =============
SUPPLEMENTAL CASH FLOWS INFORMATION
  Cash paid for interest...............................  $    33,363   $   231,525   $    252,065   $     131,957   $     117,878
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Acquisition of property and equipment under capital
    leases.............................................  $ 1,457,130   $   866,464   $    265,818   $     265,818   $          --
  Conversion of common stock to Series A1 redeemable
    convertible preferred stock........................      165,000            --             --              --              --
  Issuance of restricted common stock for notes
    receivable
    from stockholders..................................       34,500            --          5,000           5,000       2,493,750
  Conversion of notes payable to Series C redeemable
    convertible preferred stock........................           --     4,000,000             --              --              --
  Conversion of notes payable to Series D redeemable
    convertible preferred stock........................           --            --             --              --       5,000,000
  Issuance of warrants in conjunction with issuance of
    Series C
    redeemable convertible preferred stock and various
    financing..........................................           --       430,160             --              --              --
  Issuance of Series C redeemable convertible preferred
    stock
    to placement agent for services rendered...........           --            --        340,000         340,000              --

  The accompanying notes are an integral part of these consolidated financial statements.

                               DOUBLETWIST, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  FORMATION AND BUSINESS OF THE COMPANY:

    DoubleTwist, Inc. (the "Company"), formerly Pangea Systems, Inc., was formed in 1991 and incorporated in the State of California in 1993. The Company is a leading provider of genomic information and bioinformatics analysis technologies.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

UNAUDITED INTERIM RESULTS

    The accompanying interim consolidated financial statements and the related notes as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting principally of normal recurring adjustments, necessary to present fairly the Company's consolidated financial position as of June 30, 2000 and their results of operations and cash flows for the six months ended June 30, 1999 and 2000. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding will automatically convert into 15,970,000 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Amounts reported for cash and cash equivalents, accounts receivable and accounts payable approximate fair value primarily due to their short-term maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximate fair value.

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

    The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

    Restricted cash consists of a certificate of deposit held with a financial institution as a security deposit for a building lease (Note 9).

                               DOUBLETWIST, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
MARKETABLE SECURITIES


    Marketable securities are classified as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Securities" and are carried at cost which approximates fair value. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method. There were no realized or unrealized gains or losses for all periods presented.


PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Property and equipment under capital leases are amortized on a straight line basis over the shorter of their estimated useful lives or the terms of the leases. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

SOFTWARE DEVELOPMENT COSTS

    Costs related to the conceptual formulation and design of software products are expensed as product development while costs incurred subsequent to establishing technological feasibility of software products are capitalized, if material, until the general release of the product. Generally, technological feasibility is established when the software module performs its primary functions as described in its original specifications, contains convenience features required for it to be useable in a production environment and is completely documented. During the years ended December 31, 1997, 1998 and 1999, the amounts of costs incurred subsequent to establishing technological feasibility were not material.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

INCOME TAXES

    Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                               DOUBLETWIST, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    The Company recognizes revenues from the license of software products under software license agreements and from the delivery of professional services and maintenance services in accordance with Statement of Position ("SOP") 97-2, SOFTWARE REVENUE RECOGNITION, and SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION TO CERTAIN TRANSACTIONS. When contracts contain multiple elements, and vendor-specific objective evidence exists for all undelivered elements, the Company accounts for the delivered elements in accordance with the "Residual Method" prescribed by SOP 98-9. License revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is probable and delivery and customer acceptance, if required under the terms of the contract, have occurred. The Company generally does not grant rights of return. In instances where vendor obligations remain, revenues are deferred until the obligation has been satisfied. Service revenues consist of implementation and training services and maintenance. Implementation and training revenues are recognized as the services are performed. Maintenance contracts include the right to unspecified upgrades on a when-and-if available basis, and ongoing support. Maintenance revenues are recognized ratably over the term of the maintenance contract, which is generally twelve months.

    Subscription revenue consists of revenue recognized from the license of proprietary databases and from contracts for access to the Company's online tools and data sets. In accordance with SOP 97-2, the Company defers revenue from the licensing of databases, as the Company has a contractual obligation to deliver specified upgrades on a when-and-if available basis during the license term. Subscription revenue is generally billed annually and recognized ratably over the term of the contract, generally twelve months.

    Research and development grant agreements provide for periodic payments in support of the Company's research activities. Grant revenue is recognized as earned based on actual cost incurred. Reimbursements from grants are recorded as service and other revenues. For the years ended December 31, 1997, 1998 and 1999, the Company was reimbursed for product development costs of $0, $463,073 and $458,801 from the Department of Health and Human Services.

    Other revenue also includes sales of workstations, servers and third-party software for use with the Company's products. The Company has reseller arrangements with vendors and bears the risk of loss on the products. Revenues are recognized upon shipment of the third-party product from the Company.

PRODUCT DEVELOPMENT COSTS

    Product development costs are expensed as incurred. Costs incurred in the design, creation and maintenance of content, graphics and user interface of the Company's web site are expensed as incurred in accordance with SOP 98-1. Costs incurred in the development of application and infrastructure of the web site are capitalized and amortized over the useful life of the web site. Costs required to be capitalized under SOP 98-1 have been insignificant to date and were expensed.

ADVERTISING

    The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $97,526, $602,632 and $1,222,901, respectively.

                               DOUBLETWIST, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CERTAIN RISKS AND UNCERTAINTIES

    The Company's operating results are significantly dependent on the Company's ability to market and develop its products. The life cycles of the Company's products are difficult to estimate due in part to the effect of future product enhancements and competition. The inability of the Company to successfully develop and market its products as a result of competition or other factors would have a material adverse affect on the Company's business, financial condition and results of operations.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts at three financial institutions. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company's accounts receivable are derived from revenue earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers.

    At December 31, 1998, amounts due from three customers represented 43%, 25%, and 11% of gross accounts receivable. At December 31, 1999, amounts due from four customers represented 31%, 23%, 16% and 14% of gross accounts receivable. For the year ended December 31, 1997, five customers accounted for 30%, 30%, 13%, 12% and 11% of the Company's net revenues. For the year ended December 31, 1998, three customers accounted for 13%, 12%, and 11% of the Company's net revenues. No customer accounted for more than 10% of revenues in 1999.

SEGMENTS

    The Company operates in one segment, using one measurement of profitability to manage its business. All long-lived assets are maintained in the United States. Export sales to England represented approximately 30% of net revenues for fiscal 1997. In subsequent fiscal years, export sales were less than 5% of net revenues.

COMPUTATION OF EARNINGS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. Potentially dilutive securities have been excluded from the diluted EPS calculations as they have an antidilutive effect due to the Company's net losses.

    Pro forma net loss per share available to common stockholders for the year ended December 31, 1999 and the six months ended June 30, 2000 was computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of all of the Company's preferred stock into shares of the Company's common stock as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later.

                               DOUBLETWIST, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    A reconciliation of shares used in the calculations is as follows:


                                                                               SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                     JUNE 30,
                               ----------------------------------------   --------------------------
                                  1997          1998           1999          1999           2000
                               -----------   -----------   ------------   -----------   ------------
                                                                                 (UNAUDITED)
Numerator:
  Net loss...................  $(8,115,460)  $(8,701,752)  $(11,480,539)  $(4,056,735)  $(16,421,062)
                               -----------   -----------   ------------   -----------   ------------
  Accretion on Series C
    redeemable convertible
    preferred stock..........           --       (79,270)    (1,749,556)     (840,664)     1,488,114
  Deemed dividend on
    preferred stock..........           --            --             --            --    (21,148,633)
                               -----------   -----------   ------------   -----------   ------------
  Net loss available to
    common
    stockholders.............  $(8,115,460)  $(8,781,022)  $(13,230,095)  $(4,897,399)  $(36,081,581)
                               ===========   ===========   ============   ===========   ============
Denominator:
  Weighted average common
    shares outstanding.......      236,000       674,000        713,000       705,000      1,993,000
  Weighted average unvested
    common shares subject to
    repurchase...............      (19,000)      (29,000)       (21,000)      (21,000)      (340,000)
                               -----------   -----------   ------------   -----------   ------------
  Denominator for basic and
    diluted calculations.....      217,000       645,000        692,000       684,000      1,653,000
                               ===========   ===========   ============   ===========   ============
  Net loss per share
    available
    to common stockholders,
    basic and diluted........  $    (37.40)  $    (13.61)  $     (19.12)  $     (7.16)  $     (21.83)
                               ===========   ===========   ============   ===========   ============
Shares used to compute net
  loss per share available to
  common stockholders........                                   692,000                    1,653,000
Adjustment to reflect
  weighted-average effect
  of assumed conversion of
  preferred stock
  (unaudited)................                                 9,640,000                   14,314,000
                                                           ------------                 ------------
Shares used to compute pro
  forma net loss per share
  available to common
  stockholders, basic and
  diluted (unaudited)........                                10,332,000                   15,967,000
                                                           ============                 ============
Pro forma net loss per share
  available to common
  stockholders, basic and
  diluted (unaudited)........                              $      (1.11)                $      (1.03)
                                                           ============                 ============

                               DOUBLETWIST, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share available to common stockholders as their effect is antidilutive:

                                                                               SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                     ------------------------------------   -----------------------
                                        1997         1998         1999         1999         2000
                                     ----------   ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Antidilutive securities:
  Convertible preferred stock......   2,828,000    8,273,000    9,823,000    9,823,000   15,970,000
  Options to purchase common
    stock..........................     773,000      925,000    2,319,000    1,811,000    3,155,000
  Common stock subject to
    repurchase.....................      34,000       23,000       18,000       24,000      840,000
  Warrants.........................      42,000      528,000      528,000      528,000      570,000
                                     ----------   ----------   ----------   ----------   ----------
                                      3,677,000    9,749,000   12,688,000   12,186,000   20,535,000
                                     ==========   ==========   ==========   ==========   ==========

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

    Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instruments. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 5.

    The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Task Force Issue
No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In July 1999, the FASB issued Statement of Financial Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133 ("SFAS 137") which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet evaluated the effects of this change on its operations. The Company does not currently hold derivative instruments or engage in hedging activities.

                               DOUBLETWIST, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), REVENUE RECOGNITION, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. In June 2000, the SEC issued SAB 101B which delays the implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

    In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION NO. 25 ("FIN 44"). This Interpretation clarifies the definition of an employee for the purposes of applying Accounting Practice Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that FIN 44 will not have a material effect on the financial position or results of operation of the Company.


    In March 2000, the Emerging Issues Task Force reached a consensus on Issue 00-2, ACCOUNTING FOR THE COSTS OF DEVELOPING A WEB SITE ("EITF 00-2"). In general, EITF 00-2 states that the costs of developing a web site should be accounted for under provisions of Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. The Company is currently evaluating EITF 00-2 and does not believe that the pronouncement will have a significant impact on its financial position, results of operations or cash flows. EITF 00-2 is effective for costs incurred after June 30, 2000.


3.  BALANCE SHEET COMPONENTS:

    Accounts receivable consist of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Accounts receivable................................  $ 1,547,537   $   759,831
Unbilled receivables...............................       48,962        16,925
                                                     -----------   -----------
                                                     $ 1,596,499   $   776,756
                                                     ===========   ===========

    Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Computer hardware..................................  $ 2,362,840   $ 5,401,032
Computer software..................................      396,292       909,132
Furniture and fixtures.............................      517,704       588,325
                                                     -----------   -----------
                                                       3,276,836     6,898,489
                                                     -----------   -----------
Less: Accumulated depreciation and amortization....   (1,378,037)   (2,700,133)
                                                     -----------   -----------
                                                     $ 1,898,799   $ 4,198,356
                                                     ===========   ===========

                               DOUBLETWIST, INC.

3.  BALANCE SHEET COMPONENTS: (CONTINUED)
    At December 31, 1998 and 1999, property and equipment included assets acquired under capital leases of $2,433,486 and $2,699,305, respectively. Related accumulated amortization totaled $1,001,832 and $1,976,633 respectively. Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 was $414,521, $871,782 and $1,322,096, respectively.

    Accrued and other current liabilities consist of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Accrued payroll and benefits.........................  $  644,404   $  500,866
Accrued professional fees............................     175,976      643,668
Other................................................     244,802      288,686
                                                       ----------   ----------
                                                       $1,065,182   $1,433,220
                                                       ==========   ==========

4.  DEBT:

    Throughout 1998, the Company issued $4,000,000 in convertible subordinated notes payable to certain preferred and common shareholders. The principal amount of the notes payable, together with interest at 6% per annum, was due and payable upon demand or automatically converted into a new series of preferred stock upon the closing of a minimum of $2,000,000 of a new series of preferred stock. In December 1998, the principal amount of the notes payable plus accrued interest of $64,000 converted into 1,452,000 shares of Series C redeemable convertible preferred stock.

    In August 1998, the Company entered into a loan and security agreement with a commercial bank, which provided for a $1,000,000 equipment line of credit. Borrowings under the equipment line of credit ($0 in 1998 and $1,000,000 in 1999) plus accrued interest are due in monthly installments commencing October 1999 through September 2002. As of December 31, 1999, the Company does not have the ability to borrow additional amounts under this equipment line of credit. In connection with the loan and security agreement, the Company entered into a $2,000,000 bridge loan bearing interest at the bank's prime rate plus 0.5% per annum (9% at December 31, 1999). In November 1998, the bridge loan was converted into a term loan with interest accruing at 8.25% per annum and principal payments due in twelve equal monthly installments. The outstanding balance under the term loan was paid in full during 1999.

    The loan and security agreement contains restrictions on the payment of dividends and financial covenants, including but not limited to, tangible net worth requirements and current and debt service ratios. At December 31, 1999, the Company was not in compliance with the financial covenants; however, management received the necessary waivers through February 29, 2000 at which date the Company was in compliance with the financial covenants.

    Maturities of debt outstanding for the years ended December 31, are as follows:


2000........................................................  $333,333
2001........................................................   333,333
2002........................................................   250,001
                                                              --------
                                                              $916,667
                                                              ========

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:


RECAPITALIZATION

    In January 1997, the Company's Articles of Incorporation were amended and the 1,219,000 shares of common stock outstanding were converted into Series A1 redeemable convertible preferred stock on a one-for-one basis.

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In January 1997, the Company issued 5,000 shares of Series A redeemable convertible preferred stock at $6.00 per share for gross proceeds of $30,000.

    In February 1997, the Company issued 1,157,000 shares of Series B redeemable convertible preferred stock at $6.442 per share for gross proceeds of $7,450,405.

    In connection with the issuance of Series B redeemable convertible preferred stock in February 1997, the Company issued warrants to investors for cash at $0.01 per warrant the right to purchase 385,000 shares of Series B redeemable convertible preferred stock at $6.442 per share. During 1997, all of the warrants were exercised.

    In December 1998, the Company issued 3,975,000 shares of Series C redeemable convertible preferred stock at $2.80 per share for gross proceeds of $11,130,006 and 18,000 shares of Series C redeemable convertible preferred stock for services rendered. In February 1999, the Company issued 1,429,000 shares of Series C redeemable convertible preferred stock at $2.80 per share for gross proceeds of $4,000,000 and 121,000 shares of Series C redeemable convertible preferred stock to the placement agent for services rendered.


    During 1998, the Company issued $4,000,000 in convertible subordinated notes payable to certain preferred and common stockholders (Note 4). In December 1998, the principal amounts of the notes payable plus accrued interest of $64,000 converted into 1,452,000 shares of Series C redeemable convertible preferred stock at $2.80 per share.


    Redeemable convertible preferred stock consists of the following:


                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Series A: 256,834 shares authorized, 64,000 shares
  issued and outstanding at December 31, 1998 and
  1999, (liquidation preference $385,250)..........  $   385,250   $   385,250
Series A1: 4,887,500 shares authorized, 1,222,000
  shares issued and outstanding at December 31,
  1998 and 1999, (liquidation preference
  $7,871,319)......................................      175,000       175,000
Series B: 6,208,552 shares authorized; 1,542,000
  shares issued and outstanding at December 31,
  1998 and 1999 (liquidation preference
  $9,933,873)......................................    9,910,721     9,910,721
Series C: 26,000,000 and 28,200,000 shares
  authorized at December 31, 1998 and 1999,
  respectively; 5,445,000 and 6,995,000 shares
  issued and outstanding at December 31, 1998 and
  1999, respectively (liquidation preference
  $40,772,582).....................................   14,550,668    20,274,691
                                                     -----------   -----------
                                                     $25,021,639   $30,745,662
                                                     ===========   ===========

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:
(CONTINUED)

    Under the Company's Articles of Incorporation, the Company's redeemable convertible preferred shares are issuable in series.

    DIVIDENDS

    The holders of shares of Series C are entitled to receive, when and if declared by the Board of Directors, cumulative dividends out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the Series A, A1, B and common shares at the rate of $0.224 per share, per annum. After dividends to Series C stockholders have been paid, the Series B and Series A stockholders are entitled to receive non-cumulative dividends over Series A1 and common stockholders at the rate of $0.64 and $0.60, respectively. No dividends have been declared to date.

    LIQUIDATION


    In the event of any liquidation, change in control, dissolution or winding up of the Company, the order of liquidation preference will be as follows: each of the Series C, Series B, Series A and Series A1 stockholders, respectively, will receive its full liquidation preference amount including any declared but unpaid dividends thereon prior to any payment to a junior class. The liquidation value of the Series C is $2.80 per share, plus any dividends accrued but unpaid thereon. The liquidation value of the Series B, Series A and Series A1 is $6.442, $6.00 and $6.442 per share, respectively, plus any declared but unpaid dividends thereon. Should there be any assets after providing for the full liquidation preference of the Series C, Series B, Series A and Series A1 stockholders, the remaining assets of the corporation are to be distributed pro rata among the holders of the Company's common stock. However, if such liquidation, change in control, dissolution or winding up occurs within four years from the date on which the first share of Series C redeemable convertible preferred stock was issued by the Company, then the holders of the Series C are entitled to receive prior and in preference liquidation to any distribution of any of the assets or surplus fund to the holders of Series B, Series A, Series A1 or common stock at an amount equal to $5.60 per share.


    CONVERSION

    Each share of redeemable convertible preferred stock can be converted at the option of the holder to a share of common subject to adjustment for certain equity related events, or automatically converts upon the earlier of (i) the Company's initial registered public offering in which the aggregate offering price equals or exceeds $20 million and the public offering price per share equals or exceeds $9.80 per share or (ii) the date on which the holders of a majority of the then outstanding shares of redeemable convertible preferred stock have voted or consented in writing to such conversion. The conversion price is equal to the original issue price of $2.80, $6.442, $6.00 and $6.442 for Series C, Series B, Series A and Series A1, respectively, as of December 31, 1999.

    VOTING

    The holders of Series C, Series B, Series A, and Series A1 are entitled to the number of votes equal to the number of full shares of common stock into which each share of redeemable convertible preferred stock can be converted and shall have the same voting rights and powers equal to the voting rights and powers of the Company's common shares.

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:
(CONTINUED)

    REDEMPTION

    In the event that the holders of at least eighty percent of the then outstanding shares of Series C give written notice at any time after the fifth anniversary from the first issuance of Series C, the Company is required to redeem Series C at the redemption price of the greater of $2.80 per share plus any accrued but unpaid dividends up to the redemption date or the fair market value of Series C determined by the Company's Board of Directors. Series A, A1 and B are not redeemable.

    ELECTION OF DIRECTORS

    The holders of Series C, Series B and Series A1, voting as a separate class, are entitled to elect two members of the Company's Board of Directors. The remaining directors are elected by all common and redeemable convertible preferred stockholders voting as a single class.

STOCK OPTIONS

    In August 1996, the Company adopted the 1996 Equity Incentive Plan (the "Plan"). The Company had reserved 437,500 common shares for issuance under the Plan. At December 31, 1999, the total number of common shares reserved under the Plan was 3,197,500. Under the plan, restricted stock, stock bonuses and options to purchase common stock may be granted to employees, officers, directors, consultants and advisors of the Company. Under the Plan, incentive options may be granted at prices not less than fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns shares representing 10% or more of the voting power or value of all securities. Nonstatutory options may be granted at prices not less than 85% of fair market value at the date of grant as determined by the Board of Directors. Options granted under the Plan generally become exercisable ratably over a four year period and generally expire from five to ten years from the date of grant.

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:
(CONTINUED)

    Stock option activity under the Plan is as follows:


                                                                         WEIGHTED
                                                SHARES                   AVERAGE
                                              AVAILABLE      SHARES      EXERCISE
                                              FOR GRANT    OUTSTANDING    PRICE
                                              ----------   -----------   --------
Balances, December 31, 1996.................     193,000      241,000     $3.20

  Additional shares reserved................     590,000           --        --
  Options granted...........................    (869,000)     869,000      0.80
  Options canceled..........................     264,000     (264,000)     3.00
  Options exercised.........................                  (73,000)     0.80
                                              ----------   ----------

Balances, December 31, 1997.................     178,000      773,000      0.80

  Additional shares reserved................   1,170,000           --        --
  Options granted...........................    (490,000)     490,000      1.12
  Options canceled..........................     294,000     (294,000)     0.96
  Options exercised.........................          --      (44,000)     0.80
                                              ----------   ----------

Balances, December 31, 1998.................   1,152,000      925,000      0.88

  Additional shares reserved................   1,000,000           --        --
  Options granted...........................  (1,866,000)   1,866,000      0.80
  Options canceled..........................     413,000     (413,000)     0.84
  Options exercised.........................          --      (59,000)     0.80
                                              ----------   ----------

Balances, December 31, 1999.................     699,000    2,319,000      0.84
                                              ----------   ----------

  Additional shares reserved................   2,000,000           --        --
  Options granted...........................  (2,307,000)   2,307,000      3.00
  Options canceled..........................     129,000     (129,000)     1.32
  Options exercised.........................          --   (1,342,000)     2.24
                                              ----------   ----------

Balances, June 30, 2000 (unaudited).........     521,000    3,155,000     $0.60
                                              ==========   ==========


    During 1997, 1999 and the six months ended June 30, 2000, options to purchase 43,000, 6,000 and 831,000 shares, respectively, of common stock subject to repurchase by the Company had been exercised in exchange for full recourse promissory notes of $34,500, $5,000 and $2,493,750, respectively. These notes bear interest at rates of 6.00% to 6.71% and become due in 2001, 2009 and 2005, respectively. The Company's right of repurchase expires on a ratable basis over periods of up to four years and as of June 30, 2000, 840,000 shares were subject to repurchase. The related shares are pledged as collateral for the notes.

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:
(CONTINUED)

    The Company has adopted the disclosure only provisions of SFAS 123. Had compensation expense for options granted been determined based on the fair value at the grant date, as prescribed by SFAS 123, the Company's net loss per share available to common stockholders would be as follows:


                                                YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
                                           1997          1998           1999
                                        -----------   -----------   ------------
Net loss available to common stockholders:
  As reported.........................  $(8,115,460)  $(8,781,022)  $(13,230,095)
                                        ===========   ===========   ============
  Pro forma...........................  $(8,150,860)  $(8,835,668)  $(13,346,799)
                                        ===========   ===========   ============
Basic and diluted net loss per share:
  As reported.........................  $    (37.40)  $    (13.61)  $     (19.12)
                                        ===========   ===========   ============
  Pro forma...........................  $    (37.56)  $    (13.70)  $     (19.29)
                                        ===========   ===========   ============


    Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants:

                                                      1997       1998       1999
                                                    --------   --------   --------
Risk-free interest rate...........................    6.22%      5.15%      5.55%
Expected life.....................................  5 years    5 years    5 years
Expected dividends................................       --         --         --

    Based on the above assumptions, the weighted average minimum values per share of options granted were approximately $0.06, $0.08 and $0.07 for the years ended December 31, 1997, 1998 and 1999, respectively.

    Options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                     OPTIONS OUTSTANDING                  OPTIONS CURRENTLY
                            --------------------------------------           EXERCISABLE
                                              WEIGHTED AVERAGE       ----------------------------
EXERCISE                      NUMBER             REMAINING             NUMBER
PRICE                       OUTSTANDING   CONTRACTUAL LIFE (YEARS)   EXERCISABLE   EXERCISE PRICE
--------                    -----------   ------------------------   -----------   --------------
$0.80                        2,257,000              9.10                481,000         $0.80
$2.00                           62,000              8.57                 21,000         $2.00
                             ---------                                ---------
                             2,319,000              9.09                502,000         $0.84
                             ---------                                =========

WARRANTS

    In April 1997, in connection with a financing arrangement, the Company issued 10,000 warrants to purchase shares of Series B redeemable convertible preferred stock at $6.442 per share. The fair value of these warrants were determined to be immaterial. In October 1997, for licenses, the Company issued 32,000 warrants to purchase shares of common stock at $0.80 per share. The fair value of these warrants of $22,870 was expensed during the year ended
December 31, 1997.

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:
(CONTINUED)

    During 1998, in connection with various financing arrangements (Notes 4 and 6), the Company issued 232,000 warrants to purchase common stock at $2.00 per share, 13,000 warrants to purchase common stock at $6.442 per share and 16,000 warrants to purchase share of Series C redeemable convertible preferred stock at $2.80 per share. The fair value of these warrants to purchase common stock and Series C redeemable convertible preferred stock of $296,154 and $37,901, respectively, have been recorded as a discount on the debt and accreted as interest expense over the life of the debt. During the years ended December 31, 1998 and 1999, a total of $265,508 and $77,547, respectively, was charged to interest expense.

    During 1998, in connection with the issuance of Series C redeemable convertible preferred stock, the Company issued warrants to the placement agent for the purchase of 225,000 shares of Series C common stock at $0.80 per share. The fair value of these warrants of $96,105 was netted against the proceeds.

    The Company calculated the fair value of each warrant issued on the date of issuance using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%, expected term of the warrants between four to ten years; risk free interest rate between 4.31% to 5.37% and volatility of 67%.

    The Company has reserved redeemable convertible preferred stock and common stock as of December 31, 1999 for the following exercisable warrants:


                                                            PROCEEDS
                                             EXERCISE         UPON
SHARES                 NUMBER OF SHARES   PRICE PER SHARE   EXERCISE      EXERCISE PERIOD
------                 ----------------   ---------------   --------   ----------------------
Series B.............        10,000           $ 6.442       $ 65,000   through April 2004
Series C.............        16,000              2.80         45,371   through December 2005
Common stock.........       257,000              0.80        205,694   through October 2007
Common stock.........       232,000              2.00        464,286   through December 2002
Common stock.........        13,000             6.442         80,525   through August 2003
                          ---------                         --------
                            528,000                         $860,876
                          =========                         ========


    Unless exercised, warrants to purchase 32,000 shares of common stock at $0.80 per share expire upon the effectiveness of an initial public offering.

DEFERRED STOCK-BASED COMPENSATION

    During the period from January 1999 through June 30, 2000, the Company recorded $21,803,947 of deferred stock-based compensation in accordance with APB 25, SFAS 123 and Emerging Issues Task Force 96-18, related to stock options granted to consultants and employees. For options granted to consultants, the Company determined the fair value of the options using the Black-Scholes option pricing model with the following assumptions: expected lives of five years; weighted average risk-free rate between 4.8% and 6.6%; expected dividend yield of zero percent; volatility of 67% and fair values of common stock between $0.80 and $11.70 per share. Stock-based compensation expense is being recognized on a straight-line basis for employees and in accordance with FIN 28, an accelerated amortization method, for consultants, over the vesting periods of the related options, generally four years. The Company recognized stock-based compensation expense of $0, $0, $289,638 and $2,148,023

                               DOUBLETWIST, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY:
(CONTINUED)

for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 2000, respectively.

    The allocation of stock-based compensation expense by functional area is as follows:


                                                           SIX MONTHS ENDED JUNE 30,
                                          YEAR ENDED       -------------------------
                                       DECEMBER 31, 1999      1999          2000
                                       -----------------   -----------   -----------
                                                                  (UNAUDITED)
Cost of revenue:
  License fees.......................      $     --        $       --    $       --
  Subscriptions......................            --                --        26,121
  Services and other.................         7,224                --        24,876
Product development..................       106,472             8,897       433,257
Sales and marketing..................       153,223             1,500     1,046,200
General and administrative...........        22,719                --       617,569
                                           --------        ----------    ----------
      Total stock-based
        compensation.................      $289,638        $   10,397    $2,148,023
                                           ========        ==========    ==========


6.  COMMITMENTS AND CONTINGENCY:

COMMITMENTS

    The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through June 2003. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $367,980, $453,337 and $449,457, respectively. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

    Future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                        CAPITAL     OPERATING
YEARS ENDED DECEMBER 31,                                 LEASES       LEASES
------------------------                               ----------   ----------
2000.................................................  $  750,221   $  883,800
2001.................................................     609,542      528,988
2002.................................................     145,240       29,714
2003.................................................      24,018           --
                                                       ----------   ----------
Total minimum lease payments.........................   1,529,021   $1,442,502
                                                                    ==========
Less: Amount representing interest...................     116,861
                                                       ----------
Present value of capital lease obligations...........   1,412,160
Less: Current portion................................     671,128
                                                       ----------
      Long-term portion of capital lease
        obligations..................................  $  741,032
                                                       ==========

CONTINGENCY

    The Company is involved in routine legal and administrative proceedings that arise from the normal conduct of business. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial results or condition of the Company.

                                DOUBLETWIST, INC

7.  INCOME TAXES:

    No provision for federal or state income taxes has been recorded for the years ended December 31, 1998 and December 31, 1999 as the Company incurred net operating losses.

    Temporary differences which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                                       1998           1999
                                                    -----------   ------------
Net operating losses..............................  $ 5,936,000   $  9,882,000
Research and development credits..................      577,000        838,000
Accruals, reserves and allowances.................      259,000          4,000
Capitalized research and development costs........      543,000        828,000
                                                    -----------   ------------
                                                      7,315,000     11,552,000
Valuation allowance...............................   (7,315,000)   (11,552,000)
                                                    -----------   ------------
                                                    $        --   $         --
                                                    ===========   ============

    Due to uncertainty of realizing the benefits of the deferred tax assets, the Company has provided a full valuation allowance against its net deferred tax assets. The valuation allowance has increased by $3,663,000 and $4,237,000 during 1998 and 1999, respectively.

    At December 31, 1999, the Company had net operating loss carryforwards of approximately $27,894,000 and $6,814,000 for Federal and California purposes, respectively, available to reduce future taxable income, if any. These carryforwards expire beginning in the years 2012 and 2002 for Federal and California purposes, respectively, if not utilized beforehand.

    At December 31, 1999, the Company had research and development credit carryforwards of approximately $599,000 and $363,000 for Federal and California income tax purposes, respectively. The research and development carryforwards expire beginning in the year 2012.

    The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. An ownership change did occur in 1997. In the event the Company has future changes in ownership, utilization of the carryforwards could be further restricted.

8.  EMPLOYEE BENEFIT PLAN:

    In May 1996, the Company adopted an employee benefit plan (the "Plan") which is qualified under Section 401(k) of the Internal Revenue Code of 1986. Eligible employees may make voluntary contributions to the Plan of up to 20% of their annual compensation, not to exceed the statutory amount, and the Company may make matching contributions. The Company made no contributions in 1997, 1998 or 1999.

9.  SUBSEQUENT EVENTS:

CONVERTIBLE SUBORDINATED PROMISSORY NOTES


    In January 2000, the Company issued $5,000,000 in convertible subordinated promissory notes to certain preferred and common stockholders. The principal amount of the notes, together with interest

                                DOUBLETWIST, INC

9.  SUBSEQUENT EVENTS: (CONTINUED)

at 6% per annum, is due and payable upon demand after August 31, 2000 or automatically converts into the securities issued in the next private equity financing consisting of gross proceeds of at least $4,000,000 at the purchase price paid for the securities. The difference between the conversion price and the fair market value per share of the common stock on the transaction date, $9.00, resulted in a beneficial conversion feature of $2,481,999 which has been recorded as a charge to interest expense in the June 30, 2000 interim financial statements. In connection with the notes, the Company issued 42,000 warrants to purchase Series D redeemable convertible preferred stock at $6.02 per share. The relative fair value of the warrants, totaling $145,824 was recorded as a discount on the notes to be accreted as interest expense over the life of the notes. Upon exercise of such warrants, the Company may incur an additional beneficial conversion feature based on the difference between the exercise price and the fair market value of common stock on the date of exercise. In February 2000, the principal amount of the notes plus accrued interest of $13,973 converted into 833,000 shares of Series D redeemable convertible preferred stock.


SERIES D CONVERTIBLE PREFERRED STOCK


    In February 2000, the Company issued 5,314,000 shares of Series D preferred stock ("Series D") at $6.02 per share resulting in gross proceeds of $31,988,636. The difference between the conversion price and the fair market value per share of the common stock on the transaction date, $10.00, resulted in a beneficial conversion feature of $21,148,633 which has been reflected as a preferred stock dividend in the June 30, 2000 consolidated interim financial statements. Each share of Series D has voting rights equal to the number of shares of common stock into which such share is convertible. Holders of Series D are entitled to receive annual dividends of $0.602 per share, when and if declared by the Board of Directors, on a pari passu basis with the holders of Series B and Series C preferred stock, and prior to the Series A and Series A1 preferred stock and to the common stock. The Series D is convertible at any time into common stock at a one-for-one exchange ratio. Such conversion is automatic upon the effective date of an initial public offering of at least $15.0 million provided the public offering price is at least $12.00 per share. In the event of any liquidation, change in control, dissolution or winding up of the Company, the holders of Series D are entitled to receive an amount equal to $6.02 per share, plus any declared but unpaid dividends. In conjunction with the Series D convertible preferred stock financing, the articles of incorporation of the Company were amended to rescind the redemption rights related to the Series C convertible preferred stock and change the liquidation rights to be equal to $2.80 per share plus any declared but unpaid dividends. As a result, the accretion recorded on Series C convertible preferred stock related to cumulative dividends was reversed in February 2000.


SERIES E CONVERTIBLE PREFERRED STOCK


    In July 2000, the Company issued 856,000 shares of Series E preferred stock ("Series E") at $8.964 per share resulting in gross cash proceeds of $7,677,148. The difference between the conversion price and the fair market value per share of the common stock on the transaction date, $11.70, resulted in a beneficial conversion feature of approximately $2,343,000 which will be reflected as a preferred stock dividend in the September 30, 2000 consolidated interim financial statements. Each share of Series E has voting rights equal to the number of shares of common stock into which such share is convertible. Holders of Series E are entitled to receive annual dividends of $0.8964 per share, when and if declared by the Board of Directors, on a pari passu basis with the holders of Series B, Series C and Series D

                                DOUBLETWIST, INC

9.  SUBSEQUENT EVENTS: (CONTINUED)

preferred stock, and prior to the Series A and Series A1 preferred stock and to the common stock. The Series E is convertible at any time into common stock at a one-for-one exchange ratio. Such conversion is automatic upon the effective date of an initial public offering of at least $15.0 million provided the public offering price is at least $12.00 per share. In the event of any liquidation, change in control, dissolution or winding up of the Company, the holders of Series E are entitled to receive an amount equal to $8.964 per share, plus any declared but unpaid dividends.


REINCORPORATION

    In June 2000, the Company reincorporated in the State of Delaware. Following the reincorporation, the Company will be authorized to issue 100,000,000 shares of $0.01 par value common stock and 66,197,329 shares of $0.01 par value preferred stock.

NOTES PAYABLE

    In February 2000, the Company amended its loan and security agreement to provide for an additional $1,500,000 equipment line of credit. Borrowings under the equipment line of credit bear interest at the bank's prime rate plus 0.5% per annum. In June 2000, the Company modified its loan and security agreement to provide for an additional $3,000,000 equipment line of credit. Borrowings under the additional equipment line of credit bear interest at the bank's prime rate plus 1.0% per annum. Borrowings under the equipment lines of credit plus accrued interest are payable in monthly installments commencing June 2000 through December 2003. As of July 31, 2000, the Company does not have the ability to borrow additional amounts under the equipment lines of credit.

    Maturities of debt outstanding under the equipment lines of credit for the six months ended December 31, 2000 and for the years ended December 31, 2001, 2002 and 2003 are $250,000, $1,500,000, $1,500,000 and $1,208,333, respectively.

BUILDING LEASE


    In April 2000, the Company entered into an agreement with a Limited Liability Corporation ("LLC") to loan the LLC $4,500,000 for the purchase of a building. The note bears interest at 10.5% per annum with interest only payments due monthly and principal due in 2010. The note can be prepaid at any time without penalty. The Company will lease the building, to be accounted for as an operating lease, from the LLC for a term of ten years with two five-year options to extend the term of the lease. In connection with the lease, the Company is required to maintain a certificate of deposit for $900,000 as a security deposit. Future minimum lease payments under the building lease are $293,140, $1,768,580, $1,827,360, $1,888,200, $1,951,200 and $12,751,680 for the years ending December 31, 2000, 2001, 2002, 2003, 2004 and thereafter.


COLLABORATION AGREEMENT

    In May 2000, the Company entered into a collaboration agreement with Ventro Corporation to offer certain products through the Company's web site. The Company will receive a commission on all products sold. Furthermore, Ventro will receive a commission if it sells any of the Company's products through its technology platform. In addition, Ventro invested $5,000,000 in the Company's Series E convertible preferred stock financing at terms no less favorable than those extended to other investors.

                                DOUBLETWIST, INC

9.  SUBSEQUENT EVENTS: (CONTINUED)
STOCK SPLIT


    In August 2000, the Board of Directors approved a reverse 4 for 1 stock split. All preferred stock data, common stock data and common stock option plan information in this report has been restated retroactively to reflect the split. Stockholder approval of the reverse stock split was obtained in October 11, 2000.


INITIAL PUBLIC OFFERING

    In August 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all the redeemable convertible preferred stock outstanding will automatically convert into shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

GERMAN SUBSIDIARY

    In March 2000, the Company incorporated DoubleTwist GmbH, a wholly-owned subsidiary in Germany. DoubleTwist GmbH's principal activity is sales and sales support in the German market. All intercompany transactions have been eliminated in the interim consolidated financial statements.

RELATED PARTY TRANSACTION

    In February 2000, the Company entered into a one-year agreement with a member of the Board of Directors to provide certain consulting services for a monthly fee of $10,000.

2000 STOCK PLAN

    The 2000 Stock Plan was adopted by the Board of Directors on April 20, 2000 subject to stockholder approval and the effectiveness of a registration statement. This plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. A total of 1,000,000 shares of common stock are reserved for issuance pursuant to the 2000 Stock Plan, plus any shares remaining under the 1996 Equity Incentive Plan as of the effective date of a registration statement and any shares returned to the 1996 Equity Incentive Plan.

DIRECTOR OPTION PROGRAM

    The Director Option Program is part of the 2000 Stock Plan and provides for the periodic grant of nonstatutory stock options to non-employee directors. All grants of options to non-employee directors under the Director Program are automatic. The Company will grant to each individual who is a non-employee director on the effective date of a registration statement or who becomes a non-employee director thereafter, an option to purchase 15,000 shares on the later of the effective date of a registration statement or the date which such person becomes a non-employee director. These options will be fully exercisable on the date of grant. In addition, non-employee directors receive annual grants of options to purchase 5,000 shares beginning in fiscal 2001. These options vest on the first anniversary of the date of grant.

                                DOUBLETWIST, INC

9.  SUBSEQUENT EVENTS: (CONTINUED)
2000 EMPLOYEE STOCK PURCHASE PLAN

    The 2000 Employee Stock Purchase Plan was adopted by the Board of Directors on April 20, 2000 subject to stockholder approval and the effectiveness of a registration statement. A total of 400,000 shares of common stock will be made available for sale under the 2000 Employee Stock Purchase Plan. In addition, the 2000 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the 2000 Employee Stock Purchase Plan on the first day of the fiscal year beginning in 2001 in an amount equal to the lesser of 3% of the outstanding shares of common stock on the first day of the calendar year, 300,000 shares, or such other lesser amount as may be determined by our board of directors.

    The 2000 Employee Stock Purchase Plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of a registration statement and will end on the last trading day on or before June 30, 2002.

    The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any six-month purchase period.

                                5,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS
                                          , 2000

                             ---------------------

                                LEHMAN BROTHERS

                             DAIN RAUSCHER WESSELS

                           THOMAS WEISEL PARTNERS LLC

                            FIDELITY CAPITAL MARKETS

                 A DIVISION OF NATIONAL FINANCIAL SERVICES LLC


    Until            , 2000 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses payable by DoubleTwist in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, NASD filing fee and the Nasdaq National Market listing fees.


                                                              AMOUNT TO BE
                                                                  PAID
                                                              ------------
SEC Registration Fee........................................   $   22,770
NASD Filing Fee.............................................        9,125
Nasdaq National Market Listing Fee..........................       95,000
Printing and Engraving Expenses.............................      200,000
Legal Fees and Expenses.....................................      450,000
Accounting Fees and Expenses................................      650,000
Transfer Agent and Registrar Fees and Expenses..............       15,000
Miscellaneous Expenses......................................       58,105
                                                               ----------
    Total...................................................   $1,500,000
                                                               ==========


------------------------

*   To be supplied by amendment


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS



    Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers and that we may indemnify our employees and agents, to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we intend to enter into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreement to be entered into between us and our directors and officers may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, the underwriting agreement filed as
Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Company and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


(a) Through September 30, 2000, we have issued and sold the following unregistered securities. The share numbers below assume a four-to-one reverse stock split to be effected prior to the closing of this offering:



     (1) Since October 1997, we have issued and sold an aggregate of 2,174,478 shares of common stock to officers, directors and scientific advisory board members at a price of $0.80 to $5.00 per share and to individuals exercising options under our 1996 Equity Incentive Plan.



     (2) In October 1997, we sold 578,264 shares of common stock at a price of $0.80 per share to three accredited investors for an aggregate purchase price of approximately $460,000.



     (3) Since our inception, we have granted options to purchase
       5,948,850 shares of common stock to employees, directors and consultants under our 1996 Equity Incentive Plan at exercise prices ranging from $0.80 to $7.00 per share. Of the 5,948,850 shares granted, 3,172,163 remain outstanding, 1,810,431 shares of common stock have been purchased pursuant to exercises of stock options and 966,062 have been canceled and returned to our 1996 Equity Incentive Plan.



     (4) In February 1999, we exchanged options to purchase an aggregate of 27,125 shares of common stock at an exercise price of $0.80 per share for options to purchase the same number of shares at an exercise price of $2.00 per share.



     (5) From October 1997 to February 1999, we issued warrants to purchase an aggregate of 501,758 shares of common stock at exercise prices of $0.80 to $6.442 to three accredited investors, two research institutions, one investment bank and one financial institution.



     (6) In October 1997, we sold 385,508 shares of Series B preferred stock to three accredited investors upon the exercise of warrants at a price of $6.442 per share for an aggregate purchase price of approximately $2,480,000.



     (7) During 1998, we issued convertible subordinated promissory notes to three accredited investors in the aggregate principal amount of $4,000,000. The principal amount, together with accrued interest, was converted into 1,451,425 shares of Series C preferred stock in December 1998.



     (8) In December 1998 and February 1999, we sold an aggregate of 5,543,472 shares of Series C preferred stock at a price of $2.80 per share to 12 accredited investors for an aggregate purchase price of approximately $15,520,000.



     (9) From November 1998 to December 1998, we issued warrants to purchase an aggregate of 16,203 shares of Series C preferred stock at an exercise price of $2.80 to one equipment lessor and one financial institution.



     (10)In January 2000, we issued convertible subordinated promissory notes to eight accredited investors in the aggregate principal amount of $5,000,000. The principal amount, together with accrued interest, was converted into 832,885 shares of Series D preferred stock in February 2000.



    (11) In February 2000, we sold an aggregate of 5,313,727 shares of Series D preferred stock at a price of $6.02 per share to 14 accredited investors for an aggregate purchase price of approximately $31,990,000.



    (12) In February 2000, we issued warrants to purchase an aggregate of 41,526 shares of Series D preferred stock at an exercise price of $6.02 per share to eight accredited investors.

    (13) In July 2000, we sold an aggregate of 856,441 shares of Series E preferred stock at a price of $8.464 per share to three accredited investors for an aggregate purchase price of approximately $7,250,000.


    The sales and issuances of securities in the transactions described above were made without general solicitation or general advertising and were deemed to be exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act, Regulation D promulgated thereunder or
Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with DoubleTwist, to information about us.

(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
       1.1*             Form of Underwriting Agreement
       3.1**            Amended and Restated Certificate of Incorporation, as in
                          effect upon filing of the registration statement
       3.2              Certificate of Amendment to Amended and Restated Certificate
                          of Incorporation to be filed prior to completion of this
                          offering.
       3.3              Amended and Restated Certificate of Incorporation to be
                          filed upon completion of the offering
       3.4**            Bylaws of the registrant as currently in effect
       3.5              Amended and Restated Bylaws of the registrant to be in
                          effect upon completion of the offering
       4.1              Specimen certificate for common stock
       5.1*             Opinion of Heller Ehrman White & McAuliffe LLP
      10.1**            Amended and Restated Investors' Rights Agreement dated
                          July 6, 2000
      10.2**            1996 Equity Incentive Plan
      10.3**            2000 Stock Plan
      10.4**            2000 Employee Stock Purchase Plan
      10.5**            Change of Control and Retention Plan
      10.6**            Form of Director and Executive Officer Indemnification
                          Agreement
      10.7**            Letter Agreement dated September 25, 1997 with John D. Couch
      10.8**            Letter Agreement dated July 16, 1999 with Robert F.
                          Williamson
      10.9**            Letter Agreement dated March 27, 1998 with H. Ward Wolff
      10.10**           Consultant's Agreement by and between DoubleTwist, Inc. and
                          Dexster Smith, dated as of February 18, 2000.
      10.11**           Office Lease by and between Lake Merritt Plaza, a California
                          General Partnership, and Pangea Systems, Inc., dated as of
                          March 21, 1997
      10.12**           Office Lease by and between 3201 Associates, LP and Pangea
                          Systems, Inc., dated as of June 2, 1997
      10.13**           Office Lease by and between First Broadway 20th, LLC and
                          DoubleTwist, Inc., dated as of April 12, 2000
      10.14**           Distribution and Value-Added Reseller Agreement dated as of
                          March 24, 2000 by and between DoubleTwist, Inc. and
                          Hitachi, Ltd.
      10.15+            Distribution Agreement by and between DoubleTwist, Inc. and
                          Hitachi, Ltd., dated September 29, 2000.
      10.16+            CAT Distribution and Value-Added Reseller Agreement by and
                          between DoubleTwist, Inc. and Hitachi, Ltd. dated
                          September 29, 2000.
      23.1              Consent of PricewaterhouseCoopers LLP, independent
                          accountants
      23.2*             Consent of Heller Ehrman White & McAuliffe LLP (included in
                          Exhibit 5.1)
      24.1**            Power of Attorney
      27.1              Financial Data Schedule


------------------------

*   To be filed by amendment.

**  Previously filed.



+  Confidential treatment has been requested for portions of this exhibit.


(b) Financial Statement Schedules:

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification by DoubleTwist for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DoubleTwist, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by DoubleTwist of expenses incurred or paid by a director, officer or controlling person of DoubleTwist in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by DoubleTwist is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake:

    (a) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by DoubleTwist pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (c) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, DoubleTwist has duly caused this Amendment No.1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the 13th day of October, 2000.



                                                     DOUBLETWIST, INC.

                                                     By: /s/ JOHN D. COUCH
                                                         --------------------------------------------
                                                         John D. Couch
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No.1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                   TITLE                        DATE
                ---------                                   -----                        ----
                                             President, Chief Executive Officer
            /s/ JOHN D. COUCH                    and Chairman of the Board of
    ---------------------------------           Directors (principal executive     October 13, 2000
              John D. Couch                                officer)

            /s/ H. WARD WOLFF
    ---------------------------------        Chief Financial Officer (principal    October 13, 2000
              H. Ward Wolff                    financial and accounting officer)

                    *
    ---------------------------------                     Director                 October 13, 2000
              Fred E. Cohen

                    *
    ---------------------------------                     Director                 October 13, 2000
            Samuel D. Colella

                    *
    ---------------------------------                     Director                 October 13, 2000
             Ansbert Gadicke

                SIGNATURE                                   TITLE                        DATE
                ---------                                   -----                        ----
                    *
    ---------------------------------                     Director                 October 13, 2000
          A. Grant Heidrich, III

                    *
    ---------------------------------                     Director                 October 13, 2000
              Thomas A. Penn

                    *
    ---------------------------------                     Director                 October 13, 2000
             Dexster L. Smith

            /s/ JOHN D. COUCH
    ---------------------------------
             * John D. Couch
            (Attorney-in-Fact)

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       1.1*             Form of Underwriting Agreement
       3.1**            Amended and Restated Certificate of Incorporation, as in
                          effect upon filing of the registration statement
       3.2              Certificate of Amendment to Amended and Restated Certificate
                          of Incorporation to be filed prior to completion of this
                          offering.
       3.3              Amended and Restated Certificate of Incorporation to be
                          filed upon completion of the offering
       3.4**            Bylaws of the registrant as currently in effect
       3.5              Amended and Restated Bylaws of the registrant to be in
                          effect upon completion of the offering
       4.1              Specimen certificate for common stock
       5.1*             Opinion of Heller Ehrman White & McAuliffe LLP
      10.1**            Amended and Restated Investors' Rights Agreement dated
                          July 6, 2000
      10.2**            1996 Equity Incentive Plan
      10.3**            2000 Stock Plan
      10.4**            2000 Employee Stock Purchase Plan
      10.5**            Change of Control and Retention Plan
      10.6**            Form of Director and Executive Officer Indemnification
                          Agreement
      10.7**            Letter Agreement dated September 25, 1997 with John D. Couch
      10.8**            Letter Agreement dated July 16, 1999 with Robert F.
                          Williamson
      10.9**            Letter Agreement dated March 27, 1998 with H. Ward Wolff
      10.10**           Consultant's Agreement by and between DoubleTwist, Inc. and
                          Dexster Smith, dated as of February 18, 2000.
      10.11**           Office Lease by and between Lake Merritt Plaza, a California
                          General Partnership, and Pangea Systems, Inc., dated as of
                          March 21, 1997
      10.12**           Office Lease by and between 3201 Associates, LP and Pangea
                          Systems, Inc., dated as of June 2, 1997
      10.13**           Office Lease by and between First Broadway 20th, LLC and
                          DoubleTwist, Inc., dated as of April 12, 2000
      10.14**           Distribution and Value-Added Reseller Agreement dated as of
                          March 24, 2000 by and between DoubleTwist, Inc. and
                          Hitachi, Ltd.
      10.15+            Distribution Agreement by and between DoubleTwist, Inc. and
                          Hitachi, Ltd., dated September 29, 2000.
      10.16+            CAT Distribution and Value-Added Reseller Agreement by and
                          between DoubleTwist, Inc. and Hitachi, Ltd. dated
                          September 29, 2000.
      23.1              Consent of PricewaterhouseCoopers LLP, independent
                          accountants
      23.2*             Consent of Heller Ehrman White & McAuliffe LLP (included in
                          Exhibit 5.1)
      24.1**            Power of Attorney
      27.1              Financial Data Schedule


------------------------

*   To be filed by amendment.


**  Previously filed.



+  Confidential treatment has been requested for portions of this exhibit.